ANNUAL SUSTAINABILITY REPORT 2018

Summary

Leadership Message

GRI 102-14, 102-15

A great purpose guided BRF in 2018 by establishing a restructuring plan, for strengthening the Company's organizational health, resuming our financial balance and creating value to all our stakeholders.

We believe we have a huge capacity in hands. We are a wide, capillary and influential business network: we have a production with about 36 manufacturing complexes, a strong presence in the field and a business that is present in the daily routine of consumers from the most diverse cultures, through well-established and respected brands. We are a team of 100,000 employees worldwide; people from different nationalities, mobilized to make the mission of bringing food to people in more than a hundred countries a reality.

The year of 2018 was the most challenging one in BRF's ten years of history, having tested our responsiveness and answers.

Protectionist measures that closed important import markets, the pressure of costs in a domestic market where it was not possible to pass through prices and the truck drivers' strike are among the main external elements of this period. The problems in our governance, the extensive de-structuring of teams, systems and processes and a second phase of police investigations operations were other elements to compose this scenario of challenges. The most visible consequences in our business that we had to face during 2018 were the fall in our margins, a high increase in our indebtedness and the constitution of raw material stocks much higher than the desirable level. If we exclude these non-recurring factors, our negative result would be much lower.

In response to these events and changes in scenery, we adopted short-term measures and immediate impact on results and our operation: we granted collective vacations at seven plants, adopted the layoff mechanism at our Chapecó unit (SC) and promoted operational adjustments that 5% of our workforce – such as the closure of turkey slaughter lines in Mineiros (GO), Francisco Beltrão (PR) and Chapecó (SC). These were comprehensive



PEDRO PARENTE
Global CEO

around
100k
employees around the world form our team, made up of people with different nationalities

and timely responses that mitigated the impacts on our results, although they were not able to completely counteract the negative effects on the business.

As we recognized the need for additional measures to address this adverse scenario and speed up our financial deleveraging process, we decided to sell our assets in Argentina, Europe and Thailand, in addition to our plant located in Várzea Grande (MT) and some real estate assets. We also securitized receivables through a Credit Rights Investment Fund (FIDC) and reduced our frozen raw material inventories by about 60%. In total, we reached an amount of R$ 4.1 billion from an estimated total amount of R$ 5 billion with this set of measure.

R$ 7
billion
in cash and the entry of another R$ 4 billion in 2019, will make our position more robust

The expenses incurred due to the aforementioned problems, associated to the equity impact (impairment) of the divestment initiatives, resulted in a considerable loss in the year of 2018. It should be noted, on one hand, that these were non-recurring events, and on the other hand, that they did not affect the Company's ability to produce future results. On the contrary: our ability to generate results improved, in view of our exit from operations that had low or even negative margins.

We understand that this was a cycle that ended in 2018. We decided, in sum, to face our main problems, beginning trajectories to increase our margin and reduce our leverage.

In fact, there was an expansion of our margin, measured via an adjusted EBITDA – which was 4.6% in the second quarter to 6.9% in the third quarter and 8.8% in the fourth quarter of the year. Our cash position of approximately R$ 7 billion at the end of December 2018 is robust and will be strengthened by inflows of funds from divestments, estimated at more than R$ 2 billion and expected by the middle of 2019.

During 2019, we estimate to reach the level of approximately 3.65x leverage, reaching this level at the end of the year. Our long-term objective remains a level of leverage ranging from 1.5x to 2.0x, opening up space to deal with the cyclical nature of our business and re-establishing our credit risk grade to investment grade.

We have decided, in short, to face our main problems, starting trajectories to increase our margin and reduce our leverage

With regard to our internal restructuring, we work intensively on several fronts. One of the most relevant was the reconstruction of the top leadership level, our Executive Committee. We are a global team in all areas, seeking talents in large companies and in different parts of the world.

We have also established the three fundamental commitments of our company: Safety, Quality and Integrity. These are non-negotiable commitments, for which there is no tolerance for deviations. We also initiated policies aimed at expanding diversity, which is low, especially at leadership levels.

In the systems and processes area, the urgent improvement in operational performance is being directly addressed through programs of


Frango Fácil
+Legumes
Sadia

STRENGTHENING
The company has adopted measures to increase sales and to better serve consumers and customers

operational excellence (SEO), Zero Base Budget (OBZ) and management by guidelines (GPD), as well as projects of engagement and culture, which will allow us to ensure long-term alignment and high performance teams. We are also adopting measures aimed at increasing our sales and better service to our consumers and customers, improving pricing and product mix, reopening channels such as food service, seeking to increase the number of customers served, quantity of items sold to reduction of disruptions and reduction of our operating costs. We have already made progress over 2018, when we look at, for example, the average number of customers moved - which increased more than 9% in 2018, in the annual comparison. We have also launched the + Excellence program, which fosters a challenging environment and healthy competition between our regional offices, in order to achieve excellence and exceed our objectives, as well as incorporating best practices in the logistics area.

As for the Halal market, we have unquestionable leadership of more than 41% market share in the countries from the Gulf Cooperation Council. We believe that we have a robust operation, with an important presence in the final distribution in the region. In this way, we have opportunities to further advance the other links in the chain and participate in the strategic movement of the Saudis, who seek greater food security for the country, especially through partnerships that do not change the pace of reduction of our debt.


Sadia
bio
FILÉ DE
PEITO
1kg

ORIGIN
The bio chicken was launched with a focus on consumers concerned about the origin of the product

In the Asian market, we crave for a new frontier of opportunities for BRF, just as the Halal market was in the 1970s. Its preference for dark meat places it in a prominent position in our strategy, as it is complementary to our main business, Brazil. The signing of the price undertaking mechanism between Brazilian producers and the Chinese government represented an exceptional advance in trade negotiations with one of the main markets in the world.

Parallel to this work, we are also committed to advancing the plans to return to historical levels of market perception regarding our practices in sustainability, transparency, ethics and safety. To translate this effort into concrete indicators, we have as a goal the return of our shares to the Brazilian Corporate Stock Index (ISE) - and the Dow Jones Sustainability Index (DJSI) - Emerging Markets, New York. To strengthen this front, we have expanded our partnership with the Brazilian Network of the Global Compact, a UN initiative for which we seek the exchange of knowledge so as to internalize the Sustainable Development Objectives (ODS) in our Sustainability strategy.

In the field of management, we have established a robust quality management tool (Quality TIER); we continued the energy efficiency programs in the operation; we invest heavily in technological innovation in

We have established three fundamental commitments of our company: **Security**, **Quality** and **Integrity**. These are non-negotiable commitments, for which there is no tolerance for deviations

logistics processes, traceability of production and control of farms; and remain committed to the best practices in animal welfare, which, in our eyes, will increasingly serve to differentiate and demonstrate in practice the change of mindset in the food industry.

Broadening the horizon of our observations, our strategic planning establishes the goal of reversing the declining trend of our margins in 2019, by setting forth a high performance management and consolidation of our foundations in leadership, innovation and financial strength, in order to seek historical levels of profitability in 2020 and a the continuous and sustainable growth, through a rigorous execution, so as to deliver a level of profitability above the historical average as of 2021.

We know that our staff will make a difference in our recovery and thus we wish to thank all our employees, partners and partners who have worked with an unparalleled dedication in serving our customers and stakeholders.

Discipline and consistency in the execution will be our obsessions in the management of the company. We are very confident that all of the measures we have taken, as well as the new strategic direction of the company, are what it takes to build an increasingly efficient, more profitable BRF, with an unquestionable reputation.

And looking at the need to account for this journey, which in 2018 has just begun, we are sharing in this report our plans for the future and inviting you to dialogue with us.

Enjoy your reading!

LORIVAL NOGUEIRA LUZ JR.
Executive Vice-President Global



Leader

We are absolute leaders in terms of share in the Brazilian and Halal markets

Our goal is to reach a profitability level above the historical average, as of 2021

Indicator synthesis

MAIN FINANCIAL INDICATORS (R$ MILLION)

	2013	2014	2015	2016	2017	2018
Net revenue	27,786	29,007	32,197	33,733	33,469	34,529
Gross profit	6,910	8,509	10,089	7,526	6,421	5,186
Gross margin (%)	24.9%	29.3%	31.3%	22.3%	19.2%	15.0%
Adjusted EBITDA	N/A	N/A	N/A	2,938	2,857	2,616
Adjusted EBITDA margin (%)	N/A	N/A	N/A	8.7%	8.5%	7.6%
Net profit	1,062	2,225	3,111	-372	-1,099	-4,466
Net margin (%)	3.8%	7.0%	9.3%	-1.1%	-3.3%	-12.9%
Market value	42,969	55,350	48,335	38,552	29,688	17,550
Total assets	32,375	36,104	40,388	42,945	45,228	42,382
Net Worth	14,696	15,690	13,836	12,219	11,713	7,532
Net debt	6,785	5,032	7,337	11,141	-13,310	-15,610
Net debt/ Adjusted EBITDA	2.17	1.24	1.28	3.77	4.46	5.12
Income per share (R$)	1.17	2.46	3.62	-0.47	-1.35	-5.50
No. of shares	872,473,246	872,473,246	872,473,246	812,473,246	812,473,246	812,473,246
No. of shares in the treasury	1,785,507	1,785,507	62,501,001	13,468,001	1,333,701	1,057,224

NET OPERATING REVENUE* ROL (TOTAL IN R$ MILLION)


2013
48%
52%
TOTAL
27,786
2014
47%
53%
29,007
2015
50%
50%
32,197
2016
54%
46%
33,733
2017
55%
45%
33,469
2018
47%
53%
34,529
BRAZIL
INTERNATIONAL

*Values consider consolidated operations.

SALES VOLUME (THOUSAND TONS)


2013
55%
45%
TOTAL
4,587
2014
48%
52%
4,725
2015
47%
53%
4.515
2016
57%
43%
4,688
2017
57%
43%
4,919
2018
46%
54%
4,974
BRAZIL
INTERNATIONAL

NET WORTH (R$ MILLION)

Year	Net worth
2013	14,696
2014	15,690
2015	13,836
2016	12,219
2017	11,713
2018	7,532

NET PROFIT/LOSS (R$ MILLION)

Year	Net profit/loss
2013	1,062
2014	2,225
2015	3,111
2016	-372
2017	-1,099
2018	-4,466

NUMBER OF EMPLOYEES[1]

YEAR	EMPLOYEES
2013	109,426
2014	104,400
2015	105,733
2016	104,035
2017	105,408
2018	107,784

1 It includes indefinite employees and employees outside Brazil.

ENVIRONMENTAL INVESTMENTS (R$ MILLION)

YEAR	INVESTING
2013	212.00
2014	208.39
2015	324.66
2016	325.84
2017	388.30
2018	162.8

Net operating revenue increased compared to the previous cycle



OUR PRODUCTIONS

Slaughter	2017	2018	Var. 2018/2017
Poultry slaughter (million head)	1,628	1,554	(4.6)
Pig slaughter (thousand head)	9,793	9,844.1	0.5
Cattle slaughter (thousand head)	145.4	154.6	6.3
Production (thousands of tons)			
Meat	3,841.8	3,648.7	(5.0)
Other processed products	490.4	461.1	(6.0)
Rations and concentrates (thousands of tons)	10,444.7	9,559.6	(8.5)

BRF


brf

IN THIS CHAPTER

Who we are

GRI 102-1, 102-2, 102-3, 102-5

We are a company formed by 107,700 direct employees who, together with a network of 13,356 agricultural producers, make BRF the largest exporter of chicken in the world, as well as a leader in pork and chicken production in the domestic market. We are a publicly traded company with shares traded on the Brazilian stock exchange (B3 - BRFS3) and the New York Stock Exchange (ADR level III).

BRF S.A. is a global food company headquartered in Brazil, with more than **80 years** of history and present in over **140 countries**

Our chain is complex and capillary and includes 36 manufacturing complexes – 31 of which in Brazil –, 47 distribution centers and integrated producers all over the planet. Production crosses the field, industry, retail and goes to consumers' homes, ranging from raising animals to processing, distributing and selling food.

The offer of practical products, convenient and adapted to the routines of varied consumer profiles is part of the company's history and projects worldwide the strength of the Brazilian industry: it covers frozen, protein in natura, margarines, sandwiches, desserts, various ingredients and processed.

margarines, sandwiches, desserts, various ingredients and processed. snacks, and customers in the food industry, with solutions in ingredients, animal feed and food service.

In recent years, BRF has also sought to consolidate itself as an international company with an emphasis on growth in Asia, the Americas, Africa, Europe and the Middle East – a region where our Sadia brand has gained leadership in several countries.



In our business model, we wish to feed the world through a portfolio of around

4k

products and brands present at all times of the day, including Sadia, Perdigão, Qualy and Perdix, among others


brf
EG
10 Cal/cm²
RVE
brf

In 2018, the goal of strengthening the organizational health and ensuring adequate levels of cash generation and leverage led the company to establish a restructuring plan. In addition to measures related to governance, financial management and operational excellence, planning has focused on operations in Brazil, Asia and the Muslim world.

Rather than increasing the generation of results, this route adjustment directs us to regions and segments in which we have solid competitive advantages recognized by the market, protecting our capital structure and betting on our potential to grow safely and permanently.

Under the influence of the sale of assets and efforts to increase operational efficiency and optimize the management of raw materials inventory, as well as the exchange rate and short-term aspects of the regions in which we operate, we ended the year with ROL R$ 34.5 billion – 3.2% above the previous year – and market value of about R$ 18 billion.

Our business model and our institutional positioning are tuned and convergent in three fundamental pillars that are non-negotiable commitments: Quality, Safety and Integrity – aspects prioritized in the strategy and that reflect how we work in all stages of the production chain. Aware of BRF's challenges in recent years, we are mobilized to enhance transparency and ethics in everything we do and thus protect our reputation in a context of broad transformations in relationships between businesses, consumers and business partners.

Our business model and our institutional positioning are based on three fundamental pillars that are non-negotiable commitments: Quality, Safety and Integrity

Operations map

over 80 years of history and tradition
Perdigão: founded in 1934
Sadia: founded in 1944
2009: merger announcement, concluded in 2012



Abroad:
5 **plants**
1 in the United Arab Emirates
3 in Turkey
1 in Malaysia
27 **distribution centers**
20k **employees**
More interns and trainees

In Brazil:
32 **plants**
20 **distribution centers**
85k **employees**

over 5 million tons of food produced per year

Largest chicken and pork producer in Brazil

over 4k products (SKU)

11.3% of the global poultry trade is BRF

2nd largest chicken producer in the world

over 107k **employees**

47 **distribution centers**

92 nationalities **29** languages spoken

World's Largest Chicken Exporter


PERDIGÃO
Lasanha
à Bolonhesa
Hambúrguer
Qualy

Changes in progress: sale of assets

As part of the restructuring plan, we are undergoing a cycle of transformations that include the sale of units and brands, the conclusion of supply agreements and changes in factories and integrated operations in Brazil and abroad.

Throughout 2018 and the first months of 2019, operations – which include sales of assets in Europe, Thailand and Argentina and the sale of non-operating assets, as well as minority interests in companies – were initiated. The Monetization Plan consisted of four main fronts:

- asset divestments;
- sale of non-strategic assets;
- reduction of stocks of frozen raw material; and finished products; and
- securitization of receivables.

R$ 4.1 billion

were captured through the Monetization Plan, equivalent to 81% of the target of the cash generation plan disclosed by BRF in 2018

QUICKFOOD

In December, BRF announced with Marfrig Global Foods S.A. a purchase and sale agreement for QuickFood, the leader in the production of beef derived products in Argentina, with three plants and processing capacity of 6 thousand tons/month in hamburgers, sausages, cold cuts and frozen vegetables. The sale also included the future acquisition of BRF's Várzea Grande (MT) plant and an agreement to supply various finished products - including hamburgers, meatballs and quibes.

AVEX

Also in the same month, BRF celebrated the sale of the shares of Avex S.A., one of the leading producers of chicken and margarine in Argentina. The company operates three plants in the country, with a slaughtering capacity of 160,000 birds / day and processing more than 10 thousand tons / month of products.

THAILAND AND EUROPE

In early February 2019, the Company announced the sale of its units linked to the operations of Thailand and Europe to Tyson International Holding Company. In total, there are six slaughter and processing plants, with related operations, covering Thailand, the United Kingdom and the Netherlands, with a total of 10 thousand employees. The operation had a total value of approximately R$ 1.3 billion (US$ 340 million).

CAMPO AUSTRAL

In January 2019, the sale of the assets in Argentina was completed with the transfer of the subsidiary Campo Austral to BOGS S/A and to La Piemontesa de Averaldo Giacosa and Compañia S/A for the amount of approximately R$ 131 million. The operation involved three plants and the brands Campo Austral, Calchaquí and Bocatti.

Business model

How we allocate capital, we execute processes and generate value in our chain

Generating consistent and sustainable results

OUR COMMITMENTS

INTEGRITY
Ethics, compliance and development of leadership

SAFETY
People welfare and risk management

QUALITY
In all processes, products and relationships

OUR PROCESSES

HUMAN CAPITAL

Connection between talents and values
Working the natural diversity of our people and adherence to our

Health and safety
Protecting the integrity and physical well-being of all our employees

NATURAL CAPITAL

Eco-efficiency
Conscious use of natural resources and management of emissions and waste

Animal welfare
Performing responsible and ethical practices from breeding to slaughter

SOCIAL CAPITAL AND RELATIONSHIP

Consumer
Being attentive to the needs with a focus on health, quality and access

Confidence
Protecting reputation by being transparent with all our partners

BRF Radius
Being careful about our impact on the lives of communities

MANUFACTURED CAPITAL

Presence and capillarity
From factories to integrated ones, to guarantee the delivery of products in over 140 countries

Logistics
Always planning to keep the integration of production on sale

INTELLECTUAL CAPITAL

Brands
Researching, developing and innovating, resulting in leading products

Science and technology
Connecting for quality, productivity and business connectivity

OUR IMPACT

Development and progress
- Benefits for integrated producers and suppliers
- Measures of measurable social impact in communities
- Environmental and social investments consistent with the complexity of our business
- Strong brands and partners of consumers' day to day

Tasty and quality products
- Customized portfolio that respects multiculturality
- Access to safe and tasty meats and processed products
- Financial results for shareholders and investors

Value generated in the long term
- Leading role in global industry and key markets
- Efficient use of industrial assets

Governance and management GRI 102-18

As a publicly held company with a leading position in the global food industry, we are committed to the adoption of corporate governance practices that allow for promptness, transparency, balance and coherence in decision-making.

BRF has traded shares in the Brazilian capital market since the 1980s; in 2006, it entered the New Market of B3, then BM&FBovespa. Several measures have since been adopted to adapt the company's governance to the most demanding segments of the stock market, such as the presence of independent directors, minority shareholders' rights guarantees, the exclusive maintenance of common shares and the existence of policies on transactions with related parties and conflicts of interest, information disclosure and trading of securities

2018 was a year of consolidation for BRF's new governance. After a period of transitions in our high leadership, we worked on the restructuring of the team responsible for the definition and implementation of strategic planning. In a deliberative process, our shareholders elected a new Administration Council, committed to the complete reorganization of the business and to the resumption of the Company's historical results, focusing on the long-term vision and alignment in all decisions of our future.

> A stable and functional model was implemented, capable of increasing the company's organizational health

The process, built with the support of the Corporate Governance area and continuous monitoring of the highest decision-making body of BRF, the Administration Council, also resulted in the renewal of the executive team. The consistent generation of results, with a stable and functional model capable of increasing the company's organizational health, was a top priority in attracting talents to lead the corporate areas and business divisions.

Also during the year, approval was given to amendments to our Bylaws at the Extraordinary General Meeting, adjusting it to the New Market regulation and to the recommendations of the Brazilian Code of Corporate Governance.

> **2018**
> **was a year of consolidation for governance, with transitions in the high leadership and restructuring of the team responsible for defining and implementing strategic planning**



OUR MODEL GRI 102-19, 102-20, 102-22, 102-23, 102-24, 102-26, 102-28, 102-28, 102-29

The General Shareholders' Meeting, the Administration Council, the Fiscal Council, the Executive Board and the advisory committees are BRF's main governance bodies. Check out the model, assignments and novelties of these structures during the year:

Shareholders' General Meeting – It is the main BRF deliberative body, with ordinary and extraordinary meetings, in which the Company's most relevant matters are voted. In 2018, there were four meetings held – one ordinary and extraordinary and other three extraordinary ones. The main one, held on April 26, 2018, resulted in the election of the new Administration Council, with the task of promptly responding to the current market challenges.

Administration Council – It is the body's responsibility to define general guidelines to the business, including the long-term strategy, and to select and supervise the executive officers' performance. The criteria for choosing directors are objective, including reputation, ethical standards and experience/knowledge in finance, governance and our industry and absence of conflicts of interest. The current council, elected in 2018, has eight of its ten independent members, meeting the standards of the Sarbanes-Oxley Act (SOX) and exceeding the 20% rule of the New Market on a large scale.

Fiscal Council – With a structure that values independence in analysis and deliberations, the board evaluates all acts of business administrators and the balance sheets and financial statements. In 2018, the body was composed of Attilio Guaspari, an independent member; Marcos Vinicius Dias Severini, member; and André Vicentini, an independent member.

Executive Board – It is the body responsible for business management, acting in line with strategic guidelines defined by the executives after discussion and validation by the Administration Council – which elects and dismisses the directors. In 2018, remodeling governance has made this structure leaner, with ten vice-presidencies (four of which are statutory) in three broad areas (markets, operations, planning and quality, and corporate). Information on the curriculum of statutory directors, of which an extensive market experience is required, is available at ri.brf-global.com/en/governance-management/diretor- councils-and-committees.ri.brf-global.com/pt-br/governanca-corporativa/diretoriaconselhos-e-comites.


ADMINISTRATION COUNCIL
Starting date of the mandate: April 26, 2018
PEDRO PULLEN PARENTE
PRESIDENT – MEMBER
AUGUSTO MARQUES DA CRUZ FILHO
INDEPENDENT VICE-PRESIDENT
WALTER MALIENI JR.
MEMBER
DAN IOSCHPE
INDEPENDENT MEMBER
ROBERTO RODRIGUES
INDEPENDENT MEMBER
FLÁVIA BUARQUE DE ALMEIDA
INDEPENDENT MEMBER
ROBERTO ANTÔNIO MENDES
INDEPENDENT MEMBER
FRANCISCO PETROS
INDEPENDENT MEMBER
LUIZ FERNANDO FURLAN
INDEPENDENT MEMBER
JOSÉ LUIZ OSÓRIO DE ALMEIDA FILHO
INDEPENDENT MEMBER

EXPERIENCED LEADERSHIP, COMMITTED TO LONG-TERM

Pedro Parente
GLOBAL CEO

Lorival Luz
GLOBAL COO

MARKETS

Sidney Manzaro
BRAZIL

Patrício Rohner
INTERNATIONAL MARKETS

OPERATIONS, PLANNING AND QUALITY

Vinícius Barbosa
OPERATIONS AND SUPPLIES

Leonardo Dallorto
INTEGRATED PLANNING AND LOGISTICS

Neil Peixoto
QUALITY, R&D AND SUSTAINABILITY

CORPORATE

Alessandro Bonorino
HR AND SHARED SERVICES

Lorival Luz (alternate)
FINANCES AND RI

Rubens Pereira
STRATEGY, MANAGEMENT AND INNOVATION

Bruno Ferla
INSTITUTIONAL, LEGAL AND COMPLIANCE

Advisory committees

In 2018, the structure of the committees was also revised in order to welcome strategic issues for the company's current context. In the period, the following five groups have acted:

Finance and Risk Management Committee
Francisco Petros Oliveira Lima Papathanasiadis, Roberto Antonio Mendes, Walter Malieni Jr., Dan Ioschpe and Manoel Cordeiro Silva Filho (external member).

Strategy and Marketing Committee
Augusto Marques da Cruz Filho, Flávia Buarque de Almeida, Luiz Fernando Furlan and Eduardo Fontana D'Ávila (external member).

Committee of People, Governance Organization and Culture
Flavia Buarque de Almeida, Dan Ioschpe and Augusto Marques da Cruz Filho.

Quality and Sustainability Committee
Roberto Rodrigues, Luiz Furlan, José Luiz Osório and Vicente Falconi (external consultant).

Audit and Integrity Committee – with autonomy and independence to assist, support and advise on issues related to BRF internal controls, the body supports the Administration Council regarding internal and external audits, reported complaints and issues related to market laws (such as SOX) All the evaluated topics are sent to verification, when necessary, to the Compliance Department or to an independent company.
Francisco Petros Oliveira Lima Papathanasiadis, Roberto Antonio Mendes, Walter Malieni Jr., Fernando Maida Dallacqua (external member) and Thomás Tosta de Sá (external member).

BRF's Commitments

GRI 103-1 | 205, 103-2 | 205, 103-3 | 205, 103-1 | 206, 103-2 | 206, 103-3 | 206, 205-2

Recent years have been challenging for BRF, which has undergone major changes in recent years, as has the food industry in general. Regarding the improvement of its governance, control and compliance processes, BRF defined as non-negotiable commitments Integrity, Quality and Security, which should be applied in all links of the productive chain, in our daily institutional or business relations, regardless of hierarchical levels or roles.

BRF has as its principle compliance with applicable laws and regulations toits activities, in Brazil and abroad, and throughout 2018, the Company saw the dissemination of the culture of ethics, transparency and best practices as essential instruments for its competitiveness in the market and long-term sustainability. BRF's new management guidelines include Integrity, Quality and Safety commitments as a direct responsibility of leadership, and must permeate decisions in pursuit of the company's goals and results (*read more on page 26*).

BRF is present in several countries through the production and marketing of its products, as well as having securities traded on the São Paulo Stock Exchange and the New York Stock Exchange (NYSE). As a result, it is subject to the anti-corruption laws of various jurisdictions, as well as specific regulations to publicly traded companies such as the CVM and Sarbanes-Oxley Act (SOx). In this way, the fight against corruption, bribery, fraud and inappropriate behavior occupied a prominent place in the company, with the launch and implementation of the BRF Integrity System, headed by the Compliance Department, with the support of top management, including advice and committees.

The BRF Integrity System has a preventive focus and was built following the best national and international Compliance practices. Applicable to all Collaborators, business partners and audiences that relate to us, the BRF Integrity System has 8 pillars that feed on a continuous flow of improvement and seek to respond to the demands of the business areas with efficiency and agility. Next, check out the objectives of each Pillar of the BRF Integrity System:

- **Global structure adequate to the level of risk**: the Compliance area is corporate and global, being responsible for the definition of policies and guidelines in Brazil and abroad. Reporting to the Vice Presidency of Institutional, Legal and Compliance Relations, in addition to independent reports to the Transparency Committee and Audit and Integrity Committee, the area gained importance in recent years, with a robust capillarity structure for risk management and improvement of policies and controls. Currently, it is comprised of 20 people, with structures in São Paulo, Curitiba and Itajaí, and focal points in the regions and countries where we operate.
- **Global policies and procedures:** The Transparency Manual is the main guidance policy for BRF employees regarding the behavior expected in the conduct of their activities. It addresses issues such as human rights, anti-corruption and bribery, defense of competition, sustainable development and norms of ethical behavior in general, and is available on the Company's internal network and in three official languages (Portuguese, English and Spanish) besides having local translations in seven other languages (Turkish, Arabic, Dutch, Burmese, Cambodian, Laotian and Thai).
- In addition to the Transparency Manual, there are Corporate Anti-corruption and Anti-Corruption Policies; Gifts, Gifts and Entertainment; Conflict of interests; Donations and Sponsorship; Report of Complaints and Non-Retaliation, in addition to the Corporate Standard of Reputational Analysis of Business Partners, which are among the main guidelines to be followed by employees and business partners, supporting the actions implemented by the Compliance Department. Other internal procedures and standards related to the Integrity System are currently in the process of being updated and published, such as the Corporate Standard for Procurement of Suppliers and the Corporate Relations Policy with the Public Power.
- **Training, capability and communication:** the disclosure of new policies and the main guidelines of the company is carried out through internal communication campaigns, using various channels such as emails, posters, banners and videos. In addition, around 90,000 employees around the world are trained through face-to-face training and through an online learning platform, considering the target audience and the risks involved in their activities;

Pillars of the BRF Integrity System


Global structure appropriate to the level of risk
Policies, corporate standards and global procedures
Identification and mitigation of Compliance risks
Training, capability and communication
TRANSFORMING LEADERSHIP
External engagement and sharing practices
Continuous analysis of business partners
Detection and implementation of remediation measures
Digital controls and prompt monitoring, appropriate to the business dynamics

- **Continuous analysis of business partners:** Prior to certain hirings, the Compliance Board is set up to carry out reputational analysis of the business partner, which includes verifications of press reports, court proceedings and the inclusion of the third party in official restrictive lists. With this, it is possible to map the potential BRF exposure factors related to third parties related to corruption and fraud. Due diligence processes are also organized to verify corruption and fraud risk in business and business unit operations, in cases of potential mergers and acquisitions (M&A).
- **Digital controls and agile monitoring appropriate to business dynamics**: the adherence of the Company's activities to internal laws, policies and guidelines is continuously monitored by evaluating the effectiveness of internal controls, auditing and transactional testing, in conjunction with other areas, and external auditing . There are specific controls monitored by the Compliance area, designed according to the level of risk of each operation and implemented in an agile way, with minimal negative impact on operations;
- **Detection and implementation of remediation measures**: the Transparency Channel is an indispensable support in the detection of irregularities, managed by the team of internal investigations, dedicated to carry out the appropriate treatments and apply occasional remediation measures;
- Identification and mitigation of Compliance risks: periodic risk analysis, by a specialized internal team and with the help of external consultancies, allows the Compliance Board to continually update and improve the Integrity System;
- External engagement and sharing of practices: in addition to acting in-house, the Compliance Department continually seeks to collaborate with all the major anti-corruption initiatives in Brazil. In addition to participating in various forums of non-governmental entities and private companies from various sectors of the economy, we share the best practices in the fight against public and private corruption;

CONTINUOUS IMPROVEMENT AND MONITORING

Still in 2018, the BRF Integrity Ambassadors program was implemented, which includes more than 50 employees of average leadership and with a profile aligned to Integrity policies. The Compliance Ambassadors are employees of strategic business areas present in various regions of the country and have the responsibility to assist in the implementation and improvement of the Integrity System. Its highlighted activities include:

- Disseminating the culture of ethics and compliance, identifying the risks related to the topic, and together with the Compliance Department, seeking solutions and improvements
- Communicating, organizing and delivering training on the Integrity System Transparency and Policy Manual
- Answering simple queries on issues related to Integrity policies and standards
- Updating on Integrity policies and procedures
- Timely reporting any allegation of violation

The monitoring of the activities carried out by the Compliance Department is carried out by means of indicators measured on a weekly basis, such as the percentage of employees trained in key policies, the number of reputational analyzes of third parties carried out; dissemination of themes and compliance activities in communication channels; responses to external and internal customers; analysis of digital systems; Transparency Channel management; mapping of areas and locations with the highest volume of reports of potential nonconformities and remediation measures on identified risks.

In addition to top management support, the Compliance Board is in constant contact with areas of controls such as Internal Audit, Risks and Internal Controls (read more on page xx), receiving feedback regarding the Company's risks, the effectiveness of the policies, tools and controls implemented. These and other activities in the Compliance area allow the improvement and constant updating of the BRF Integrity System.

The BRF's financial statements are audited on a quarterly basis by an independent external audit firm, which also evaluates the Integrity System and the adequacy of the Company's activities to the SOx legislation (Sarbanes-Oxley Act), encompassing such aspects as the dissemination and publication of the Transparency Manual, the training of Employees on anti-corruption legislation, the reputational analysis of business partners, and the global structure dedicated to compliance and anti-corruption issues.

SENSITIZATION AND COMMUNICATION

GRI 102-43, 102-44

During the last year, the totality of the members of the Brazilian governing bodies was communicated regarding the Integrity policies and procedures adopted by the Company. Employees and business partners were also targeted: communication campaigns to disseminate the Transparency Manual, Transparency Channel and Integrity System Policies and other corporate integrity policies were ostensibly made via online and printed information and made available in manufacturing plants, distribution centers and other BRF units, as well as corporate e-mails addressed to computerized employees in Brazil and in the international units, in order to reach the approximately 100,000 direct and indirect employees of the Company.

Likewise, face-to-face and distance training was offered by the Compliance Board, in line with the laws and good market practices. Between 2017 and 2018, training applied to the high leadership and other collaborators on the Brazilian Anti-Corruption Law and other international standards, such as FCPA and UK Bribery Act, on the Integrity System and BRF Transparency Manual reached around 100,000 employees around the world. For the approximately 26,000 computer employees, distance training was also provided on the corporate policies of Anti-corruption and Anti-Corruption and Conflict of Interests. Every week, the percentages of these training sessions are monitored by the Compliance Department.

TRANSPARENCY CHANNEL

Operating in eight countries (Brazil, Chile, Japan, China, the United Arab Emirates, Saudi Arabia, Singapore and Turkey), available to employees, suppliers, customers and other audiences, the BRF Transparency Channel aims to raise reports and complaints of suspected situations that may violate the Company's Transparency Manual, laws or internal policies. The complainant can report in an anonymous form, if desired, via the Internet, email or telephone, and all cases are verified directly by the responsible areas, such as Compliance, Human Resources or Loss Prevention, as the case may be. Indicators of the Transparency Channel and the main cases are periodically reported to the Audit and Integrity Committee.

The significant increase in the use of the Transparency Channel in recent years (see table), driven by publicity campaigns and open dialogue within the Company, also indicates more confidence in its use, given that the possibility o anonymity and the confidentiality of the information provided in the reports is ensured, in addition to the effective application of the Corporate Non-Retaliation Policy to the good faith complainant.



The reports received are fundamental for the improvement of processes and risk mitigation for the Company. As a goal for next year, the goal is to reduce the time taken to analyze and respond to reports received, expand channel coverage to external markets, ensure the continuity of the mechanism's disclosure, and train Human Resources teams regarding their operation.



INDICATORS ON THE TRANSPARENCY CHANNEL OPERATION

	2016	2017	2018
Total number of reports received	737	593	1,452
Number of complaints settled	601	362	1,140
Types of complaints received by the channel	Misuse of intellectual property, behavioral issues, fraud and conflict of interest, among others.		

ACCESS TO THE TRANSPARENCY CHANNEL (Available 24 hours, 7 days a week, for internal and external audiences)

Online: www.brf-global.ethicspoint.com and www.brf-global.com/sobre/etica-e-integridade/canal-de-transparencia/

E-mail: denuncia@brf-br.com

Intranet: electronic form, available at the internal corporate network (Corp. Governance – Complaint)

Phone: In Brazil, 0800-892-0677. People outside Brazil should visit the above mentioned websites.



Strategy

IN THIS CHAPTER

Our drivers

Every day, our suppliers and employees work to produce high quality food that comes to the table of consumers and provides the energy needed to get their lives moving. This goal of feeding the world guides BRF's business model and is today a reason for pride, commitment and effort for the company – one of the leaders of an industry that generates jobs, dynamizes economies and projects Brazil on a global scale, contributing to the challenge of food scarcity.

As an organization present in more than 140 markets, we believe we are responsible for delivering tasty, convenient, practical, nutritious and processed foods according to high principles of quality, safety and integrity. We must also induce social and economic development in an extensive production chain, use our industrial and biological assets efficiently and responsibly, know and respect the cultures of the countries in which we operate, develop our talents and act in full agreement with standards, laws and regulations.

These challenges are, along with our purpose, the force that mobilizes the BRF leadership to reflect and update its strategic planning on a continuous basis - a task that is incumbent upon the Board of Directors, the Board of Executive Officers and the advisory committees that make up our governance.

Today, we invest heavily in aspects such as corporate culture, supplier management, adoption of international animal welfare standards, maximization of efficiency in industry and logistics, and research, development and innovation. These measures supported a significant growth in market share, size and presence of our brands in Brazil and abroad – especially Latin America, the Middle East and Asia.

The understanding that we still have a long journey to meet in terms of productivity, profitability, economic and financial strength, return to shareholders and investors and the generation of value for the chain has motivated an intense strategic review process in the last two years.

In 2018, this work was deepened from the updating of the organizational structure, going from the reorganization of the vice-presidencies to a renewal in the Administration Council (read more on page xx). Together, our leaders identified the need to enhance investments and efforts from four drivers:

The objective of feeding the world guides the BRF business, mobilizing pride, commitment and effort

- **Organizational health:** ensuring a stable and functional governance, focusing on culture and talent retention;
- **Key responsibilities:** security, integrity and quality as cross-cutting commitments to the organization, its areas and activities;
- **Consistent strategy:** harmony between the business planning and nature, leveraging BRF's strengths; and
- **Rigorous execution:** with robust processes of monitoring and discipline in the execution of the strategy.

COMPROMISSOS BRF
NOSSO TRABALHO TEM A NOSSA MARCA

BRF COMMITMENTS
OUR WORK IS OUR BRAND

SAFETY

everything we manufacture and all our practices and relationships are based on respect for physical and psychosocial integrity, the life and well-being of employees, suppliers, consumers and communities.

INTEGRITY

must always be present in the conduct of our business. Ethics, transparency and compliance with laws and regulations, in all markets in which we operate, are principles of our activities. We encourage diversity and we do not tolerate any kind of discrimination and harassment.

QUALITY

is present in all of us and is a principle that governs all relationships and the entire life cycle of BRF products, from the field to the table of end consumers, covering certifications, compliance with international standards, strict process controls, health principles and sanitary standards.

BRF MANAGEMENT MODEL

Guided by our commitments to Safety, Integrity and Quality, we wish to take a journey that will enable BRF to become a food company with a position of relevance in the global market.

From the reading and analysis of scenarios, the economic-financial challenges that still affect the company's results and regulatory transformations and key markets, our leadership revisited strategic planning throughout 2018 and redefined it in five levers for generating consistent and sustainable results and feedback to shareholders.

Understand them below:

FINANCIAL DISCIPLINE

Focus: maintaining return on investment (ROIC) above the cost of capital; raising the gross margin and Ebitda above historical levels; control leverage and reaching levels from 1.5 to 2.0x; and resuming the payment of dividends

OPERATIONAL EXCELLENCE

Focus: reducing direct and indirect costs, optimizing production and supply processes, reducing losses, maximizing the use of productive capacity and being a global reference in the operation

MARKET ADDRESSING

Focus: achieving a volume growth with margin, raising opportunities according to our advantages in each region:

- **Brazil:** working brands, innovation and operational excellence, strengthening the platform used for food service, boosting processed food and make in natura profitable
- **Islamic market (Halal):** consolidating leadership in Saudi Arabia and the Gulf Cooperation Council and moving forward with local production in Turkey
- **International (others marked):** expanding access, consolidating presence and developing the ingredient business

PUSH AND PULL OPTIMIZATION

Focus: management that maximizes results by the full use of each animal, carefully studying the supply of protein and the demand for specific categories of food, in tune with consumer demands, exchange conditions and access to markets

HIGH PERFORMANCE ORGANIZATION

Focus: offering appropriate remuneration policy to shareholders' needs, adopt best governance and management practices, and developing and retaining talent and knowledge with a strong and stable business culture

Revised in 2018, strategic planning is guided by five levers for consistent and sustainable generation of results and return to shareholders

Returning to the ISE and DSJI

Our leadership is committed to retake market perceptions regarding its practices in sustainability, transparency, ethics and safety. In order to translate this effort into concrete indicators, top management has set as a goal for the entire BRF the return of its actions to the Corporate Sustainability Index (ISE) and to the *Dow Jones Sustainability Index (DJSI) – Emerging Markets*.

Differentiated portfolios of the Brazilian stock exchange (B3) and the New York Stock Exchange, respectively, these instruments refer to publicly traded companies with good socio-environmental practices. The challenges of recent years have removed BRF from such indices - today we are fully mobilized to recompile them, reinforcing the company's image and reputation in the market.

A diversity of goals guides the company, as described below:

- We are aligned with the Animal Welfare agenda (BEA), which is growing most in modern industrial production. BRF has commitments from breeding to slaughtering animals.
- We link environmental, animal welfare, and labor goals to all leaders of productive and executive units at the company.
- We wish to expand the portfolio of brands, but above all we make the difference in quality, convenience and practicality.
- We will always invest in service level improvement, execution discipline, efficiency gain and loss reduction.

Management of the implementation of the strategic plan will take place through the BRF Management Model, which supports the implementation of the vision of the future based on high performance, supported by programs of variable compensation, operational excellence, cost reduction and management and monitoring of indicators, and the main ones are:

Management by Guidelines (GPD): a process that, in its first phase, resulted in the mapping of 367 indicators, 24,000 goals deployed, more than 5,000 eligible employees impacted, and 87 leaders and 23 focal points involved. This mobilization covers all the Vice Presidencies, Boards and associated areas and will be worked through 2019;

Zero Base Budget (OBZ): greater control, monitoring and management of the organization's costs and expenses through more efficient budgeting processes;

Operational Excellence System (SEO or OES): a tool focused on the implementation of benchmarks in operational performance, integrating practices, projects and indicators of all plants. Read more on page 45.

Corporate Projects Office (PMO): unit responsible for following up with the initiatives for buffing up performance and achieving the Company's strategy;

High Performance Cycle (HPC): all our leaders, from supervision to the board, are now evaluated by two new criteria beyond the 180 degree Performance Assessment: BRF Commitments and Readiness Assessment. Learn more about evaluation processes on page 60.

The understanding that there is a long journey to be accomplished in several aspects has triggered an intense strategic review process

Competitive advantages

LEADERSHIP IN THE BRAZILIAN FOOD MARKET, WITH STRONG BRANDS AND A GLOBAL PRESENCE

We are one of the largest producers of fresh and frozen foods in the world, based on protein, with a size and scale that allow us to compete in Brazil and abroad with established and valuable brands

WIDE DISTRIBUTION NETWORK

We serve more than 200 thousand customers from 140 countries and we have the capacity to reach almost anywhere in Brazil with our products. Moreover, we globally sell directly to food processing companies and distributors in various markets

20

own distribution centers in Brazil and worldwide

+530k

monthly deliveries to customers in Brazil


50.1%
48.9%
53.7%
39.2%

BRAZIL: LEADERSHIP IN MARKET SHARE

- COLD CUTS
- FROZEN FOOD
- MARGARINE
- EMBEDDED

TOP OF MIND

Sadia (1st) and Perdigão (3rd) stand out in the domestic market


NUGGETS
TRADICIONAL
Sadia
Perdigão
TAMANHO FAMÍLIA
Assa Fácil
Coxas


ZINGs
Sadia
Chicken Strips

LOW COST PRODUCTS IN A GROWING GLOBAL MARKET

We differentiate our operation from competitors in some international markets, due to the lower production costs and our gains in efficiency in animal production in Brazil and in the industry in Turkey and in the United Arab Emirates

42%

market share in the Gulf countries, maintaining broad market leadership

Over 4k

SKUs capable of serving different markets and consumer profile

5

industrial units outside Brazil, guaranteeing a suitable manufacturing footprint

STRATEGIC AND DIVERSIFIED GEOGRAPHIC LOCATION

The redefinition of key markets, focusing on Asia, the Muslim world and Brazil, reinforces competitive differentiation through the flexible, robust chain that is able to serve countries quickly and efficiently, adapting the portfolio and the production model according to local needs

QUALITY, SAFETY AND PORTFOLIO DIVERSITY

Commitments to quality and safety range from treatment of poultry and pigs in the production chain to the production, distribution and sale processes, which are among the bases of our strategy and inspire practices in 100% of operations and portfolio

Presence in more than **140** countries

36 manufacturing complexes, in Brazil and worldwide



100% of the portfolio evaluated in terms of quality and health safety

Specialized support in the evaluation of quality aspects, such as the International Association for Food Protection and researchers internationally renowned

Our chain is complex. Production crosses the field, industry, retail and goes up to consumers' homes

REINFORCED GOVERNANCE,

WITH EXPERIENCED MANAGERS

After a series of enhancements, our leadership structure includes experienced advisors with long-term vision for the industry and an executive team with ten vice presidents, distributed among corporate areas, markets and operations specialties

Executives specialized in the geographic region (Brazil and International Markets), with production areas (Integrated Planning and Logistics, Quality, R&D and Sustainability, Operations and Supplies) and corporate assignments (HR and CSC, Finance and IR, Strategy, Management and Innovation, Institutional, Legal and Compliance)

100% of leaders evaluated in accordance with key goals and indicators of *performance* tuned with the strategy

Investments and Capital Allocation

Driven by its new strategic guidelines and the need to strengthen its capital structure, in 2018 BRF experienced a cycle of transformations that updated its projects and investments landscape.

In June, the company disclosed to its shareholders and to the market the operational and financial restructuring plan focused on reducing leverage and directing business to areas with greater growth potential and a competitive differentiation.

The overall goal of improving results is the decision to focus our operations on three main segments: the Brazilian domestic market, Asia and the Muslim market.

The restructuring plan also included the sale of operating and non-operating assets, working capital improvement, mainly through inventories, and the securitization of receivables. As a result, an expectation of R$ 5 billion was raised, reinforcing the company's cash position and balancing the ratio between net debt and the Adjusted EBITDA. In total, we concluded 81% of the estimated initial value (R$ 4.1 billion), a percentage that we consider adequate within the complex execution of the negotiation plan for the transfer of assets abroad.

In coordination with strategic planning, once it had been finalized and approved at the beginning of the second half, the restructuring plan paves the way for more efficient allocation of financial and non-financial resources – such as human and intellectual capital and industrial and biological assets – in projects that translate the company's future vision, considering the demand of capital providers and opportunities of value generation for communities, business partners and leaders. Check out, in the next pages, a summary of what was done – and projects planned for the near future.

Restructuring plan

Disclosed to the market in June, it defines measures to rebalance indebtedness, cash generation and BRF results from a careful market analysis and reorganization of the operational structure

R$ 4.1 billion

were raised in 2018, reinforcing the company's cash position

MARKETS VIEW

BRAZIL

The domestic market represents an inducer of innovation and a privileged field for the testing of new business models for BRF. In order to grow in consumer preference, expand our portfolio of brands and obtain differentiation for attributes such as quality, convenience and practicality, in 2018 we live a year of intense transformation in industrial standards and models of service to the market. These are priorities:

- **Boosting growth in the categories in which we operate:** among the goals are to raise sliced items to about 25% of the portfolio; reaching 20% of the revenue in frozen lines, essentially investing in innovation; advancing in frankfurters and sausages through the aggregation of value; and increasing profitability and growing in margarine, based on new products;
- **Consolidating leadership and profitability in natura:** through lines like Assa Fácil, strengthening the products of greater added value; working special packaging on chicken lines; and innovating in pigs, also seeking an increase in the value added;
- **Transforming *food service* into astrategic platform:** leading strategic networks, improving participation in global accounts, developing new channels and relying on this segment as an alternative to optimize the production chain and the use of raw materials;
- **Business Efficiency:** 25% increase in customer productivity, with pricing technologies and measuring performance;

- **Efficiency of transport, warehousing and logistics network:** achieving a more efficient and lean operation with the reduction of the cost of serving, improvement in logistics and tax efficiency and enhanced service level;
- **Innovation as the business core:** leading in our categories, having consumers and customers in the center of the company, reaching about 10% of revenue by 2023 from innovations and product renewals.

HALAL DIVISION

BRF maintains a subsidiary responsible for the direct demand for food in the Islamic world. Headquartered in Dubai, in the United Arab Emirates, it serves a universe of 2 billion people worldwide, concentrated in the Middle East and North Africa, South and East Asia, the Gulf region (Gulf Cooperation Council) and Turkey.

Expecting significant growth until 2030, the Muslim world has its own requirements with regard to food – the main one is the Halal certification, required for consumption in Islamic precepts.

We maintain a production platform focused on serving these markets. Today, BRF is the largest exporter to the Gulf region; has its own manufacturing operations in the United Arab Emirates (1), Malaysia (1) and also in Turkey (3), through Banvit's assets; and maintains an extensive network of distributors and commercial partnerships, capable of serving countries such as Saudi Arabia, Qatar, Bahrain, Oman, Iraq, Lebanon and Egypt, among others.

Combined with a portfolio of strong and established brands such as Hilal, Perdix, Confidence and Sadia, this structure has received significant investment in recent years and allows the Halal division to be the focus of BRF's strategy. There are 7,000 employees acting locally – and the expectation is that 40% of the supply of our products to the region will be generated in the local production.

Investment priorities for the coming years include:

- Strengthening the global Halal protein leadership in the Gulf and consolidate leadership in the Turkish market;
- Migrating to products with higher added value in consumers and customers of in natura and processed items, doubling the volume of the latter by 2023;
- Reinforcing operations in Saudi Arabia through investments in the cold cuts market.

INTERNATIONAL

The more than 90 countries served by international operations have a great diversity of regulatory and market contexts. Our prioritization in Asia is accompanied by sustained growth in other countries, in line with four core guidelines: expanding market access; developing a portfolio of higher added value; consolidating the bases for a future with a local presence; and developing the ingredients business.

In 2018, one of the most important investments was the Global Optimization management program, aimed at improving the profitability of animals from the best use of stock of raw materials and animal protein. This project allows our operation a more efficient and profitable direction of assets, including the production of Brazilian plants qualified to export to international markets.

Also during the year, we worked for the opening of markets through the habilitation or rehabilitation of plants for export, including units based in Brazil, responsible for directing their products to the global regions.

40%

of the supply of products to the Halal market is locally manufactured in the Middle East



Cuts elaborated from pork, processed chicken and prepared dishes have a growth potential in Asia

BRF INGREDIENTS
Another highlight of the period was the expansion of BRF Ingredients, a business unit started in the previous year focused on solutions for the ingredients and animal nutrition markets, with a platform established in Brazil that has efficient service capacity for the various international markets. Based on the concept of optimization of biological assets and the full use of organic raw materials, this unit has great growth potential in the sale of products to clients in international markets, following criteria of quality, safety and efficiency.

Global markets such as animal feed and fertilizers have the potential to contribute to innovation and differentiation in our business, as well as reducing waste and impacts of the production process and giving greater flexibility to the chain.

We also invested in strengthening the portfolio, exploring additional opportunities for selling in natura protein with higher added value; this is the case of elaborate pork cuts, processed chicken and breaded chicken and ready-to-eat dishes, which are categories with a growth potential in Asia.

Risks and opportunities GRI 102-30

It is within the scope of the Corporate Risk Board to maintain an integrated work to monitor the main risk factors to which the operations are exposed – including financial, market and the likelihood of contamination or deterioration of food, nutritional and health concerns, adulterations of products, animal husbandry risks and adverse climatic conditions.

Because of its decades of experience in the global food industry, BRF is able to monitor, analyze and measure all potential risks that can affect results. At the same time, the company's expertise allows it to capture opportunities guided by four pillars of the area:

- Monitoring, treatment and reporting of corporate and operational risks;
- Maintenance of the internal controls environment and dissemination of control culture in the company;
- Prevention of losses and misappropriation of assets;
- Global insurance management.

The methodology adopted proposes the integrated management of risks capable of affecting BRF's operation, strategy and value generation capacity, including an analysis of the company's vulnerability, potential impacts and the organization's response capacity. The idea is to advocate the training and the view of employees from all regions, areas and units to establish a culture of risk mapping and opportunities for improvement.

The risk map is periodically revisited by the leadership and considers critical issues of the sector, macroeconomic situations, regulatory aspects and financial and non-financial issues (social, environmental, reputational etc.). According to the levels of impact and probability of effectiveness, we classify the risks and prioritize those of high and very high level, besides accompanying the middle and low ones. This work is the responsibility of the Executive Board, the Administration Council and the advisory committees.

Throughout 2018, the Company handled its principal risks and respective monitoring and response to each of them, including, in Form 20-F, the US Securities and Exchange Commission (SEC). pages. The document is presented by foreign issuers with shares traded on the stock exchanges in the United States.

For learning about all the details, click here

TRADE BARRIERS AND SANITARY AND TECHNICAL RESTRICTIONS

The risk: Measures of importing countries to protect the local market, by using sanitary and technical criteria, resulting in temporary restrictions on imports and embargoes as a consequence of non-compliance with local regulations.

Context: In response to the increasing participation of Brazilian poultry, pork and beef products in international markets, exporters are increasingly being affected by measures taken by importing countries to protect local producers. The competitiveness of domestic enterprises has led some countries to establish trade barriers (tariff and non-tariff) to limit access to markets. In our case, non-tariff barriers are particularly worrisome because they refer, in particular, to health and technical restrictions.

Changes in slaughtering rules and animal diseases (or their possibility) can be reasons for imposing barriers. Furthermore, the global effects of disease have a negative impact on consumer opinion on protein products. As a consequence, they fall on our ability to access certain markets (even if Brazil does not have records of bird flu, for example), which would adversely affect our results of operations and financial condition. In 2018, the unfolding of the Meat and Poor Trap Operations were responsible for suspending some international markets, as well as the decrease in the value of some products.

Our opportunity Continuously improve our processes, guaranteeing markets for exporting, opening up new countries, enabling more plants and more confidence of consumers and customers.

FOOD SAFETY AND QUALITY CONTROL

The risk: Health risks related to our business and the food industry can adversely affect our marketing capacity. Recently, we have been subjected to large investigations associated with, among other things, food safety and quality control.

Context: During 2018, the European Union embargoed 12 production units of the company after the Low Quality Meat and Cheating Operations. The investigations indicated that there was undue use of components in the feed and falsification of tests in certain BRF factories and accredited laboratories, with the aim of reducing the levels of the salmonella bacteria that would prevent the export of the products to external markets with a more rigid control.

At the beginning of 2019, we voluntarily collected 165 tons of fresh chicken meat for the domestic market and 300 tons for the external market, due to concerns about salmonella contamination. We believe that we have taken the appropriate measures to address the problem, despite the fact that they increased costs for the company. Even though the products were not contaminated, we understand that negative consumer perception causes loss of confidence in the safety and quality of our products and an adverse impact on business.

Reinforcing the positioning of quality as a non-negotiable value is among BRF's priorities

Our opportunity: Reinforce the positioning of quality as a non-negotiable value of BRF strategy and management system, reinforcing this message among partners, consumers, customers and the market.

CLIMATE AND ENVIRONMENTAL CHANGES

GRI 201-2

The risk: Climate change can negatively affect our business and operating results, reflecting on several aspects – such as global supply and demand for agricultural commodities, as grain, price changes, inventory and availability of raw materials. Moreover, they can reduce energy security and water availability. The risk in the supply of grains and energy also directly implies the creation and well-being of animals.

Context: We consider the potential effects of climate change in assessing and managing our operations and supply chain, recognizing the vulnerability of the natural resources and agricultural inputs that are essential to our activities. The main risks we identify relate to changes in temperature and precipitation, including droughts, floods, storms and lack of water, which can affect agricultural productivity, animal welfare and energy availability. They can have a direct impact on our costs by raising the price of agricultural commodities (as a result of long periods of drought or excessive rains), increasing operating costs that guarantee animal welfare and the price of electricity or rationing of it. Within this scenario, we also consider possible regulatory changes and monitor trends in changes in licensing legislation for greenhouse gas emissions at the domestic and international levels.

Our opportunity: Being a reference in the integration of climatic aspects to strategy and management, with measures of environmental efficiency and risk monitoring.

WATER AND ENERGY RESOURCES

The risk: Water scarcity and access problems to key energy resources are critical risks to our business. Such issues can reduce the profitability and efficiency of our operation, restrict projects and investments in operational expansion, and increase the cost base in case of resource supply problems.

Context: Our operations are largely dependent on electricity and energy-related expenses are among the highest fixed costs. The significant outage or loss in power supply at any of our facilities may affect the production and delivery of products to customers and at additional costs. In general, a significant portion of the installed electricity generation capacity in Brazil depends on hydroelectric generation, vulnerable to a number of factors, such as drought. In order to increase our efficiency and reduce the demand for electricity, we have developed more efficient processes for lower energy consumption.

Another factor that can drastically affect our business is the lack of water, since it is an essential input for our production processes, as well as for the cultivation of grains and other agricultural inputs. We are aware that the industrial use of water can affect its availability. Therefore, we have developed procedures to reduce consumption, comply with applicable rules, and minimize our impact on the environment and the community where operations are located. We analyze the micro and macro watersheds of the regions where we operate and the activities and industrial characteristics of the use of water resources to understand the growth of local demand. Water management is especially crucial and presents many challenges for our operations. In Brazil, water use regulations impact agricultural operations, industrial production and hydropower. Any failure to comply with any such laws or regulations or the lack of permits or licenses may result in administrative and criminal penalties, such as fines, cancellation of authorizations or revocation of licenses, as well as negative publicity and civil liability for remediation or compensation for environmental damage.

Our opportunity: Improving preventive measures and innovation in the use and access to energy and water sources, seeking a lower environmental impact, greater availability and efficiency gains.

SUPPLIER CHAIN

The risk: Occurrences of non-conformities or legal, sanitary, social, environmental and human rights problems in business partners, as well as failures in the supply processes, quality problems and dependence on exclusive suppliers.

Context: We maintain systems designed to monitor food safety risks at all stages of production and distribution, but we know that failures lead to product contamination. In particular, processed meat may be exposed to bacteria, such as salmonella, during production or as a result of improper handling by food processors (franchisees, distributors,



Turning BRF into a **reference** in terms of safety, respect to life and employees' welfare is an opportunity to the company

food service providers or third-party consumers). Another risk is deterioration, especially due to errors in the storage and transportation systems. We rely on fast and efficient transportation and logistics services to, among other things, deliver raw material to our production facilities, deliver animal feed to our poultry and swine producers and distribute our products. Any prolonged discontinuation of these services may have a material adverse impact on our business, financial condition and results of operations.

Our opportunity: Advancing in the relationship with the productive chain, seeking to maximize efficiency and predictability in the purchasing processes and contribute to the development of suppliers in order to leverage new businesses.

Risk management considers financial and non-financial variables that may affect our business and results

LABOR RELATIONS, LEGAL COMPLIANCE AND SAFETY OF OPERATIONS

103-1 | 419, 103-2 | 419, 103-3 | 419

The risk: Deterioration of relationships with workers, including compliance with legislation on the subject and the safety of our facilities, generating labor costs or accidents and occurrences in our plants, adversely affecting the business.

Context: Labor costs are among our most significant costs. In addition, we outsource part of the workforce, which subjects us to complaints that may arise from such relationships as if we were the direct employer of the outsourced workers. If a significant amount of these actions result in an unfavorable outcome against us, we may be held liable for amounts higher than our provisions, which may have a material adverse effect on our business, financial condition and operating results and results of operations. We are also subject to increases in our labor costs due to Brazilian inflation and health insurance costs.

Besides, we face risks related to the safety of our facilities. If we fail to implement safety procedures or if they are ineffective, our employees and other workers may be injured, resulting in injury and loss of productivity.

Our opportunity: To make BRF a reference in operational safety, respect for life, well-being of employees and levels of service.

INNOVATION AND LAUNCH OF PRODUCTS

The risk: Faced with the inability to measure the direction of our major markets and to successfully identify, develop, manufacture and market new or improved products in these markets in a timely or economical manner, our products, brands, financial results and competitive position may be affected, with a relevant adverse effect on our business, operating results, financial condition and perspectives.

Context: The company's financial success also depends on the ability to anticipate changes in consumers' preferences and eating habits and to successfully develop and launch new products and product variations desirable to consumers. Moreover, a reduction in investment in product development could adversely affect our ability to generate innovative solutions.

Our opportunity: The trend towards prioritizing health and well-being poses a challenge for the development of new successful product lines to meet these consumer preferences – and is a front with investments in the Company - ensuring sustainability and quality.

COMMODITIES

The risk: Seasonality, climatic events (such as droughts or extreme rains), price volatility and difficult access to certain inputs and raw materials, such as corn, soybeans and cattle, due to market conditions, diseases, sanctions or embargoes.

Context: Among initiatives taken to reduce our exposure to climate change and maintain cost competitiveness, we monitor grain and climate stocks in agricultural regions to guide purchasing decisions and to anticipate commodity prices as well. Our business is largely dependent on the cost and supply of corn, soybeans and bran, and other raw materials, and the sales prices of poultry and pigs. These values may fluctuate significantly (due to supply and demand) and other factors, such as environmental and conservation regulations, freight costs, exchange rates and interest rates. By 2018, commodity prices (corn, soybean meal and soybeans, for example) were affected by the trade dispute between the United States and China.

Our opportunity: Differentiating our management from that of the direct competitors by anticipating BRF to market risks, reducing production costs and reducing exposure to the potential unavailability of inputs.


FINANCEIRO
NCEIRO

COMPLIANCE WITH ANTI-FRAUD, ANTI-CORRUPTION AND ANTI-MONEY LAUNDERING LAWS AND REGULATIONS

The risk: Events of non-compliance with anti-corruption and anti-bribery laws, regulations and legislation, as well as economic sanctions, antitrust laws and competition in the different markets applied to our operations and subsidiaries. Internal policies and procedures related to compliance do not prevent the company from identifying cases of misconduct.

Context: We have internal policies and procedures to ensure compliance with anti-fraud, anti-bribery and anti-corruption laws. Yet, this does not prevent us from identifying possible violations, considering the size and complexity of our operations. We are also subject to these laws and other international trade regulations as we operate on a global basis. We face risks related to compliance with export control laws and regulations and economic sanctions, including those administered by the United Nations, the European Union and the United States. The breach of them may have an adverse effect on our business, reputation, brand, sales prices, results of operations and financial condition, and closing of international markets. Further, we are subject to antitrust and competition laws in the jurisdictions in which we operate. Consequently, we may be subject to regulatory scrutiny in some of these jurisdictions that may have adverse impacts on our business, results of operations or financial condition.

Our opportunity: In line with the strategy, strengthening integrity as the company's fundamental value in all its relationships and practices and making it a reference in the global food industry.

IMAGE AND REPUTATION

The risk: Serious incidents, crises, and limiting situations can test BRF's ability to build trust among consumers, customers, business partners, authorities, and the market, with potential damage to relationships with these audiences. Cases of misconduct also impact the brand, the operating results, as well as the growth strategy.

Context: Our image, as well as the constant improvement of it, is directly linked to the company's financial conditions and operating results. Our success in maintaining it also depends on our ability to adapt to an ever-changing environment, including increasing trust in social media and the online dissemination of advertising campaigns. If we are involved in cases of violation of laws or regulations, we may face fines or criminal or civil penalties, we may suffer damage to reputation and our results of operations and financial condition may be adversely affected. The increasing use of social and digital media increases the speed and extent to which misinformation and opinions can be shared. Negative posts or comments about us or our products can seriously damage our reputation and brand image.

Our opportunity: Guaranteeing admiration, trust and respect for the company and for our brands according to the society's perception of the integrity, quality and safety of its activities.

FINANCIAL DEPARTMENT AND INTERNAL CONTROLS

The risk: Transactions, exchange rate contexts and negotiations that may affect BRF's financial health, as well as failures in maintaining internal controls for the disclosure and management of financial information.

Context: Our management is responsible for establishing and maintaining an adequate internal control over financial reporting in order to demonstrate the reliability of the financial statements. Inadequate internal controls can result in failure to meet public reporting requirements accurately and punctually and damage our reputation. Internal control over financial reporting may not prevent or detect any distortion or fraud, regardless of the adequacy of such controls.

Our opportunity: Ensuring that the company's value generation is done in a consistent, coherent, planned and responsible manner, with a long-term vision and market recognition regarding the solidity of the business.

LEGAL, ADMINISTRATIVE AND FISCAL ASPECTS 103-1 | 419, 103-2 | 419, 103-3 | 419

The risk: Exposure to sanctions caused by non-compliance and problems related to the collection of taxes and tax and administrative aspects.

Context: Regarding tax contingencies, we are currently defendants in several cases, which include, for example, disputes relating to offsetting tax credits and the use of tax incentives in several states that have not yet reached a final decision in Brazilian courts. In addition, we can face risks arising from the possible VAT of inputs (value-added tax) that we accumulate in exports. Currently, we have a case involving the Tax on Circulation of Goods and Services (ICMS) on sales of staple foods, in which the Brazilian Supreme Court decided against us. The case is awaiting a final judgment of an appeal, and if the final decision is held against some or all of BRF's operations, this could have a significant impact on our liquidity and financial results.

Our opportunity: Maintaining a plan that ensures competitiveness and legal and tax compliance of the company in all contexts, regions and markets, avoiding losses related to sanctions, punishments and/or fines.

OTHER RISKS

Although BRF has the experience and tools to monitor the main risks associated with its activities, the Company, like all other companies in Brazil, is exposed to unstable economic cycles and interventions by the Brazilian government – which frequently updates monetary, price control, taxation, credit and tariffs, among others, to influence the course of the economy.

Our business and results may be affected by some factors, including: currency fluctuations, price volatility, rising interest rates, changes in environmental regulation, strikes, and social and political instability.

Moreover, we are subject to financial and non-financial risks that cover liquidity and indebtedness; strikes and outages of employees and workers in sectors with an impact on the production chain; difficulties in innovating and launching products capable of meeting the requirements, demands and needs of customers and consumers; the performance of third parties in logistics and transportation; material damage to facilities not covered in insurance policies, recruitment and retention of skilled labor at leadership levels; maintenance of information technology systems, including prevention of cyber attacks; and diplomatic, political and socioeconomic issues involving Brazil and its governors and legislators.

Read more at BRF's 20-F report: click here

The Financial Risk Management Policy guides all the investments and actions that belong to this company pillar

Sustainable development GRI 102-31

In BRF, the incorporation of sustainability criteria into management and strategy is a permanent journey that seeks to anticipate market changes, prepare the company to capture opportunities and ensure the appropriate treatment of risks and impacts.

In recent years, our vision of sustainability has matured: it has surpassed the walls of our units and has begun to consider the radius of influence over communities, customers, partners and other stakeholders.

We have had public sustainability policies and guidelines since the year 2000, and in 2009 we began conducting internal and external inquiries structured to gather insights about our impact generation. This process builds on BRF's materiality, built on the guidelines of the Global Reporting Initiative (GRI) and the International Integrated Reporting Council (IIRC).

Governance in this area is carried out with the direct involvement of top leadership, through the Vice Presidency of Quality, R&D and Sustainability. The Quality and Sustainability Committee, in turn, brings together three BRF advisors and one external guest to foster strategic discussions on the subject, with meetings at every 45 days. At the management level, specific nuclei were set up dedicated to the environment, animal welfare, social responsibility and institutional relations, with a segmented treatment for each axis of impact.

All this structure guarantees the direct responsibility of our executives and managers on financial and non-financial aspects, with the incorporation of sustainability into decision-making. Continued adherence to voluntary commitments and market instruments (*see more below*) encourages our leadership to engage in socio-environmental topics and study the implementation of business practices and models that consider impacts such as animal welfare, eco-efficiency, community relations, supply chain development, health and safety management of workers, among others.

As a reflection of this maturity, in 2018 we began to link collective goals of the environment, animal welfare and labor aspects to all leaders of productive and executive units of the Company, through a management tool (referred to as TIER of Quality).

GLOBAL COMPACTS AND AGREEMENTS

GRI 102-12, 102-13

In recent years, BRF has joined a series of national and international voluntary initiatives addressing social and environmental causes – including human rights, ethics, integrity, climate change and responsibility in the food industry. Check the main ones:

- **Global Compact:** we are signatories of the United Nations compact, composing the Brazilian Committee (CBPG), working for the internal adoption of the global challenges that the UN proposes and articulating the business network for responsible action.
- **Sustainable Development Objectives (ODS):** launched in 2015, continuing the former Millennium Development Goals (MDGs), the ODS build a multisectoral agenda for tackling challenges facing humanity based on 17 objectives and 169 goals in areas such as hunger, sanitation, biodiversity, ethics and human and social rights. BRF connects its strategic pillars to the goals linked to the ODS, giving light and promoting its evolution in an effective way.
- **Business Compact for Integrity and Anti-corruption:** BRF integrates the commitment – which brings together companies engaged in the search for a more ethical and integral market.

In the last years, **the vision of sustainability** has matured, considering the influence on communities, customers, partners and other stakeholders

- **National Compact Institute for the Eradication of Slave Labor (InPacto):** we have participated in this initiative together with other companies mobilized in the fight against slave labor in productive chains.
- **Na Mão Certa ("In the right lane"):** an initiative that combats the sexual exploitation of children and adolescents at Brazilian highways. At BRF, the issue is critical because of the potential risks that surround our supply chain.
- **GHG Protocol Brazilian Program:** we use the Public Register of Emissions as an annual disclosure tool for our global inventory of greenhouse gas emissions, audited by third parties.
- **CDP (Climate Change, Water and Forest):** this forum addresses the responsible management of emissions, water resources and forestry, connecting these themes to the companies' strategies, with their correlated risks and opportunities.
- **Save Food Initiative:** since 2017, we have been part of this initiative by the United Nations Food and Agriculture Organization (FAO) and the United Nations Environment Program (UNEP), which focuses on combating losses and waste in food chains.
- **Universities and BEA NGOs:** with projects and public animal welfare goals since 2012, we are a company that works in partnership with international animal protection NGOs and universities with references in the theme, to maximize opportunities for improvement in the production chain. (read more on pages 76-79)
- **Global Reporting Initiative (GRI) and International Integrated Reporting Council (IIRC):** the reporting guidelines disseminated by these two organizations guide our accountability practices and contribute to the definition of socio-environmental metrics and indicators for operations.

ODS: dialogue with our strategy

The launch of the Sustainable Development Objectives has led us, as an organization, to a process of reflection on impacts, processes and means of contributing to the achievement of the goals set by the United Nations.

Currently, ODS are directly addressed by strategic sustainability projects – as in the case of the animal welfare program; a strong performance in energy efficiency; and our risk control in the supply chain. Our challenge is to integrate the 17 objectives and 169 goals in an effective manner towards management and strategy, prioritizing the most relevant ones to the company and monitoring our progress through key indicators.

Connection between the management and the ODS

Along this *Annual Report*, we present the connection between the ODS, material themes, capital (IIRC), BRF strategy and management pillars. Check out this correlation in chapter openings and also in our listing of material themes on the next pages.

MATERIALITY

GRI 102-21, 102-29, 102-40, 102-42, 102-43, 102-44, 102-47

As part of our maturity in relation to social and environmental aspects, we have been doing materiality processes for a decade - a relevant tool for understanding how our audiences see the impacts and management of the company, prioritizing the issues to be addressed by our leadership and communicated to society through public documents like this *Annual Report*.

Between 2017, 2018 and 2019, we conducted cycles of revision and maturation of our materiality, combining the direct inquiry with employees, suppliers, communities, financial institutions, leaders and external experts to an analysis of BRF's scenarios, commitments and policies, as well as of the food sector.

We also carried out a mapping of challenges related to each theme, based on discussions with interdisciplinary groups in three BRF units (São Paulo-SP, Jundiaí-SP and Curitiba-PR). This work resulted in a socio-environmental impact management tool that links our material themes, the Sustainable Development Objectives (ODS), strategic pillars, risks and opportunities, as well as guiding the definition of the indicators and topics prioritized in this report.

This work was continued throughout 2018 and early 2019. A short review of the issues

addressed and their relationship and consistency with the BRF restructuring plan, the Global Reporting Initiative (GRI) indicators, the IIRC guidelines and the UN ODS were carried out. BRF also mapped the Brazilian Indicators for Sustainable Development Objectives, offered by IBGE, to understand how to better measure its real impact on this agenda.

The most relevant issues for BRF have been consistent with our concerns for the future, and all consolidate around our strategic bases of Security, Quality and Integrity. Waste of food, packaging and waste, sustainable value chain, social responsibility, diversity, animal welfare, water and energy are the themes most closely linked to our direct performance, the means by which we develop our business and contribute to society. All of them, guided by our pillars, are fundamental to putting our business strategies into practice and achieving a consistent and sustainable generation of results and value.

In 2019, BRF is working to establish a corporate sustainability strategy by consolidating the various existing projects, instruments and work fronts, as well as incorporating discussions on emerging issues in the public debate of the area, such as bioenergy, elimination of food waste, sustainable development of grains and other pillars in line with Agenda 2030 and the UN ODS (for which seven priority ODSs are being defined). Already in 2019, we worked with 17 employees focused on the strategy, in 22 projects in progress in the year, articulating 17 internal partnerships and nine external partnerships, with five commitments assumed on fronts such as animal welfare, grain chain and water. Among the outstanding efforts, we joined the seven Working Groups, in addition to the Brazilian Global Compact Committee, with leadership in one of the Working Groups.

Check out our relevant topics in the graphs below.

The most relevant issues for BRF have been consistent with our future concerns


Key Responsibilities
Material Themes
Strategic Pillars
Ambition
Safety
Quality
Integrity
Environment
Animal Well-being
Sustainable Partnerships
Society
Our people
High performance organization
Push and Pull
Operating Excellency
Growth and Profitability
Financial Discipline
CONSISTENT AND SUSTAINABLE GENERATION OF RESULTS AND VALUE TO SHAREHOLDERS AND STAKEHOLDERS

MATERIAL THEME	PRIORITY SDGS	OTHER RELEVANT SDGS	CAPITALS	ANNEXES	AUDIENCES IMPACTED
Sustainable partnerships: **Sustainable grain chain** Engage and develop suppliers to adopt sustainability principles in the execution of their businesses and their partnerships, as well as to strengthen BRF management mechanisms on topics of traceability, quality, environmental efficiency and social development, with a focus on the agricultural grain and commodities chain.	17	8 12 16	Financial Social and relationship	201: Economic performance 205: Fight against corruption 206: Unfair competition 307: Environmental compliance 419: Socio-economic compliance 308: Environmental evaluation of suppliers 408: Children's assignment 409: Forced or analogous to slave labor 414: Supplier social evaluation FP1 and FP2: Third parties and procurement	All audiences
Animal welfare: **Made in BRF** Seek the alignment of BRF at the forefront of the industry in aspects of animal welfare, by engaging employees and stakeholders and by adhering to commitments from internationally recognized organizations in the industry.	2	12	Natural Social and relationship	FP10, FP11 and FP12: Animal creation FP13: Handing , Museum, transport e abate	Integrated producers Public power Customers Employees Society
Environment: **Water and bioenergy** To manage impacts on the environment from the efficient use of resources, especially water, energy and associated environmental aspects (such as greenhouse gas emissions), emphasizing topics such as water availability, efficiency in agroindustrial processes and the search for low energy sources impact.	6 7 13	11 13	Natural Human Intellectual	302: Energy 303: Water 305: Emissions 306: Effluent and Waste	Employees Suppliers Customers Public power Society
Our people: **Social and biodiversity responsibility** To value the diversity of BRF's human capital and the valuing of people's lives and well-being through a strong and integrated organizational culture, continuous learning, retention and valuation of talents and the formation of leaders committed to the values of business.	8	5 10	Human Intellectual	102-8: Organizational profile 102-38 and 102-39: Compensation 102-41: Collective negotiation agreements 401: Employment 403: Occupational Health and Safety 404: Training and education 405: Diversity and equal opportunities	Employees Suppliers Customers Public power Society
Society: **Zero food waste** Manage social and economic impacts on communities of influence, seeking to maximize positive social impacts and generate real progress in people's lives, with a central focus on combating food waste.	12	1 2 11	Social and relationship Manufactured Intellectual	203: Indirect economic impact 413: Local communities 416, FP5, FP6 and FP7: Consumers' Health and Safety 417: Marketing and labeling	Society Consumers Employees Customers Suppliers



Quality and trust

IN THIS CHAPTER

Being present in the daily lives of consumers in more than 140 countries with a broad portfolio of products and brands takes our responsibilities business. We believe that by investing in quality, innovation, healthiness and relationships of trust, we contribute to reducing the potential impacts of the food industry – such as consumer health risks – and deliver convenient, practical, tasty and safe products.

In 2018, the strategy review process strengthened our performance in the domestic (Brazil), Islamic (Halal division) and Asian (International division) markets – a move that finds its coherence in the company's innovation potential and contribution to the food industry in key regions of the planet's population growth.

The more than 4 thousand products (SKU) that we offer in the markets materialize the investment of the last years in consolidating customized solutions, establishing partnerships and proximity to consumers. In terms of practicality, the *snacks*, the individual frozen, the sliced cold and the products that can be baked without defrosting have the advantage of facilitating the routine of consumers and combating waste, with appropriate portions at any given time.

The presence on special occasions of family life is another recognized attribute of BRF brands – such as traditional Chester, Christmas turkey and festive special cuts. Healthiness and innovation are still the hallmark of our Qualy margarine lines. And, in line with the strategy, we have advanced with BRF Ingredients, with the food service and with innovations in the international market to flex the chain, deliver innovative products and serve the food segment outside the home.

All these investments have their reason for being in the three core responsibilities of BRF management: Quality, Safety and Integrity. It is from these principles that we realize our desire to feed the world with respect to people, our values and our way of doing business.


Hambúrguer
TRADICIONAL
Sadia
Qualy
aéra
Torta de
PALMITO com Requeijão
MASSA DE IOGURTE
PERDIGÃO
OURO

4k products offered to the market are fruits of the investment in consolidating customized solutions to consumers

The goal of delivering convenient, practical, tasty and safe products induces investments in quality, innovation and healthiness

Food quality and safety

GRI 103-1 | 416, 103-2 | 416, 103-3 | 416

The growth and recognition of BRF's ability to be a leader in the global industry is directly related to the perception of consumers, customers and partners about the quality and reliability of our products.

Taken as crucial to the success of the business, these two pillars are continuously highlighted in the company's dialogue with its stakeholders and are among the priorities of the high leadership - which stands out through the Vice Presidency of Quality, R&D and Sustainability and of the Quality and Sustainability Committee, which take the issue to governance and strategy.

The Food Quality and Safety Policy, the BRF Quality System and the Hazard Analysis and Critical Control Point Program (HACCP) are the main management tools on the subject, combining criteria, standards and awareness actions across industrial and agricultural units, corporate areas and markets.

These instruments establish control measures and criteria that cover 100% of the portfolio, allowing the control of sanitary and regulatory risks and compliance with international standards of food production.

In recent years, we have deepened the work of quality management with two areas of emphasis: *food safety* and *food transparency*. The first one deals with the technical work of guaranteeing the non-variation, high quality and safety levels of all our products, taking into account sanitary and legal criteria of the markets.

The pillar of transparency, on the other hand, is the provision of clear, accurate and accessible information to consumers and business partners about the standards we use in production, as well as packaging, transportation and retailing processes.

TIER BRF

One of the innovations introduced during the year of 2017 and enhanced later was the establishment of this tool, which evaluates legal, environmental, labor, animal welfare and quality issues in all our industrial plants. In addition to improving the integrated management of these aspects and allowing risk control, TIER was also adopted in 2018 to measure the achievement of BRF's corporate goal at the end of the period.

The effort on these two fronts was fundamental to dealing with the challenging context after the unfolding of the Carne Fraca and Trapaça operations, which put our quality standards in check (*read more on page xx*). The combination of quality assurance systems and the timely provision of information has been our guideline for dealing with complaints, investigations and questioning of the relationship audiences about our internal processes.

AUDIT AND CERTIFICATION GRI 416-1

To ensure that the entire production chain meets international quality and safety criteria, we maintain a routine of audits – Audits of the BRF Quality System (SQBRF) –, annually held with the purpose of ensuring legal compliance and compliance with customer standards and certifications and plan for management improvements.

BRF is externally audited by several agencies responsible for the surveillance of the sector – Ministry of Agriculture, Livestock and Supply (Map) and National Agency of Sanitary Surveillance (Anvisa). It is also subject to verification of the international markets in which it operates, such as the Ministry of Food, Agriculture and Livestock (Turkey).

The company's customers also carry out external audits on export-enabled plants located in Brazil, Turkey, Malaysia and Abu Dhabi – a total of 36 manufacturing complexes.

Critical reading of the entire BRF portfolio, in order to map possible quality and / or variation problems and correct issues prior to the generation of impacts to consumers, is another effort. Since 2016, the project of improving quality standards in so-called icon products monitors aspects of quality in strategic SKUs for BRF and for the reputation of our brands.

In 2017, we began monitoring the information contained in the nutritional table of various industrialized products. By 2019, the information management of industrialized icons will be carried out. In this model, the producing units send monthly samples of each product icon to the company's central laboratory, located in Jundiaí (SP), for the analysis of the information described on the label.

The quality vision examined in the project goes beyond food compliance and safety: it also covers perceived characteristics, sensory aspects, packaging standards and the state of the product after the distribution processes to the points of sale.

The initiative imposes even stricter standards of quality analysis on these products - which adds up to the portfolio's 100% analysis of criteria, standards and policies - and results, since 2017, in the Conformity Index, an indicator obtained from the analysis of about xxx products, representing xx% of the volume produced.

More agility and connection

The development of a single model to tighten the link between agricultural and industrial units is part of a project that BRF has been dedicated since the second half of 2018. The purpose of the Operational Excellence System (SEO), as it was named, is to intensify the team engagement based on agility, simplicity and clarity, consistency in routine, and less on the elaboration of documentation and plans to be implemented in the future.

With this more agile profile in the connection between areas and people, the company has the perspective of continuing to achieve robust results in line with the values of safety, quality and integrity.

To give transversality to the project, the SEO was constituted by eight pillars – Management, People, Healthcare and Safety, Environment, Intrinsic Quality Asset Management, Industrial and Agricultural Operations – which are large areas of knowledge and impact (directly or indirectly) on BRF results.

Each pillar consists of four stages, starting from basic conditions and legal requirements to the implementation of operational excellence practices. Hence, the system bets on the inverted pyramid model by strengthening the routine of operators, supervisors, process managers and productive units and, last but not least, of directors.

After the positive results obtained during the pilot project implemented in the South (Toledo and Videira) and the Midwest (Lucas do Rio-Verde) – with the participation of 51 employees – the SEO started to be extended to the other units of the company.

In 2018, the following results stood out:

almost 100%
servicing items for industrialized products, referring to the information contained in the nutritional table to ensure compliance with current legislation (metrics: % of service = No. of compliant analyzes/Total analysis No.).

CERTIFICATIONS* GRI FP5
BRF adopts global standards in its production processes, in line with certifications that address the quality of processes, environmental controls, animal welfare, and food safety aspects. Get to know the main ones:

*Valid for 2018 The Buriti Alegre (GO) unit is no longer certified in the Certified Humane standard, with the completion of the Garden project and the partnership with the English chef Jamie Oliver. GlobalGAP certifications were not renewed at the Chapecó (SC) and Alo Free units in Marau (RS) and Capinzal (SC), due to the delisting of the plants to meet the European market. In the year 2019, we intend to renew the GlobalGAP certification in Marau/RS and recertify in the Alo Free standard. The Chapecó/SC plant will also re-certify in the GlobalGAP standard.

100%
categories have more than one form of management aiming at consumers' health and safety.

All external audits met expectations, either from the requirements of the clients, or from certifiers or supervisory bodies. As for internal audits, deviations are being deployed in action plans.

Units – Final Product

BRC
Brazil (Chapecó, Concórdia, Capinzal (SC); Toledo, Francisco Beltrão (PR); Serafina Corrêa, Lajeado, Várzea Grande, Marau (RS); Mineiros, Rio Verde (GO); Dourados (MS).

IFS
Brazil (Chapecó, Capinzal, Concórdia, Videira (SC); Toledo, Paranaguá (PR); Lajeado, Várzea Grande, Marau (RS); Mineiros, Rio Verde (GO); Dourados (MS); Vitória Santo Antão (PE).

NATIONAL CHICKEN COUNCIL (PAACO)
Toledo (PR), Chapecó, Capinzal, Concórdia (SC).

CERTIFIED HUMANE + ZERO ANTIBIÓTICO
Lucas do Rio Verde (MT)

Units – Raw Material

GLOBALGAP
Marau

ISO 17025: 2005
Brazil: Carambeí, Francisco Beltrão, Toledo, Dom Vizinho (PR); Videira, Concórdia, Capinzal (SC); Marau (RS); Jundiaí (SP); Uberlândia (MG); Lucas do Rio Verde (MT).

Safety, Quality & Integrity

•

NON-NEGOTIABLE COMMITMENTS

WE WORK WITH SAFETY

In the operation
We seek to reduce accidents and eliminate fatalities in plants, farms, logistics centers and product distribution

Injuries with leaves
2.57 (2017)
1.19 (2018)

Injuries without leaves
30.41 (2017)
19.25 (2018)

In logistics
We have achieved the best result since the beginning of the HSE transport program

25% reduction in deaths, in 2018

In the products
We work to ensure our consumers' welfare and health



100% of the portfolio
assessed as per sanitary safety and quality criteria

50% reduction
in the accident rates in 2018

100% of the employees
represented by HSE committees

78,5% complaints
in the transparency channel were sorted out in 2018

23% fewer complaints
submitted by consumers in the CSC

100% of the external audits
met the expected standards of clients, certifiers or inspection bodies

Connection
The Operational Excellence System (SEO) engages areas and teams based on more agile, clear and constant procedures in the company routine

Certifications
IFS
Certified Humane
Global Standard for Food Safety – BRC

INTEGRITY IN ALL WE DO

Controlling risks
We are continuously trained in Anti-Corruption and Conflict of Interest policies. Below are some of our training indicators:

4 mobilized areas in preventive and corrective actions

- Compliance Board
- Internal Audit
- Risks and Internal Controls
- Audit and Integrity Committee

Communicating policies
Campaigns and awareness actions solidify our culture. We have already trained

95.4 employees
Transparency manual

11.3 employees
Anticorruption

9.7 employees
Conflict of Interests

QUALITY IN A WIDE SENSE

In the processes and in the management
Process Improvements and Operational Excellence contribute to the Company's perception of quality

Quality TIER
This tool assesses legal, environmental, labor items, related to animal welfare and quality in all our industrial plants, which are tied to the variable compensation of executives and eligible parties

In the portfolio

- Food Quality and Safety Policy
- BRF Quality System
- Program for Hazard Analysis and Critical Control Items (HACCP): They ensure 100% of the portfolio is covered by control measures and sanitary and regulatory criteria

Partnership with customers and consumers

Our relations with the market are historically guided by transparency and the effort of dialogue and confidence building. With the effects of the Carne Fraca and Trapaça operations on the image and reputation of BRF, we work to reinforce Integrity, Quality and Safety as non-negotiable requirements of our way of working.

The Consumer Protection Code and the Corporate Consumer and Customer Service standard guide investments, projects and measures of relationship with those who consume our products or acquire them for processing, distribution and sale.

For this reason, the Customer Service Center (SAC or CSC) assumes an even more strategic role in the Company, guided by two pillars: a search for consumer and customer loyalty (through the best experience with our services) and helping customers and consumers be heard, as a way of achieving the continuous business improvement. In order to strengthen this connection with the public, the company implemented some actions, such as the live CSC (executives follow the day to day of calls), Fale com o Consumidor ("Contact Consumers", managers and directors directly respond to consumers) and Rodas de Prosa ("Prose Round"), conversations with supervisors of the producing units in Brazil.

The CSC is offered in Brazil, Chile, Paraguay and Uruguay for all brands, allowing the clarification of doubts, the recording of complaints and the reception of compliments, counting on a team of BRF's own staff. Specific denouncements regarding ethical and integrity aspects can be carried out by the BRF Transparency Channel (*read more on page 22*).

In Brazil, the Customer Service Center is headquartered in the Shared Services Center (CSC) in Itajaí (SC), and is comprised of more than 40 people. By means of it, consumers from Brazil and some South American countries are served for all BRF brands, with a solution deadline and a 10-day response return.

All demands related to product quality and/or safety issues, involving potential impacts on consumer welfare, are dealt with by the legal support in critical cases. Complaints in the legal sphere are managed by internal lawyers and through a specific system of registrations. 100% of the cases involving product anomalies are submitted to quality area checks.

BRF digital channels have also been relevant in enabling closer relationships with end consumers. In addition to the specific corporate brand site (brf-global.com) and social networking accounts – Twitter (@brf_brasil), LinkedIn (linkedin.com/company/brf) and YouTube (youtube.com/user/brfglobal), our main brands (Sadia, Perdigão, Qualy, etc.) have their own accounts and websites, which offer information on nutrition, health, prescription tips and consumption patterns.

In 2018, we had a 23% reduction in the volume of complaints, with initiatives that included process improvements and registration tools, presentation of frequent gaps in forums, engagement of areas and creation of a specific governance for critical cases.

We have set a 20% reduction goal regarding complaints rate. We have a shared goal based on the NPS index, and in 2019 we should reach the 75th level in the case of consumers; among customers, 30.

STRENGTHENED RELATIONSHIP

In the last two years, approximately R$ 10 million were invested in the area of relationship with consumers and clients, including the implementation of the Salesforce platform (a reference in CRM in the market). In this sense, the management of NPS (Net Promoter Score) is part of another strategy as it translates the service to consumers and customers through the SAC into goals for 2019. These two actions mobilize the company to reduce complaints, backlogs, to improve service indicators (such as response time) and NPS, causing the company's vision to be focused on the interests of consumers and customers.

COMPLAINTS AND LEVEL OF SATISFACTION IN THE SAC[4] GRI 103-2

	2016	2017	2018
No. of cases recorded (Positive and Neutral) (%)[1]	29	38	47
No. of cases recorded (Negative) (%)[1]	71	62	53
1st level service (%)[1,2]	81	87	90
No. of cases resolved (%)[1,3]	100	100	98[7]
Satisfaction level - NPS (Consumer - Individual)	Not applicable[5]	66	73[6]
Satisfaction level - NPS (Business)	Not applicable[5]	-27	-19
Satisfaction level - NPS (Logistics)	Not applicable[5]	-17	6
Satisfaction level - NPS (UP)	Not applicable[5]	45	40

1 The information was presented in % on the basis of the data confidentiality.

2 1st level service are all registered neutral, positive and negative cases treated with consumer/customer by the attendant, without the need for analysis by another area.

3 Registered cases that are included in our system as concluded, with all flow steps completed.

4 Simple contacts, such as requesting phone numbers from other areas, sending CVs and mistakes, were not counted in the figures presented.

5 NPS data in 2016 are not applicable, since monitoring started in 2017.

6 Data of the NPS Individuals of 2018 contemplates only the months of November and December, because in the previous months this indicator was not applied.

7 At the time of data collection, there were still cases in progress with the areas.

INFORMATION AND TRANSPARENCY

GRI 103-1 | 417, 103-2 | 417, 103-3 | 417, 417-1

One of the main transformations of the relationship between companies and consumers is the level of their requirement for nutritional and production information. To stimulate conscious choices and put into practice the concept of *food transparency*, one of the pillars of quality management (*read more on page xx*), BRF adopts all relevant legislation in the markets associated with brand communication and labeling.

We are aware of potential changes in regulatory scenarios and countries' requirements and best practices, developing products in accordance with Technical Identity and Quality Regulations (RTIQs) and/or other applicable laws. All product formulations are registered with regulatory agencies as indicated in the labeling records.

We understand that BRF's risk management is directly linked to compliance with national and international labeling standards. We only use proven safe substances and provide product composition data on all labels and packaging. In Brazil, Anvisa is responsible for overseeing, regulating and monitoring these items. We also include in the products various information, such as outsourcing of product or service components; substances that may have an environmental or social impact; safe use; product layout; and environmental or social impacts.

We present on our labels items such as recycling and selective collection seals; signs on allergens (now mandatory in Brazil); and certifications for specific markets, such as Halal, for the Islamic markets. In brands such as Sadia, we also include, where applicable, information on health and animal welfare. Specific market obligations are also observed, such as the European Community 's packaging stamp and the phrase "Destination People Republic of China" in the case of products intended for the Chinese market.

Labeling: mandatory standards

Applied to 100% of BRF markets

- List of ingredients: indicated on the label as per the specific legislation of each country
- Net contents: indicated on the main panel of the label
- Origin identification
- Name or business name and establishment address
- Name or business name and importer's address in the case of imported products with an animal origin
- Official stamp of the Federal Inspection: when applicable – there are cases in which products dispensed from registration by Anvisa do not have a SIF stamp
- Establishment rating, as per the official classification
- CNPJ
- Product conservation
- Product trademark
- Lot identification
- Manufacture date
- Expiration date
- Product composition
- Registration indication: when applicable – there are cases of products exempted from registration by Anvisa
- Instructions on the preparation and use of the product of edible animal origin or food, when necessary
- Good practices and market differentials


Novo!
Frango Fácil
Coxas
Sadia

CONSUMER'S DATA

The labels take information in different ways, such as safe use, substances that may cause environmental or social impact, certifications, among others

CUSTOMERS AND MARKET

The relationship with retailers, distributors and food processors and business partners is an important front for us to undertake our strategy of being an admired, respected company, capable of feeding the world.

Investments in service level improvement, discipline of execution, efficiency gains, reduction of losses and improvement of the negotiation and inventory management processes are the focus of our relationship with more than 200 thousand customers in 140 countries – including bakeries, large retailers, small and medium-sized markets and the *food service* and catering service sector.

With a clear vision of seeking growth in the customer base, with 25% productivity gains and the goal of reaching 300,000 partners in the coming years in Brazil, BRF is focused on improving relationship technology, integrating monitoring platforms of execution and mobilize the sales chain in the precepts of quality, safety and integrity that guide its strategy.

The last three years have been important advances in this field, with the systematic monitoring of several indicators, such as OTIF (On Time In Full), percentages of store ruptures, service level evaluation, aspects of punctuality and perceived quality and standards of disposal of products at points of sale.

In Brazil, several programs contribute to raising service levels and improving business processes: the main one, structured in 2018, is + Excellence, an initiative that covers all the country's regional and seeks to leverage results through indicators and processes in eight pillars: Staff, Management, Finance/Pricing, Trade Marketing, Route, A.S., Food and Logistics.

From 2019, BRF plans to integrate + Excellency into the Company's projects in the Brazilian Vice-Presidency, disseminating successful actions, such as the Logistics Excellence Program (PEL), in all the regional ones.

The company relates to more than 200,000 customers in 140 countries, ranging from bakeries to large retailers, small and medium-sized markets and the food service sector

Innovation and knowledge

Investing in intellectual capital is the foundation for the realization of BRF's purpose and strategy, which must rely on its strong and conspicuous brands and at the same time be attentive to a constantly changing global market.

From conceptualization to product launching, we are attentive to the profile, culture and needs of the markets in which we are present. In recent years, we have grown into key categories, with brands with well defined market and public positioning.

Our history is marked by the valorization of intellectual capital. Through the Innovation Center in Jundiaí (SP), we maintain a team dedicated to studying novelties in the food industry, rethinking the composition and building disruptive solutions, testing new modalities and product presentations.

In 2018 alone, we invested R$ 53.5 million in R&D, covering all our operations.

The allocation of resources for research and development covers both the products that are offered to final consumers as well as studies in the agricultural area. These are the company's efforts to anticipate market transformations, drive consumer trends, optimize our cost base, *market share* in strategic categories, to improve the genetics of our biolog-



R$ 53.5 million
Invested in R&D

ical assets and feed conversion (the relationship between weight gain and feed consumed by animals) and to increase the presence and strength of our brands in the regions where we intend to grow and become leaders.

A BRAND FOR EACH OCCASION

The deepening of the plan for expanding and conquering markets has made us look with increasing attention to the complementarity of BRF brands. Through Sadia, Top of Mind in several and categories, we have consolidated ourselves as a global company based on attributes such as taste, quality and innovation.

As for Perdigão, it has established itself as the allied brand of the Brazilian family, present in various moments of one's daily routine with high quality and practicality products. Qualy, in turn, consolidated in Brazil as a possibility of healthier food at the table, with different uses in revenue and consumption for breakfast and an innovative launch during the year, focused on the segment without lactose.

Market share

From 2017 to 2018, BRF increased 0.5 percentage points in the market share in Brazil, reaching 44.7% of *market share*. In this way, we continue to enjoy market leadership in our leading brands. In 2018, the categories of sausage and frozen increased by 1.5pp and 0.3pp compared to the previous cycle. On the other hand, the cold cuts categpry had a decrease of 0.9 pp in the period. For the margarine category, we had an advance of 0.6 pp in 2018.

In Brazil, we continue to invest in the brand communication of Sadia, Perdigão and Qualy, with special emphasis on campaigns for festive periods and major events. Several launches in the one-to-one lines of frozen and barbecue (Na Brasa) items were also relevant, respectively, in Sadia and Perdigão (*see it below*).

Another highlight in 2018 was the entry into the Kidelli market, BRF's new brand focused on offering products with our quality standard at competitive prices. The portfolio includes processed foods with poultry and pork, with 13 products of hams, breaded, sausages, mortadella and hamburger products.

The brand is focused on the Brazilian market and is exclusively marketed in atacarejo networks (self-service retail and wholesale integrated in the hypermarket models) and independent distributors.

TOTAL BRF'S MARKET SHARE (%)


1Q17
43.2
2Q17
44.3
3Q17
44.9
4Q17
45.3
2017
44.2
1Q18
45.3
2Q18
45.4
3Q18
44.2
4Q18
44.9
2018
44.7

Source: Nielsen

* As of 4Q18, the Becel brand was excluded from the Company's *market share* reading, given the extinction of the *joint venture* between Unilever Brazil and BRF

MARKET SHARE PER CATEGORY

FROZEN (%)

Period	Market share
1Q17	48.7
2Q17	47.0
3Q17	48.0
4Q17	49.8
2017	48.6
1Q18	49.4
2Q18	50.1
3Q18	47.4
4Q18	49.4
2018	48.9

MARGARINES (%)

Period	Market share
1Q17	51.3
2Q17	53.0
3Q17	54.1
4Q17	54.5
2017	53.1
1Q18	53.6
2Q18	53.6
3Q18	53.7
4Q18	54.2
2018	53.7

COLD CUTS (%)

PERIOD	MARKET SHARE
1Q17	51.6
2Q17	51.3
3Q17	50.7
4Q17	50.4
2017	51.0
1Q18	50.4
2Q18	51.0
3Q18	48.9
4Q18	50.0
2018	50.1

EMBEDDED(%)

PERIOD	MARKET SHARE
1Q17	34.7
2Q17	38.0
3Q17	39.0
4Q17	39.6
2017	37.7
1Q18	37.9
2Q18	39.9
3Q18	39.8
4Q18	39.3
2018	39.2

ATTENTIVE LOOK TO PROCESSES

BRF also understands and applies the concept of innovation in a manner that is attentive to its processes and operational activities. In direct connection with our Restructuring Plan (*read more on page xx*), we believe that it is key to study opportunities to optimize the use of our assets, to rethink the installed productive capacity and to make the conversion of raw material into products more agile according to the demand of the markets.

In recent years, a manufacturing *footprint* project sought to identify opportunities for eliminating idleness, increase of productivity, speed of execution and capacity of service to the markets in all the regions in which we maintain industrial units.

The operational adjustment associated with BRF's operational and financial restructuring also had a say in this aspect, with changes in more than 20 factories in Brazil to improve service to markets and strategic categories, eliminate idleness and make the production chain more flexible.

In 2018, we began the implementation of the BRF Operational Excellence System (SEO), a program focused on improving, standardizing and systematizing the company's operations management. Involving about 50 employees in its first phase, the initiative focuses on raising the best practices of our units and disseminating them, in addition to raising productivity and efficiency levels and optimizing cost management and capital allocation.

In 2019, we started the implementation of SEO in a pilot model in three plants in Brazil, and the expectation is to consolidate SEO in all BRF operations in Brazil and abroad in 2020, bringing results through indicators.

TECHNOLOGIES

Innovation is also present through the deployment of new technologies in process monitoring and operational management. Some highlighted initiatives are:

- **Traceability:** the use of *blockchain* figure as one of the opportunities to leverage the BRF business, with a competitive differentiation resulting from a thorough control of the entire production chain. In 2017, a project was started with a large retailer to track BRF's production products to supermarket shelves in partnership with IBM.
- **Telemetry:** BRF has partnered with an IoT (Internet of Things) solution expert for the deployment of advanced telemetry in fleets. The company will use its telemetry systems to improve the management of logistic monitoring as part of BRF's Health, Safety and Environment Program.
- **Online indicators:** we work in the computerization and availability through systems and mobile devices of all processes and sales stages, focusing on the monitoring of total investments by category, region and channel, as well as inventory and service level monitoring.
- **Sensors and IoT technology in factories and farms:** they involve the offer of operation online data.
- **Shopping system:** a specific portal for the Supply area, with several services that facilitate the negotiation processes and the awareness of the partners regarding the Code of Conduct for Suppliers.
- **Telemarketing:** since 2017, we have a customer relationship project (B2B, or business to business) executed through a dedicated service center.


Hambúrguer
TRADICIONAL
Sadia
Qualy
aéra

Health and nutrition

GRI 103-1 | 417, 103-2 | 417, 103-3 | 417

We work in our portfolio with products *in natura*, processed and frozen products that have different characteristics and attributes, according to their consumer profiles and consumption patterns. Our industry coexists with the challenge of improving the nutritional standard of its deliveries to society without compromising practicality, taste, affordable price and origin of ingredients – a balance that motivates us, especially from innovation, to look for alternatives that guarantee the well-fare and consumer health in the long term.

BRF is committed to pursuing improvements that encompass the portfolio's increasing spectrum; in parallel, it works on a sectoral scale to enhance *status* of products already in line, focusing on reducing the content of fats, sodium and sugar products, pursuant to international standards and local regulations.

The Brazilian Association of Food Industries (Abia) has allowed us to advance in healthy debates in the food industry in recent years. A decade ago, we worked to eliminate the use of trans fat in the formulation of all products, with research, sensory and performance testing and safety assessments.

Abia has also set sectoral targets for reducing sodium levels in meat products (hams, sausages, hamburgers, chicken patties and mortadella). The perspective is that the goals will be updated by 2020.

APPROACHES AND CHALLENGES

BRF's nutritional strategy speaks directly to our business plans and proposes a permanent review of what we consider to be "healthy products." Today, our understanding directs the focus of action to the nutritional adequacy in relation to the moment of consumption, besides the reinforcement of commitments with animal welfare as key elements for the quality of the products.

We continue to review the nutritional criteria of our products, making this a more robust pillar in the coming years. A highlighted brand in recent years is Sadia, in which we have concentrated several actions related to sodium reduction. We have launched the internal challenge of reducing sodium content by 30% in 2016 and have achieved a much more qualified portfolio compared to the goal established by the sector agreement via Abia.

To promote such improvements, we had to study innovative solutions for the conservation and preservation of sensorial aspects



Reductions in fat, sodium and sugar content are part of the quest for better quality products

of the products, mobilizing our suppliers in search of ingredients solutions and developing BRF's own technology, allowing the lowest use of sodium.

This is the most relevant challenge in the food industry, since sodium is a functional compound for certain products - such as sausages, ready-made dishes etc. – and their absence may impact on aspects of stability and quality, especially in foods commercialized in non-refrigerated conditions, such as mortadellas, sausages and bacon.

In 2018, we consolidated the implementation, begun in previous years, of the monitoring contained in the results of the attributes included in the nutritional table of our products. There were 374 products of the processed category in the Brazilian operating platform, which had all the tests performed and the results were analyzed by a multi-professional team.

For 10 years, the company has worked to eliminate the trans fat from products

Some traditional meat products are marketed in high-content packaging, and their exposure and portioning does not allow the communication of some nutritional information to the consumer/customer's best buying decision. That resulted, in the year of 2018, in the analysis of BRF portfolio products that contained added vitamins and minerals. Due to the analytical difficulties of proving the quantity of these components in such a complex base as meat products, which may lead to uncertainties in the analysis results, we chose to remove these components in most of the products of the breaded, sausages and categories of the Perdigão brand.

Improving the nutritional standard without compromising practicality and taste is the challenge faced by the company.

PERCENTAGE OF TOTAL SALES VOLUME OF CONSUMER PRODUCTS, BY PRODUCT CATEGORY, THAT HAVE A SODIUM REDUCTION EQUIVALENT TO (%)* GRI FP6

Product category	2016	2017	2018
Hams	1.03	1.27	1.15
Sausage	0.74	0.57	0.51
Pastry	0.22	0.27	0.24
Beef sausage	2.27	2.68	1.05
Seasoned	0.52	0.5	0.17
Cured Smoked	0.74	0.26	0.24
Hamburger	0.02	0.1	0
Ready Dishes	0.26	0.41	0.19

* Sodium is the molecule responsible for the osmotic balance of the body, being one of the main factors that affect the blood pressure of individuals. The percentage presented indicates the participation in sales of products that have the reduction/addition claim in the total amount of products sold by BRF, including the volume of products in natura, in which there is no technical/legal feasibility for the use of these claims.

PERCENTAGE OF TOTAL SALES VOLUME OF CONSUMER PRODUCTS, BY PRODUCT CATEGORY, WITH ADDED VITAMINS AND MINERALS (%)* GRI FP7

Product category	2016	2017	2018
Sausage	4.37	4.07	0.02
Pastry	0.43	0.5	0.04
Beef sausage	1.07	1.04	0.76
Margarines	4.67	3.47	3.44

* Vitamins are the organic substances that are present in food and that are necessary for the balance of vital functions. Much of the essential vitamins the human body can not synthesize. Minerals are essential micro-nutrients and cannot be synthesized by the human body, and therefore must be ingested. The percentage presented indicates the participation in sales of products that have the reduction/addition claim in the total amount of products sold by BRF, including the volume of products in natura, in which there is no technical/legal feasibility for the use of these claims.



Impact and value generation

IN THIS CHAPTER

The maturing of our management challenges us to think about the generation of results in addition to economic-financial indicators. The combination of business performance and other variables, such as our influence on local communities, human development expressed in our workforce and the environmental footprint of our operation, allows us to evaluate how BRF in fact generates value, delivers benefits and critical impacts of the operation.

Inspired by our material sustainability themes and capital vision of the integrated reporting model of the International Integrated Reporting Council (IIRC), we present in this chapter our performance in different chain links and demonstrate our value generation throughout 2018.

Human capital

Today, we are a team composed of over 107,000 employees worldwide

In BRF, developing human capital aims to boost results and contribute to generate positive impacts throughout our value chain.

We are more than 107,000 employees worldwide. 80% (85 thousand) of this total is in Brazil and about 20% abroad, especially in Asia, where we have more than 9 thousand professionals. They are people from 92 countries, who speak more than 29 languages, but who conduct business in a way that is aligned with our values, practices and purpose.

With the review of strategic planning in 2018, which included human capital as one of its pillars, the human resources strategy was also updated to support the new five-year cycle.

From the challenges of developing a high-performance organization, inspired by consistent leadership and a culture that encourages everyone to engage in disciplined strategy execution and makes all employees proud to be part of BRF, we have established four pillars that have guide all initiatives in the area of human resources:

4 pillars endorse our HR initiatives



- Inspirational Leadership: Ensuring the consistency and stability of the leadership structure and teams to engage and inspire the high performance and behaviors we expect from the organization
- Cultivating Talents: Establishing an environment that promotes the identification, development and retention of talents, stimulating high performance and sustaining the business

- Culture of Excellence: Developing an efficient organization with high performance culture and meritocracy, leveraging best people management practices

- Pride of being BRF: Ensuring engagement and alignment of employees to implement the strategy, promoting a safety and well-being environment, with best human resources practices and recognition

We understand that implementing human resource best practices, promoting well-being in the work environment and engaging employees (from factories and farms to corporate offices), and structuring diversity programs are some of the action plans.

BRF's mission is to be considered the best company to work for in 2023. Hence, the Company's purpose must be strengthened and investments in security, leadership training and compliance – important parts to be fitted – become the foundations of this transformation.

PROFESSIONAL'S PROFILE

GRI 103-1 | 401, 103-2 | 401, 103-3 | 401

Because of the strategic measures taken throughout the year, such as the reorientation of businesses focused on the domestic, Asian and Islamic markets, some consequences were inevitable, such as adjustments in the framework and lay-offs (when the working day is reduced or the contract is temporarily suspended), in plants directly affected by market changes. If, on one hand, the incorporation of the operations in Turkey brought 4 thousand new employees throughout 2018, on the other hand, the decision to sell assets from Europe, Thailand and Argentina will result, during 2019, in the transfer of around 10 thousand employees to other organizations.

We stopped production in Concórdia and Chapecó, both in Santa Catarina, and finished the production of turkeys in Francisco Beltrão (PR) and Mineiros (GO). Part of these decisions comes from the closure of the Russian and European markets. Therefore, initiatives aimed at taking volume out of the chain were essential for the Company not to accumulate losses in 2019 and to return to growth and profitability in 2020.

We believe that despite the difficulties of the period, it was possible to maintain the engagement of our people. This is due to many efforts, such as the valuation of professionals by competence, salaries that meet market standards, an environment that encourages a plurality of ideas and contracts that do not distinguish between gender, race and religion.



The company seeks to constantly rethink its talent retention initiatives in order to have lower turnover rates. We are one of the largest employers in the Brazilian food industry and prioritize the hiring of local professionals in our national or international operations. We know that management is a fundamental tool for the company to constantly rethink its initiatives aimed at retaining talent and having lower turnover rates.

We are aware that the changes in the behavior of the new generations in the conduct of their careers, the impositions of economic conjunctures, and the very nature of the business, which are highly competitive, become recurring challenges.

We are one of the main employers in the Brazilian food industry, prioritizing the hiring of local professionals in national and international operations.

YEAR BY YEAR – OUR STAFF (%)


2016
104,035
2017
109,733
2018
107,784

* Value considering the operation of Turkey (unlike the GRI 102-8 indicator).

MORE INFORMATION
on our human capital in the Annexes, page 115

EMPLOYEES BY GLOBAL REGION (2018)


BRAZIL
87,032
LATIN AMERICA
3,831
AFRICA
8
MIDDLE EAST
6,713
EUROPE
782
ASIA
9,418
Total
107,784

EMPLOYEES, BY TYPE OF CONTRACT AND GENDER GRI 102-8

	2016			2017[2]			2018		
	Men	Women	Total	Men	Women	Total	Men	Women	Total
Undetermined time (Brazil)	51,058	34,924	85,982	52,822	34,611	87,433	51,941	32,893	84,834
Determined time (Brazil)	211	156	367	297	153	450	212	198	410
Employees out of Brazil[1]	9,547	6,567	16,114	9,495	6,531	16,026	13,970	6,782	20,752
Interns and trainees	770	802	1,572	737	762	1,499	805	983	1,788
TOTAL	**61,586**	**42,449**	**104,035**	**63,351**	**42,057**	**105,408[2]**	**66,928**	**40,856**	**107,784**

1 For employees outside Brazil, there is no data on type of contract (determined/indeterminate). Therefore, only the total per structure is informed, without opening the respective categories.

2 In 2017, data from Turkey was ignored. As this was BRF's latest acquisition, there was still no full integration of the information. In Turkey, in 2017, there were 4,325 employees. Considering this data, the total number of BRF employees in 2017 was 109,733 people.

PROUD TO BE BRF

In November 2018, we conducted a global engagement survey with more than 19,000 employees, in order to evaluate the perception and guide the internal initiatives and their results metrics. Conducted in partnership with Willis Towers Watson, the methodology considered representative sampling of the entire company based on the organizational structure, in addition to involving 100% of the leaders up to the managerial level. With 92% of adherence and an overall result of 89% for the level of engagement, the consultation had its results communicated in January to all employees.

Although the overall result of the survey was above the average for consumer goods companies, we evaluated improvement opportunities when we compared the data to the average of high performance companies.

In early 2019, local Engagement Committees were established, which will be responsible, throughout the year, for ensuring the implementation of strategies taking into account the specific needs of each locality.

One of the issues that has advanced the most in recent years is the evolution in the gender wage comparison

CORPORATE EDUCATION

GRI 103-1 | 404, 103-2 | 404, 103-3 | 404

In 2018, a diagnosis of critical capabilities aligned with our strategic planning resulted in the structuring of a Corporate University - BRF Academy, with transversal academies (such as Leadership) and business (dedicated to Sales teams). This strategic deployment ensured the alignment of employee development with the business prioritization. In addition to the BRF Academy, the company executes and follows up on Legal and Mandatory Training, as well as supporting specific external development initiatives, according to an analysis of its effectiveness in transforming talents and business processes.

With an eye on the development of our people, we worked in 2018 with three axes of development, training and improvement: a Learning Portal for 20k employees (BRF Academy Digital); the Academies of the Corporate University, with on-site courses (people, processes, business); and educational incentives for graduation and qualification in the context of the career paths of the Sales Academy.

Throughout the year, we strive to offer programs aligned with the company's strategy and with our career paths. For the future, foci are deploying new trails by role in the Leadership Academy, the Sales Academy and the Operations Academy; expand educational incentive programs based on succession plan; and expand the offer of online training (Digital BRF Academy).

DIVERSITY

GRI 103-1 | 405, 103-2 | 405, 103-3 | 405

In BRF, Diversity in its most different aspects (culture, race, religion, age, gender, sexual orientation, disability, etc.) is an important pillar of management of our employees, generating opportunities for innovation and social commitment. We believe that diversity builds a company that is more likely to respond to the needs of the market and our audiences around the world. This way of thinking is translated through internal studies based on demographic data, strategic directions, parameters for management (ISE/Bovespa and Dow Jones Sustainability Index, among others) and the carrying out of focus groups in Brazil and abroad.

Since 2018, in line with the United Nations (UN) principles of sustainable development (ODS) for gender issues, we are committed to promoting changes that increase the representation of women in high leadership positions while, through our benefits and health programs, we guarantee all our employees access to medical care with pre and neonatal care, as well as educational activities regard-

AVERAGE NUMBER OF TRAINING HOURS BY GENDER


MEN
19.3
WOMEN
12.9

Total: **16.8h**

*For this information, we use the asset base (Brazil - December 2018), which has a total number of 87,032 employees.

ing the importance of preventive health care for men and women. We are evolving to build more robust strategies, considering the specificities of each of the audiences present in our organization, with training sessions for leaders on integrity and respect for diversity, the latter being one of the priority audiences in dialogues and actions. As a complement, in addition to the frequent disclosure of the premises present in the company's code of conduct, which is made available to all employees, BRF promotes, in the different units, cultural and educational activities on commemorative dates of appreciation of diversity, as a means of disseminating the commitment to foster an environment that is friendly towards differences, by creating proximity and building bridges.

over **18k** people submitted to the BRF performance evaluation



CULTIVATING TALENTS

GRI 103-1 | 401, 103-2 | 401, 103-3 | 401, 404-3

The connection and engagement of employees with the culture and purposes of BRF are accompanied by periodic researches and by the High Performance Cycle, annually applied. This assessment provides career development based on employee performance. The current cycle considers eligibility for employee bonus for positions distributed between the senior analyst and CEO levels, all other levels being eligible for profit sharing (PLR) and performance evaluation, which contributed to the Company's results. In addition to these two tools, our purpose is to intensify feedbacks from managers to their respective areas. The aim is to provide tools so that employees are protagonists of their development and in order for leaders to actively contribute for this achievement.

The performance evaluation by BRF has evolved since 2014, from a restricted process aimed at the remuneration pillar to a process based on feedback and employee development. In 2018, the process covered 3.7 times more people, initiating a universalization movement. The process is divided into five stages and is based on the development of an Individual Development Plan. For the leadership audience, an assessment of consistency with culture and readiness for the next levels of career complexity is also made. In 2018, we raised the evaluated audience from about 4 thousand people to more than 18 thousand, covering not only senior positions, but also the entire operational population of areas such as Sales and the administrative team.

Throughout 2019, we will expand our audiences to 100% of the Company, including factory operating levels and logistics. The objective is to ensure evaluations and feedbacks to all, regardless of one's hierarchical level.

Issues such as gender, sexual orientation and age are on our diversity radar

A Healthier Life

At BRF, we also focus on providing welfare to people, as we believe that the quality of life is directly linked to a collaborative work environment that allows the full development of talents. Therefore, We encourage sports in all of our units (at the gyms installed inside or outside them, with which we have a partnership), offer several programs related to the theme and provide labor flexibility for the corporate team, among other benefits.

The objective of the A Healthier Life ("Vida + Saudável) program is to propose a series of initiatives aimed at the health care of our employees and their families, such as:

A New Being ("Novo Ser") Program: It guides pregnant women (employees or dependents) through face-to-face or telephone meetings on topics such as nutrition, prenatal care, legislation, newborn care, psychological support etc. Another objective is to provide quality prenatal care and access to assistance during this period through benefits and exemptions from co-participation in the health agreement.

Health Program by Gender and Age Group: it provides co-participation (employees and dependents) exemption for certain age-specific routine exams, such as mammography for women over 40 or PSA for men over 40 years of age.

Health prevention and support for pregnant women are among the welfare actions

BENEFITS GRI 401-2, 401-3

Employees in Brazil receive a number of benefits, either from BRF's liberality or guaranteed by Collective Labor Agreements. The main ones are:

- Valuation and recognition programs for company time;
- Transportation vouchers;
- Food card or food staples;
- Meal card or internal restaurant service;
- Health agreement;
- Dental agreement;
- Complementary social security;
- School aid;
- Day-care aid;
- Life insurance;
- Discount on the acquisition of products;
- Employees' Sports Associations (available only in certain units);
- Agreements with gyms and pharmacies;
- Extended maternity/paternity leave (Citizen Company – "Empresa Cidadã");
- Freebies on commemorative dates and gifts for children up to 10 years old;
- Integration training and technical qualification for the activities.

The benefits are either provided by BRF or guaranteed via a Collective Negotiation Agreement. BRF still offers all employees in Brazil and in certain units abroad, a company working time valuation program referred to as "Nossa Gente, Nossa História" (Our People, Our History"), which honors and recognizes people who have worked from 10 to 50 years at the company. In 2018, we had more than 7,000 employees honored. Some benefits, such as daily meal, do not apply to all part-time workers. The company follows the local legislation regarding maternity and paternity leaves and does not offer any type of discouragement, oppression or censorship regarding the subject. In 2018, in Brazil, BRF adhered to the rules of the so-called "Empresa Cidadã", which extends maternity and paternity leave.

WAGE NEGOTIATIONS GRI 102-41

Collective negotiations with trade unions representing occupational categories takes place every 12 months, according to the base date, held in regular meetings with workers' representatives. In Brazil, 100% of employees are covered by agreements and represented by the workers' union. In 2018, BRF negotiated with 76 unions of various professional categories, signing 80 Collective Agreements with wage readjustments and six collective agreements.

Abroad, the labor laws of each country are followed, and when there is a representative body of workers, the coverage of collective agreements is 100%. In the various manufacturing units outside Brazil, except in the Middle East, BRF employees are represented by trade unions. Culturally, in countries from the Middle East, employees do not organize collectively.

HEALTH AND SAFETY

GRI 103-1 | 403, 103-2 | 403, 103-3 | 403

Safety is a non-negotiable commitment to BRF. We value the lives of our people first, above any result. In 2018, we dedicated our efforts to improve our results in this regard and recorded a significant improvement in our *performance* – especially in the reduction of accident rates in our industrial units, with one of the best results in recent years.

The Health, Safety and Environment (HSE) program develops actions aimed at safe behavior and the valuation of life. All business areas adopt principles that are aligned with international best practices and legal requirements implemented in the locations in which we operate. Health and safety indicators, goals and programs are established by taking into account the assessed risks and the Company's commitment towards quality of life and accident prevention.

Internal audit and recognition programs; establishment of safety objectives and targets; KPI systematization and external audits in certified units are the main mechanisms used to evaluate the effectiveness of the health and safety management approach in order to assess compliance with the Company's global guidelines and to promote improvements.

The results of these evaluations are sources for the dissemination of external reports (such as this Annual Report), a critical review of the management of KPIs and audit processes, as well as a periodic conduction of health and safety committees and the deliberation of relevant issues.

Safety evolution is a reflection of the integration of BRF management processes


MENTO
CARGO

Nowadays, 100% of the Company's employees are represented by formal health and safety committees

RISK MANAGEMENT

GRI 403-1, 403-3, 403-4

Our risk management management focuses on policies and programs that demonstrate commitment towards employees and stakeholders. The manufacturing and agricultural areas are the ones with the greatest occupational risk in BRF, due to the higher exposure. Therefore, a continuous mapping, analysis and monitoring work is carried out, along with operational and administrative controls aiming to eliminate or minimize such factors.

The mapping covers working conditions, risks, monitoring of employees' health and the analysis of indicators, such as accidents, absenteeism, complaints and occupational diseases, among others. In addition to the legal Occupational Health Medical Control, Respiratory Protection, Auditory Conservation and Environmental Risk Prevention Programs, several measures are adopted to guarantee people's health, safety and welfare.

In 2017 and 2018, we worked hard to reduce critical tasks under the ergonomic aspect, substantially adjusting/reducing the number of tasks with these characteristics.

Both routine debates and collective agreements with unions have health and safety issues on their agenda. The very elaboration of the NR36, a specific standard for our business, was elaborated by a tripartite commission, representing the trade unions.

Currently, 100% of the Company's employees are represented by formal health and safety committees. All areas and processes have forums at some level that guarantee monitoring and control of work, even in relation to outsourced workers. There are several levels of committees and forums for the subject, including: EHS Committees of Vice-Presidencies, Regional Management, Boards and Units; Technical Working Groups on Regulatory Standards and potential mapped risks; Executive Committee (Comex) with Vice-Presidencies and the Health and Safety at Work Board; Operational Committee (COU), regulated CIPAs and emergency brigades.

PERFORMANCE AND ACTION FOCI

GRI 403-2

Our management prioritizes the elimination of accidents, diseases related to the work environment and death. In 2018, there was a significant reduction in the absolute values of injuries, in the rates with and without leave and in the volume of lost days of the Company – a historically transforming result, in line with our purpose of reinforcing Safety as a non-negotiable management pillar (*see the table*).

Above all, health and safety related impacts include loss of life and/or injury to workers, not to mention medical expenses, indemnities, claims administration fees, indirect costs arising from equipment expenses and damaged goods, production and quality losses, interruption of processes, revenue losses, labor replacement, overtime, litigation , damage to customer relationships and public image.

READ MORE
About our performance in Health and Safety in the Annexes, page 119

EMPLOYEE HEALTH AND SAFETY RATES BY GENDER

	2016	2017	2018		
			Women	Men	Total
Injuries with leaves	306	522	81	205	286
Injury rate with leaves	1.72	2.57	1.03	1.47	1.19
Injuries with no leaves	3588	6170	1126	3051	4177
Injury rate with no leaves	20.15	30.41	14.43	21.99	19.25
Lost days ratio	19,885 (No. of days)	23,415 (No. of days)	91	126	113
Occupational disease rate	0.11	0.21	0.70	0.14	0.45
Absenteeism rate	2.44	2.41	3.28	1.92	2.43
Number of deaths	3	1	0	0	0

Logistics

The management of logistics partners is also based on the analysis of HSE indicators, based on corporate standards that cover vehicle inspections, driver assessment, health, safety and environmental criteria, transportation emergency service and logistics excellence.

The frequency rate of accidents in this area increased by 6% in 2018, with 212 accidents classified as moderate and severe. The main causes were incompatible speed and distraction, with cases of overturning, collision and running over The goal for 2020 is having an Accident Frequency Rate (moderate and severe) limit of 0.30, which represents 174 accidents per month, if we consider the same mileage from last year. As for the number of casualties, it has improved, with 30 fatalities in 2018 against 40 in 2017. The casualties indicator takes considers drivers and third parties casualties, even without BRF's responsibility in the accident. With the implementation of the HSE Transportation program at BRF in 2013, 2018 was the year with the lowest number of accidents with fatal victims.

25% fewer casualties recorded in logistics, in 2018



HSE MANAGEMENT SYSTEM

The HSE Management System guides the definition of the performance indicators, goals and evolution in terms of health and safety. This system is based on three pillars: Method, Behavior/Culture and Facilities/Infrastructure. Key practices include a formal leadership commitment (including goals linked to variable remuneration), clearly defined roles and responsibilities, committees, working groups, established standards and procedures, employees who are trained and skilled to carry out their activities, dialogues on health and safety and behavioral tools conducted by the leadership, accident and critical deviation research, risk analysis and emergency response plan, among other tools.

In addition to the individual responsibility of working with prevention, all our employees must report any risk condition observed to the managers, for the appropriate treatment, guaranteeing everyone the right to question work conditions that do not comply with the Company's guidelines. In this sense, the BRF Gold Rules are an important instrument of engagement and mobilization.

All leaders have goals linked to their health and safety performance. It is up to our leaders to give positive examples, demonstrate commitment to the management of the issue and proactively act, thus promoting actions, providing the necessary resources and responding to the health and safety management results.

HSE management is performed through a system based on method, culture and infrastructure

Supplier management

Our supply chain is complex due to its global nature, involving purchase processes, quotations and negotiations in different markets and a significant volume of expenses and investments. All these components need to be well balanced, since they are strategic for BRF. They connect the Company's public (internal and external) to business opportunities, controlling socio-environmental risks and providing the development of the localities where the company operates. The priority of this management is to optimize costs, gain profitability and efficiency.

Our suppliers are divided into three major groups, and all volumes traded with these partners are in compliance with our purchasing policies:

- *Procurement* (Supplies): it includes packaging, ingredients and inputs suppliers, as well as energy resources, partnerships, services in general (e.g.: public, logistics, IT), CAPEX and MRO materials (Maintenance, Repair and Operation) etc.;
- Commodities: grains, bran and oils;
- Integrated producers (poultry and pig breeding)

All of them are subject to standards and requirements, especially those of the Ministry of Agriculture, Livestock and Supply (MAPA) in the case of Brazilian companies. Each group has their specific program and has initiatives focused on risk monitoring, sustainability (environmental, social and economic) and engagement and mobilization actions around the Company's culture. They also follow the Code of Conduct for Suppliers and Related Party Term, the Health, Safety and Environment Policy (HSE) and the Transparency Manual, documents that support our management. For the logistics operation, we have our own management methodologies, such as the Integrated Supplier Management (GIF) program

The legal contracts have clauses related to Compliance, as well as Code of Conduct, Good Environmental Practices and anti-corruption, as well as issues related to possible subcontractors and child labor and labor that is analogous to slavery. Annually, the suppliers' results are measured by an automated system that, in turn, monitors on a monthly basis the evolution and the position among the indicators that are covered in the Compliance Index.

INTERLACED OPERATIONS

The management of this chain needs to be very well tuned, as it directly influences the Company's financial results. However, we consider other high impact factors, such as the sustainability criteria (mandatory and essential for a company to provide to BRF), the dependence on animal feed, slaughter animals, ingredients and packaging, and, finally, the fact that we are naturally subject to political, cultural and legal aspects due to our presence in different markets, as well as to bad weather.

How we monitor our suppliers

The Chain Monitoring Program, which mobilizes 13,356 members in the agricultural chain and 21,200 suppliers, was designed to strengthen socio-environmental risk control and disseminate an ethical and responsible business model. Through it, we conduct quality audits, disclose the Code of Conduct for Suppliers, conduct inquiries with public data and requirements considered in contractual clauses.

The basis of the monitoring is the compliance with the Code of Conduct for Suppliers and Related Party Term. Those who present some disagreement will go through an evaluation and shall be treated according to each situation/particularity. In serious cases, the contract may be canceled. The main suppliers are evaluated as per quality, service, sustainability, *compliance* and financial-economic aspects.

A series of public documents are used to assess whether our partners are in compliance with legal and BRF standards, such as the list of areas embargoed by the Brazilian Institute for the Environment and Renewable Natural Resources (Ibama); InPacto's Transparency List on Contemporary Slave Labor, in addition to data from the Ministry of Labor and Employment; and conformitie, normally pursuant to the National Registry of Disreputable and Suspended Companies (CEIS), at the Transparency Portal.

Any and all irregularities may be anonymously reported on our Transparency Channel available at www.brf-global.com.

POLICIES BY CATEGORY

GRI 103-1 | 204, 103-2 | 204, 103-3 | 204, 103-1 | 307, 103-2 | 307, 103-3 | 307, 103-1 | 308, 103-2 | 308, 103-3 | 308, 103-1 | 408, 103-2 | 408, 103-3 | 408, 103-1 | 409, 103-2 | 409, 103-3 | 409

COMMODITIES: RESPONSIBLE PROCUREMENT

The BRF supply chain is global and mobilizes processes of purchase, quotation and trading in the various markets in which we are present. The proper management of this relationship is strategic for BRF, not only due to the high volume of expenses and investments, but also for the control of socio-environmental and compliance risks that may have a say in the future of the business and in the generation of development opportunities in various locations.

In recent years, the company prioritized cost optimization, management monitoring, profitability and efficiency gains and attention to environmental and social aspects.

Due to deforestation, we consider*commodity* (grains, bran and oils) purchase as critical for all suppliers near the Amazon Biome. That is why, in risk areas, we only deal with *tradings* affiliated with the Brazilian Association of Vegetable Oil Industries (Abiove) and the National Association of Exporters of Cereals (Anec) – together, they control 94% of soybeans produced in the country – which are obliged to adhere to the Soy Moratorium. It is an environmental pact created in 2006 that involves representative entities of soybean farmers, companies, NGOs and government, in order not to market soybeans originating from deforestation areas within the biome.

BRF also has controls on suppliers' irregularities with the Brazilian Institute for the Environment and Renewable Natural Resources (IBAMA), through public lists and contractual negotiation clauses. Another tool used by the Company is the BRF Supplier Code of Conduct, disclosed to all suppliers of *commodities,* with specific guidelines for environmental management (waste management, water consumption within legal parameters, atmospheric emissions and environmental preservation areas) and social (labor legislation, social security and labor relations) regulations.

In 2018, 100% of the active supplier base is committed to meeting the criteria of the BRF Supplier Code of Conduct. Suppliers who are not active have not signed the code of conduct and may only re-negotiate with BRF when they accept the criteria defined by BRF

PROCUREMENT: COMPETITIVE ADVANTAGE

Our purchasing policy is focused on ensuring cost competitiveness and compliance in all of our relationships. Thus, we avoid risks and optimize market opportunities. Purchasing practices cover all our integrated units (agricultural chain) and suppliers through the Global Procurement Standard and the Supplier Code of Conduct. Part of the objectives established in this document is mandatory (respect for labor legislation) and the other part is voluntary, such as the replication of the pacts assumed by BRF and its guidelines. The supplier group undergoes process audits and the company has a system tool to prevent noncompliance with the rules.

Over time, the Company has built integrated management of global purchasing processes at BRF, standardizing models, standards, governance and auditing in the countries where it operates. The Procurement professionals installed in offices in the main markets, seek synergies and improvement of results in cat-

Practices in the chain are tuned to the specificity of each BRF supplier category



egories of purchases with a global profile, to supply different regions. Our focus is to maintain globalized and regionalized procurement practices when necessary. For us, local suppliers are those companies with headquarters or branch in the municipality and/or state of the requesting unit regarding the material and/or service.

Regional negotiations increase the efficiency of logistics costs, which impact the total cost of the raw material. This relationship is extremely relevant for the Company, which acquires high volumes of agriculture *commodities* for producing animal rations. The main local suppliers deal with all types of direct and indirect materials, such as corn and soybeans in grains, poultry and pigs. The reduction in the volume of purchases in 2018 is due to market situations and economic and business context.

The Supply processes continue to be an important tool for the recovery of our results. Among the current foci are the reduction of procurement costs, with greater efficiency through tools such as the increased use of electronic auction; the optimization of stock control of materials; the reduction of negotiation with restricted and exclusive suppliers; and increased coverage of supplies. We will also invest in efficiency in the grain process, key to our operation, with an increased capacity of alternative inputs for feed, more productivity in the logistics network and an increased storage capacity in specific regions.

Purchases with local or global suppliers are computerized, with uses of the Ariba/SAP system (centralizing in a single platform the complete purchasing process (*to order to pay*), including legal and financial routines, to ensure greater *compliance* in the process) intranet and other approval mechanisms. In the SAP/Ariba routine, we have the approval of suppliers through documental analysis, acceptance of the Code of Conduct for Suppliers and monitoring compliance with legal requirements and internal standards for those who provide services within our facilities, allowing BRF to acquire materials and quality services.

The purchasing process is constantly audited internally (by BRF's own system) by the Internal Controls area (processes) and Corporate Audit (standards, legislation, SOX) as well as by an external auditing. The Procurement and Audit areas are to follow-up with the application of the requirements, being the back office are incumbent upon ensuring the application of the rules and procedures regarding the operationalization of purchases.

For Suppliers from the laundry, waste collection and disposal and firewood transportation areas, the equipment approval team will require, in addition to the standard analysis documentation, the environmental supplier license. We are also considering the extent of the requirement for all material suppliers.

It is part of the supplier *performance* management to provide technical support, including our factories, thus mitigating correlated impacts. The BRF Supplier Quality area carries out technical visits, in suppliers and/or the Company's plants, either to identify causes of problems or to improve the quality of their processes and products. In case of proven irregularity, a policy of severe consequence is applied.

Suppliers are also audited in the requirements related to their own quality management and processes. They are only effective from the number of Non-Conformance Reports (RNCs) registered by BRF.

It is part of the performance management of suppliers to provide technical support, including our factories, mitigating correlated impacts.

Better control

Since May 2018, all suppliers of supplies in Brazil, in their homologation, are now obligated to formalize acceptance of the Code of Conduct for Suppliers and Term of Related Parties. In the case of global suppliers, 100% of our suppliers were manually sent the documents. During the year 2018, the sale of the assets was officialized in Argentina, Europe and Thailand; Nevertheless, the Company was concerned with pursuing compliance with internal policies, with specific targets for each region: for suppliers in the Middle East and North Africa and in Turkey (Halal), the goal was to achieve the receipt of 80% of the*spend basis* for suppliers and 100% of suppliers, defined as critical (categories considered as high risk). In 2018, our purchased volume of suppliers in accordance with our purchasing policies reached:



Brazil
100%

Middle East/North Africa (Mena) and Turkey
100%

Europe and Thailand*
100%

Argentina*
70.5%

*Discontinued Operations.

173

new suppliers of waste disposal and Halal abatement (following Islamic precepts) entered our base in 2018, all contracted based on environmental criteria, which are essential during the competition and approval process. GRI 308-1

Partnerships for efficiency: maravalha plant in RS

With an eye on improvement opportunities for its chain, BRF structured an unprecedented partnership and, through the process, promoted the construction of a marquee plant in Santo Antônio do Palma (RS). In the model, BRF and a supplier established a model for the preparation of this input – a type of lining formed from scraping or cutting of wood, essential to the operation of farms – with 100% guarantee of the purchase by the Company. The plant will meet all sanitary standards and BRF quality standards and will fully meet the demand for the Marau, Serafina Corrêa, Lajeado and Arroio do Meio units, with more efficiency in the chain, mutual gains and a posture that combines the combination of standards that are socially fair, economically feasible and ecologically correct.

LOGISTICS: TOWARDS POTENTIAL GAINS
Part of BRF's costs is closely related to logistics services and product transportation. We can achieve potential gains in this area and at the same time manage the negative impacts associated with it. In this way, we have developed actions to reduce accidents, mitigate environmental impact, combat the sexual exploitation of children on the roads and comply with Act 12,619/12, which regulates the truck driver profession in Brazil. The Company's Health, Safety and Environmental Program (HSE) is the great ally of these initiatives.

The hiring of cargo transportation (except spot vehicles) follows the HSE Criteria Policy and part of the suppliers of this group was audited according to the pillars of Security, Management, Integrity and Quality. The objective of the HSE rules is to make the Service Providers in Road Transport of Loads follow the rules, since it is a BRF requirement in 100% of the contracts.

The carrier must implement the Integrated Supplier Management (GIF) program in its company, meeting requirements such as smoke emission control and correct disposal of waste such as oil, battery and tires. Some of the agricultural transporters are in the GIF, in addition to 100% of the primary logistics.

Besides, we have adopted standards that include driver assessment, vehicle inspection, emergency care plan, and accident and incident investigations. In the hiring, logistics providers are evaluated in terms of health and safety indicators, accidents and speeding and working hours non-compliance events. Carriers from the refrigerated segment are part of the GIF program, which also guides suppliers in topics on profitability and business sustainability. The GIF includes a self-assessment tool, validated by BRF, which contemplates the emission of polluting gases.

Two years ago, all fleet transports signed a commitment term for safety management, considering primary and agricultural operations. Through a routing project via software,information was collected such as the identification of alternative routes, reducing the average distance per trip (7.3%) and bringing a logistic and environmental gain to the BRF operations. For the transport of ration, we installed a vehicle locking system with the tube erected, in order to reduce the risk of collisions between the pipe discharge and the electric network. In 2018, we brought together vehicle manufacturers and carriers to understand the technologies being deployed, especially those related to temperature and noise. During the year, we had a significant reduction in total casualties and an increase in the accident rate (*read more on page 119*).

HSE standards

Rules for carriers and their agents serving BRF:

- 80 km/h as maximum speed limit on normal days; 60 km/h on rainy days
- 30 minutes stop at each 5:30h of continuous driving
- 12 hours of maximum driving time, of which 8 normal hours, extending to 2 hours or 4 hours, according to collective agreement
- Always keeping lights on, in the daytime, even inside BRF units and CDs
- Any accident must be reported to the BRF (unit of origin) and to the Leading Regulator (0800 7030 373), even if the vehicle is empty
- Safety kit in the truck (reflective vest, four cones, two shims, 100 meters of striped ribbon and flashlight)
- BRF standard uniform and closed safety footwear
- The driver must be able to use the risk manager, have an Occupational Health Certificate (ASO or OHC) and a defensive driving license, valid for one year, as well as a toxicological test
- The truck should have 4 locks *pallets*, a cold test certificate valid for 6 months and a smoke test, valid for one year

207
suppliers
for logistics services evaluated in the Integrated Supplier Management (GIF or ISM)
GRI 308-1

AGRICULTURAL CHAIN: PARTNERSHIP IN THE FIELD

Throughout our existence, we have partnered with more than 13,000 integrated producers responsible for poultry and pig farms, which are essential for our business. The Company's annual survey showed that 35% of them maintain a relationship of more than 20 years with BRF. Our goal is to contribute to making this chain link more economically sustainable, despite natural variations in production volume and changes in the integrated base due to the restructuring experienced by the Company.

Currently, we have integrated producers in eight states in Brazil, in addition to Turkey. The integrated production system ensures that rural producers act in an 100% integrated and regionalized manner.

We disseminate among these business partners the BRF Transparency Manual and the Code of Conduct for Suppliers. The documents address social and environmental aspects, ethics, compliance, operational efficiency and respect for human rights. Our rural extension team periodically visits 100% of the properties to assist and guide in relation to the points of need.

In Brazil, 100% of the integrated producers and 100% of the candidates for business partners are submitted to a sustainability assessment, based on the Standard for Agricultural Expansion and Growth. We have been able to globally evolve in partner adherence to high animal welfare requirements and treat this category as crucial within the Chain Monitoring Program.

Through the program, we ensure that 100% of the integrated producers in Brazil are monitored and evaluated in relation to sustainability issues, within the criteria of the Sustainability Index - BRF's tool to assess risks and generate value in its agricultural chain. Participants are evaluated on 30 issues related to quality, environmental, labor, human rights and economic aspects, including business continuity. They then undergo individual evaluation and gain plans for enhancing and meeting the requirements. We also have a field technical team that visits and monitors the monthly integrated producer base. Another preventive measure of BRF is the maintenance of a system that manages the environmental licensing of properties.

Integrated production contracts consist of various clauses of recommendations, guidelines and adequacy notices. If not done, they can result in the suspension of lodging (animals delivered on the farms) and even in contractual terminations. There is an own plan of action for partners who perform services in the poultry carriage category (a process referred to as "catchment"). The Legal Catchment Program has a work based on the establishment and compliance with procedural and legal standards related to the activity, evaluation of innovation for automation of loading and unloading of trucks, improvement of safety/structure conditions and follow-up with the process and the strengthening of partnerships with suppliers.

MAPPED IMPACTS IN THE CHAIN GRI 308-2, 414-1, 414-2

	Environmental impacts	Social impacts
No. of suppliers evaluated	173 (Procurement) 207 (logistics)	267 (turnover agriculture and livestock) 100% (Procurement) 207 (logistics)
Potential monitored impacts	Non-compliance with legislation and conditions; lack of water grants; problems with emissions volume; overlapping or use of areas of preservation, conservation and legal reserves; treatment and disposal of waste.	Violation of human rights and traditional populations; occurrence of slave labor, forced, and labor that is analogous to slavery or child labor.

100%

of the new suppliers considered were contracted based on environmental criteria, following the Code of Conduct for Suppliers.

GRI 308-1

Socio-environmental impact

In 2018, agricultural and livestock suppliers were evaluated on social impacts and also on the logistic category; both in social and environmental criteria, there was an evaluation. In total, 100% of the cases were addressed by the relevant areas.

BRF SUPPLY CHAIN GRI 102-9, FP1

Business type	Profile and categories	Supplier region	Number of partners	Percentage of purchased/delivered volume of suppliers in accordance with the organization's purchasing policy
Agriculture and livestock	Animal production	RS, SC, PR, MT, MS, MG, GO, SP Turkey	13,356	100%
Supplies	Direct Indirect Freights Partnerships Logistics	Argentina, Australia, Austria, Belgium, Bulgaria, Canada, Qatar, Chile, China, Cyprus, Singapore, Colombia, Croatia, Denmark, United Arab Emirates, Slovakia, Spain, United States, Finland, France, Germany, Hungary, India, Ireland, Iceland, Israel, Italy, Japan, Kuwait, Lebanon, Liechtenstein, Lithuania, Malaysia, Morocco, New Zealand, Oman, Panama, Paraguay, Poland, United Kingdom, Czech Republic, Serbia, Sweden, Switzerland, Thailand, Turkey, Ukraine, Uruguay and Brazil. Brazil (AC, AL, AM, AP, BA, CE, DF, ES, GO, MA, MG, MS, MT, PA, PB, PE, PI, PR, RJ, RN, RO, RS, SC, SE, SP, TO)	12,207 - Brazil 430 - Middle East and North Africa 953 - Turkey 6,137 - Argentina 1,461 - Europe and Thailand = 21,188	92.6%* *Data from 2018, considering the adherence of the Argentina and Thailand operations
Grains, bran and oil	• Rural producers: direct purchase of the crop for BRF (84% of the total number of suppliers) • Cerealists: small businesses that are intermediates in the commodity market (grains) • Tradings: large companies that operate as intermediaries in the grain market • Cooperatives: non-profit civil society/commercial organizations, formed by groups of rural producers	Paraguay, Singapore and Argentina Brazil (GO, MG, MS, MT, PR, RS, SC, SP, BA, PI, TO, PA, DF)	2,702	90%

*The scope encompasses a global level.

Local communities

GRI 103-1 | 413, 103-2 | 413, 103-3 | 413, 103-1 | 203, 103-2 | 203, 103-3 | 203

Our global performance also involves relationships with communities around the operations. The BRF Institute, created seven years ago, is responsible for building an agenda that promotes local development and corporate citizenship through volunteering, carrying out actions of positive social impact in the communities which we are part of. One year ago, the Institute became part of the governance of the HR Vice-Presidency, with the purpose of providing the business with *expertise* and knowledge on social impacts and. In 2018, this linkage continued, especially through dialog with the areas of engagement and culture, working closer to the BRF culture and the experience of employees through volunteering.

The work of the BRF Institute is based, in particular, on two principles contained in the United Nations (UN) Sustainable Development Objectives (ODS):

ODS 1: ending poverty in all its forms, everywhere; and

ODS 11: Making cities and human settlements inclusive, secure, resilient and sustainable.

Through this purpose, the work is focused on strengthening community protagonism, generating technical and specialized knowledge and improving the services provided. Another role of the Institute is to advise the company to fulfill its obligations that dialog with the social theme or communities and to act as an incubator for actions that result in the systematic advancement in regional issues of corporate social investment.

The Institute acts as a reference of social intelligence for the company, defining the strategies that guide the company's social investment in the localities, especially where there are productive units, and working with the business areas to find opportunities of fostering a positive social impact in the communities and society. In 2018, we focus on three ways of acting through volunteering:

- Senses and Flavors (promoting an integrated life, through balanced eating habits)
- Project Fund (local development projects according to the reality of each locality)
- Mobilizing Actions (short and medium-term voluntary actions to promote solidarity and voluntary engagement)

In 2018, we mobilized 3,000 volunteers through actions to benefit communities. There were more than 400 actions during the year, benefiting more than 100 thousand people. In 2018, we reaffirmed our commitment to the 17 Sustainable Development Goals (ODS) and to the principles of the United Nations Global Compact, which are intrinsically connected to our business and addressed throughout this report.

3 thousand volunteers were mobilized in more than 400 actions in 2018, benefiting 100 thousand people


PROGRAMA VOLUNTARIADO
BRF

Highlights and investments GRI 203-1, 203-2



SENSES AND FLAVORS

Through the BRF Volunteer Program, which is transversal to all the work of the Institute, we implemented the Senses and Flavors ("Sentidos e Sabores") project in associations of municipalities, organizations and other institutions. The focus of this project is to address the theme of food in a playful way, adapted to different audiences in the municipalities, where we are to promote healthier communities. Due to a strategic direction, investments in infrastructure were hardly made in 2018 (about R$ 50k). GRI 203-1

PROJECTS FUND

We continue with the local partnerships of the "Project Fund" initiative in 2018, with social organizations, schools and residents' associations, ensuring local relevance to the activities carried out. The Social Investment Committees had the possibility to create and lead projects of social relevance, built with local partners. In 2018, 19 fund projects were carried out, in the total amount of almost R$ 70k. GRI 203-2

RECYCLING AND ACTION ("RECICLAÇÃO")

Another highlight is the Recycling and Action Project, which since 2013 has maintained a program of environmental education, community mobilization and solid waste management, with the objective of eradicating social and environmental risks in Morro dos Prazeres, in the Santa Teresa district of Rio de Janeiro. This performance is based on a model of behavior change of the residents. Waste sent for recycling is sold to recyclers and partnerships, generating resources for the community to reinvest in local projects and improving the living conditions of the place. The methodology was recognized by the Environmental Agency of the United States Government (IPA) and won the seal of Social Technology by the Banco do Brasil Foundation. In 2018 the BRF Institute's financial support for the project was completed and the Institute will integrate the governance structure of the project that is under development.

MANAGEMENT MODEL GRI 203-2

The BRF Institute is a private association of public interest founded by BRF to strategically direct the Company's social investments. It is qualified as a Civil Society Organization of Public Interest (OSCIP) and acts both through its own resources, donated by BRF, and by the orientation of the investment of resources encouraged by state laws. Its activities undergo annual financial auditing.

The governance of the BRF Institute is composed of an Associate Assembly, a Fiscal Council and a board of directors divided between the Chief Executive Officer and the Executive Board. There is a technical team directed only to the activities of the association that maintains a constant dialogue with stakeholders and leaderships of the BRF itself. Its main volunteers are the Social Investment Committees, which actively participate in the design of the action strategies.

Strategic decisions on investments and projects are made through discussions related to the themes, including data analysis of platforms and indexes such as the ISE (B3 - Brazil, Exchange and Stock Exchange), the Dow Jones Sustainability Index and the GIFE Census. Corporate Social Investment Benchmarking (BISC) is also another management tool that directs practices in line with the positive trends and market experiences. The social project managers hold bimonthly conferences with the Institute to follow the indicators of the work and to enable decision-making in a participatory manner.

Our leaders remained involved and active in the engagement and mobilization of employees and new partners, members of local communities. In 2018, we were present in 36 municipalities, 31 with committees and others with spontaneous groups of volunteers who came together to carry out voluntary actions (mainly in the sales subsidiaries and distribution centers – the committees continued to operate in productive units and headquarters).

In 2018, the Institute selected two projects for support through the São Paulo State Sports Law: one from the International Association of Humanity Interest, Embu das Artes, and the other from the Gol de Letra Foundation, in the city of São Paulo.

The projects are selected or created based on talks with the communities where BRF maintains its business, seeking to generate shared value. Both the Mobilizing Actions and the Projects Fund and the Senses and Flavors Project are carried out through the Social Investment Committees, which are groups of employees in the production units, administrative headquarters and distribution centers trained to conduct dialog with local communities and jointly propose the activities that are carried out in each territory. In this way, we guarantee the volunteers' engagement, the relevance and the legitimacy of the projects carried out.

IMPACT MANAGEMENT AND LOCAL PRESENCE GRI 413-1, 413-2

Together, the BRF Institute and the Social Investment Committees enhance their social, economic and environmental impacts. In 2018, 447 social actions were carried out, with continuous monitoring and annual evaluations of each project implemented in the municipalities.

The Institute's involvement extends to the various multidisciplinary working groups, corporate areas and business units, managing the social impacts of the operation and promoting improvements in the lives of communities. During the annual campaign of voluntary actions, held in August, 36 locations in Brazil, 10 in Latin America, four in Asia, three in Europe and one in Africa had corporate volunteering.

We recognize that community relationship issues can impact our business, including diverse reputational, social, environmental, people and community engagement, and relationships with partners and institutions. Through the BRF Institute, we work to minimize these potential impacts and ensure the protection and integrity of BRF's image before society.

The potential impacts of our operation on the community are more clearly connected to the municipalities where we have production units, but are not limited to these locations. Suppliers, including integrated producers, and third parties are also related to the theme, and, today, there is a strategic action of social investment also in administrative headquarters and distribution centers.

31
of the operations
in Brazil have activities of local development and corporate volunteering



MONITORING IMPACTS

We have an internal team and we contracted outside consultancy to monitor the activities in a quantitative and qualitative way, in addition to the monthly monitoring of indicators, without ROI (Return on Investment) measurement. The results are disseminated through different channels, such as the GRI reports, activities and publication of activities in*sites* and corporate social networks. There are also management mechanisms for each theme:

Policies: Corporate Policy of Donations and Sponsorship, Corporate Rule of the BRF Volunteer Program and Corporate Social Investment Standard.

Committees: in 2018, 33 municipalities counted on the Social Investment Committees, responsible for the management of resources and projects in benefits to the communities, existing in the productive units, administrative headquarters and distribution centers. These committees are composed of groups of employees from other activities, helping to disseminate the culture of community relations and social responsibility.

33
municipalities
counted on our Social Investment Committees

An example of action is the annual campaign of donation of Chester Turkeys made by the brand Perdigão, with the help of the BRF Institute and partnership with the Mesa Brasil Program, by SESC. In 2018, 14 states were benefitted (AM, BA, CE, ES, GO, MG, MT, PA, PE, PR, RJ, RS, SC and SP). Eleven countries (Argentina, Brazil, Chile, Austria, the United Kingdom, the Netherlands, Thailand, Hong Kong, Singapore, South Korea and South Africa) were reached with the annual campaign of voluntary actions of BRF.

Commitments: engagement with the Sustainable Development Goals, especially those related to poverty reduction and sustainable development; participation in BISC, RedEAmérica and GIFE, in order to publicly maintain the commitment of corporate social investment to the communities, fostering the Company's responsible performance.

Goals: starting in 2019, our goals will be linked to projects, seeking to improve the quality of the projects carried out and their translation into results.

Performance model: the BRF Institute have responsibilities linked to performance appraisals carried out by the Company's internal evaluation and monitoring system (Management System).

GOVERNMENTS, INSTITUTIONS AND FOOD SECTOR

GRI 103-1 | 201, 103-2 | 201, 103-3 | 201, 201-4

Our operations aims to boost the sustainability of our chain and to seek improvements in operations, in dialog with governments, institutions and society, in Brazil and abroad. In this way, we belong to management positions, participate in forums and sector associations. We are also signatories to compacts and voluntary initiatives that address aspects of corporate responsibility, for example, combating degrading or slave/child labor and addressing the impacts of climate change.

Relations with governments and representatives of public authorities follow strict legal, ethical and moral standards, based on laws such as the US Foreign Corrupt Practices Act (FCPA), the Sarbanes-Oxley Act (SOX), the Brazilian Anti-Corruption Act (12,846/2013) and the United Kingdom Bribery Act (UKBA).

The BRF Transparency Manual allows us to record and reiterate that Company employees are expressly prohibited from participating in corruption or engaging in any type of passive or active bribes, directly or indirectly. One must not frustrate, deceive, deceive, prevent or disrupt public or private bidding procedures.

The Company uses fiscal and financial incentives (at the federal, state and municipal levels) and in different spheres of administration in the countries where it operates. The benefits are to stimulate the socioeconomic development of the regions and enable the generation of direct and indirect jobs, as well as local partnerships of companies with producers, transporters and potential new suppliers.

Incentives granted by governments allow the company to make investments for the installation and operation of factories, promoting a positive impact on income generation and taxes. The total monetary value of the financial assistance received by the organization totaled R$ 227.7 million in 2018. Part of these amounts were related to subsidies and tax incentives, since the Company has tax subsidies on the circulation of goods and services (ICMS) in the states of Mato Grosso, Pernambuco and Goiás, directly linked to the operation of productive units, the generation of employment and social and economic development. In 2018, in this area, the amounts of investment grants totaled R$ 174.2 million (R$ 144.3 million as of 12.31.17).

Anther assistance received was linked to research and development costs, through spending on new products and internal research. The total expenses incurred by the Company in 2018 were almost R$ 53.5 million (approximately R$ 52 million on December 31, 2007).

Regarding tax policy, we are aware of the legality of our acts, acting strictly in compliance with the legislation of the countries in which we are located or in which we maintain

commercial relations, preserving the sustainability of the business and evaluating the tax impacts of our actions.

In line with Brazilian electoral law (Federal Act No. 13,165/2015), BRF does not endorse or authorize donations to candidates, political parties or any political association. Through our Institutional, Legal and Compliance Vice-Presidency, we communicate the prohibited behaviors, due to the electoral period that was held in Brazil, in 2018. Afterwards, in Brazil, we published Corporate Standard 11.1.05, with the guidelines to be followed by all its employees during the electoral period in Brazil, in addition to creating a channel to clarify and respond to employees' doubts, through mail address duvidaseleicoes@brf-br.com. For the other countries, the BRF Transparency Manual (the BRF Code of Global Conduct) says that BRF and the people must comply with applicable national and foreign laws, and in turn prohibits contributions or demonstrations favorable to political parties and/or governmental entities on behalf of the company, without the prior approval of the Administration Council.

BRF seeks to increase its contribution in the development of public policies and in the defense of the interests of the sector, in regulatory issues, animal health, economic development, sustainability, animal and environmental welfare.

Animal welfare GRI FP10, FP11

Animal welfare (BEA) is one of the fastest growing agendas in modern industrial production (with best practices in breeding, transporting and slaughtering animals) and has often become a market requirement.

In tune with this debate, we have more and more aligned our practices with national and international parameters. We also have the partnership in Brazil of World Animal Protection (WAP), an international reference NGO for the theme. Our commitments are structured in the global Animal Welfare Made in BRF program, guided by our Public Commitment and validated by the company's top management. One of its approaches is the model of five freedoms conceptualized by the Farm Animal Welfare Council (FAWC): animals free from hunger, thirst and malnutrition (physiological freedom); animals free of discomfort (environmental freedom); animals free from pain, injury and disease (freedom of health); animals free to express their natural behavior (behavioral freedom) and animals free of fear and anguish (psychological freedom).

We formed a multidisciplinary working group constituted by the Quality, Agricultural, Operations and Sustainability teams to take care of the theme, coordinating work and discussing demands. We count on employees throughout the production chain, establish partnerships, monitor audits of business partners and offer training on animal welfare for the internal audience, our integrated producers and animal carriers.

In 2018, the animal welfare theme received a reinforcement of structure, being subject to the management of sustainability in technical aspects. The division started to count on three experts dedicated to the subject, focusing on the pig chain, the slaughter of poultry and in agriculture and poultry transport (chicken and turkey). In this way, we launched an integrated and comprehensive look at the

Commitments reinforce BRF's responsible position from animal breeding to their slaughter





processes in our production chain.

A Live Animal Transport Committee was created with the areas of Sustainability, Agriculture, Livestock, Operations and HSE. In this committee, a corporate briefing was developed on measures in case of accidents with living loads. Training sessions were carried out with the production units on the subject, including a simulation of accident, so that the collaborators are assertive and agile in cases of this nature

We still have dedicated employees to deal with the issue throughout the production chain, from the operations areas to the support roles, as well as the "animal welfare officers", professionals who are formally trained to implement our commitments, which are now based on three main axes, as follows:

Traceability: In 2018, we replaced the procedure in the identification and traceability of pigs by the system of tattoo, which is less invasive for the animal.

Eggs: We are committed to using only eggs from cage free chickens throughout the industrial food process by 2025. The raw material is used, for the most part, in the production of industrialized products, as in the case of *lasagna*. Chicks producing matrices are created in a 100% cage free system. BRF does not produce commercial eggs, only fertile eggs for the production of chicks. Therefore, we are setting a goal with our outsourced egg vendors so that they fit by the deadline.

Pork matrices: Implementation of collective gestation bays of swine matrices in 100% of the production by 2026.

CREATION AND SLAUGHTER

We are aligned to standards such as Global-GAP and Certified Humane for the breeding and slaughter of animals on poultry farms and integrated producers. For the improvement of the processes and risk management, we daily monitor indicators such as mortality, density, eliminated animals, foot calls, transport mortality and bruises and fractures.

As an industry, we also commit to avoiding routine mutilation and long-distance transport of live animals, working with desensitization prior to slaughter, following ethical precepts, international guidelines and market specificities. Productivity indicators monitor lot by lot any weight gain of animals, feed conversion and lot feasibility, daily water consumption and maximum and minimum temperatures.

Every month, our team meets to discuss the evolution of the indicators and to facilitate the dissemination of good practices between the units. Animal welfare also reaches the integrated producer through training sessions with the technical team and with materials on the subject in the BRF Rural newspaper. At each issue of the newspaper, the theme of animal welfare and the main issues related to the production chain are presented to the integrated producers in a clear and objective manner, unifying the knowledge among producers throughout Brazil. Get to know some practices for poultry and swine breeding, committed to the legislation:

POULTRY

- We do not use any hormones or cloned animals; we do not use any growth promoting antibiotics either;
- Cut chickens do not undergo any kind of physical alteration during their lifetime;

- All birds have an area to move inside the facilities and take a bath on a substrate, one of their natural behaviors;
- All animals receive a minimum amount of four hours of darkness, without interruptions, for their adequate rest, except for the first seven days of life and in the last three days;
- Daily care with the aviary bed (substrate where the animals are), kept dry, fluffy and without foreign materials, providing thermal comfort;
- Cut chicken and turkey matrices are 100% matured in the hatchery by means of laser equipment; only 1/3 of the beak is cut, in an area where there are fewer pain receptors;
- All broilers are free to move within the aviary, to interact with other animals and to freely eat;
- Cut fowls have access to rations elaborated by professionals specialized in 100% of their life, according to development needs of each phase of the animal life;
- The fowls are desensitized prior to the slaughter throughout the whole global operation (including Turkey), except for the plants produced to the Saudi Arabian market. Due to the demand of this market, of a great economic importance for BRF, the fowls do not go through the process of pre-bleeding desensitization. Desensitization is understood as the process applied so as to provide the animal with a rapid state of insensitivity, maintaining vital functions to bleeding. BRF has analyzed alternatives to minimize the impacts of slaughter without a previous desensitization.

SWINE

- We adopted the collective gestation system in all new BRF production expansion projects, with a gradual application in existing properties;
- We are committed to achieving 100% of the production housed in the system, through the collective system by 2026, reflecting the partnership with WAP in Brazil; In 2018, we reached the 31.1% adequacy status of the gestation system of swine matrices;
- We are in a process of weaning migrating in the entire company to last on average 25 days (thus encompassing the fourth week of breastfeeding), attesting the feasibility of weaned piglets and reaching a higher weaning age to improve immunity and good animal welfare;
- We follow the guidelines of the European community including good practices regarding the abolition of cutting or wearing of teeth. Today, 100% of the pigs at BRF are free of teeth cutting or wearing, unless there is aggressiveness, to preserve the welfare of the females;

100%
of the animals are desensitized before slaughter

- The practice of *mossa* in the units stopped being carried out in the year 2018 in the termination chain, with 100% of the BRF staff comprised of finishing pigs being identified by means of a tattoo;
- We do not use neither cloned animals nor any growth hormones;
- We maintain the partial tail cut (2/3) since the procedure has a small impact compared to the risk of cannibalism during the growth and fattening phases of pigs;
- 99% of the animals undergo immuno-staining, much less invasive. Surgical castration is exclusively performed on animals dedicated to the production of *parma* type ham. Anesthetic use is being gradually implemented in the integration;

"Sadia Chicken Bio"

In the second half of 2018, BRF launched "Bio Sadia", poultry cuts raised free from antibiotics, growth promoters, therapeutics and chemotherapeutics (ionophores and coccidiostats), fed with 100% vegetable feed and with a seal proving high standards of animal welfare. Whoever buys "bio chickens" will have tools to trace the origin of the product up to the producing farms, in Lucas do Rio Verde and Sorriso, both in Mato Grosso, certified by *Certified Humane*, one of the most important animal welfare seals. 100% of the producers involved in the process, as well as the transport and slaughter, are audited. The fowls created under this seal also have additional environmental enrichment to their regular breeding, with the use of perches and pecking objects, as well as more space to move around within the facility. Even produced in special conditions, this chicken cannot be considered organic, since it is not food with grains originally organic. For now, this new line is only sold in the domestic market.

- Currently, 89% of the BRF farms use some sort of environmental enrichment - either part-time or in specific bays. The Company acts in this way, believing that the main reasons for the use of the environmental enrichment is that it avoid fights, prevents/reduces cannibalism; prevents animals from defecating and/or urinating in inappropriate places; provides entertainment/fun to animals, among others.

CATTLE
BRF currently has no bovine breeding system. All the raw material used is acquired from suppliers constantly evaluated in hygiene and safety standards and by qualified professionals in BRF. In Brazil, the cattle are mostly free-grazed, and the tail-cutting of the animals is not practiced.

USE OF MEDICATION GRI FP12
We aim to reduce the use of antibiotics and drugs regarding all animals in general, without causing damage to the welfare of the animals and to the quality of our products. Hence, we invest in research and seek alternatives always supported by international guidelines and good practices. For example, we use on average less than 5 mg of antibiotics per kilogram of poultry, while Europe allows up to 30 mg/kg.

We have a team of veterinarians with experience in animal health. They are responsible for defining and planning the use of drugs for all productive units. The shelf life of the medicines is revised and reinforced by the responsible veterinarians, and the withdrawal of the use prior to slaughter is performed by following strict parameters, ridding the product of any residues.

In the poultry, turkey and pig chains, no substances and/or treatments for the purpose of promoting growth are used, nor are cloned animals used. In 2018, there was a 50% reduction in the use of antibiotics for treatment of diseases in broiler chicken, compared to 2017. In turkeys, there was no oscillation in the use of antibiotics in 2018. In December 2018, BRF finalized the withdrawal of all antibiotics from the HPCIA (Highest Priority Critically Important Antimicrobials) group listed by the World Health Organization (WHO) in the production of broilers and turkeys in 100% of poultry reared in Brazil.

As for the pig chain, there was also no oscillation in the use of antibiotics for the treatment of diseases in the animals of cut in 2018.

31.1%
of the squad matrices adequate to the collective gestation system.

The goal for the year 2022 is to own 69.7% of BRF's total squad in a collective gestation system, finalizing 100% of the adequate farms in 2026, guaranteeing the commitment established in a pioneering way in 2014.

6.2
million fowls
from the cut chicken chain at the Lucas do Rio Verde (MT) unit have access to environmental enrichment throughout their lives, to complement the possibilities and repertoire of the animals in expressing their natural behavior

48
BRF aviaries
at the Lucas do Rio Verde (MT) unit were adapted to the new guidelines, in 2018

Environmental efficiency

Making rational use of water and energy, reducing emissions, reducing impacts, investing in environmental initiatives, among other things, are amidst our purposes. After all, BRF is a global company and recognizes the responsibility to promote the proper use of natural resources in its value chain.

We have the environmental management system, our own HSE Policy and internal guidelines based on ISO 14001 and the approach to opportunities, impacts and risks of our activities. Consumers are increasingly critical and aware, especially regarding with the productive process of their food. Therefore, our levels of environmental management only tend to increase, demanding from the business partners the same rigor.

By means of the Environmental Compliance Index (ICA) – an internal indicator for measuring the quality of processes, performance, *compliance* of each unit to internal and external directives (regulated by law), which is connected to the Quality TIER (*read more on page xx*), we monitor 100% of the production units in Brazil and the United Arab Emirates (Abu Dhabi), in the approach to effluents, residues, atmospheric emissions, noise, odor, grants and environmental licenses. It is also applied to the agricultural operation (feed factories, hatcheries and own farms). In 2018, the ICA was 2.6% higher in comparison with the year 2017.

Our practices in renewable energy and energy efficiency guarantee access to green financial lines, a strategic advantage over our global competitors. Globally, we have met the standards of specific environmental legislation.

We are also aware of the direct impact of environmental issues – especially climate change – on the future of our business. Climate change can have a significant impact on world supply and demand of agricultural commodities, affecting prices and consequently our raw material stocks, as well as affecting energy security and water availability. **GRI 201-2**

GREEN INVESTMENTS

Throughout the year, we invested R$ 125,45 million in environmental impact reduction initiatives in Brazilian and international operations, covering Capex (projects), investments in forests and expenses with effluent and solid waste treatment; this is an approximate figure, which will still be verified and published by BRF in June 2019. By 2022, we will have access to green bonds (€ 500 million Senior Notes) issued in 2015 to increase investment capacity in projects focused on energy efficiency, renewable energy, sustainable forests, greenhouse gas emission reduction, among others. Environmental investments reached R$ 162.8 million.

R$ 162.8 million
Environmental investments

All units receive Environmental Compliance Index (ICA) targets, which include items related to legal obligations, waste, effluents, atmospheric emissions, odor and noise. The goal in 2018 was 86.20% and we reached December 2018 with 88.40%.

Environmental Compliance Index (ICA) monitors 100% of its own agricultural and livestock units in Brazil and the United Arab Emirates

WATER MANAGEMENT GRI 103-1 | 303, 103-2 | 303, 103-3 | 303, 103-1 | 306, 103-2 | 306, 103-3 | 306

Water is the main critical point for the food industry, because its scarcity compromises field activity (in breeding animals and agriculture commodities) to factories, which will transform the raw material into food for consumption.

We respect all legal aspects determined by the Ministry of Agriculture, Livestock and Supply (Map) regarding the consumption of water to be used in production, even if this implies to comply with quantities higher than those foreseen by the company. In addition to the legal process requirements, we control and monitor the limits established in water use grants.

For this reason, we consider it fundamental to participate in the Hydrographic Basin Committees in the regions where we are present. Beginning in 2019, we became part of the UN Global Compact Water WG.

In order to evolve in the subject, in 2018 we also implemented an Internal Water GT, which counts on the participation of a multidisciplinary team (Environment, Engineering, Processes and Quality) and aims to propose projects and actions to increase efficiency in the industrial units, in addition to promoting the evaluation of the water reuse/recycling system.

PURSUIT OF EFFICIENCY

Currently, we do not have any public goals on the subject. There are internal goals for the water consumption indicator (measured in m^3/produced ton), which are annually set for productive units.

We also reuse water (and its treatment for its return to the environment), prioritize the superficial capture, invest in modern and more economical equipment for this natural resource and have groups of energy excellence responsible for closing the points of consumption during the intervals and in non-productive periods. We also use reducers (sprinklers, flow reducing nozzles) in sinks and sanitation hoses.

In 2018, water consumption was higher than in 2017 when we compared the same scope (Brazil, Abu Dahbi and Turkey). Mainly influenced by operations in Brazil, there was an 8% increase in the technical water indicator (m^3/ton produced).

PERCENTAGE OF WATER REUSE/RECYCLING AT BRF (%) GRI 303-3


2016
36.19
2017
19.19
2018
11.29

TOTAL VOLUME OF WATER WITHDRAWN PER SOURCE (m^3) GRI 303-1

	2016	2017	2018*
Surface water including wetlands, rivers, lakes and oceans	38,366,961.88	39,480,557.51	37,565,095.64
Underground waters	20,807,007.94	23,608,629.88	21,159,290.84
Rainwater directly collected and stored by the organization	53,300.00	51,300.00	0.00
Effluents from another organization	0.00	468,000.00	0.00
Municipal water supply or other water supply companies	1,855,287.60	2,178,280.19	2,699,956.15
TOTAL	**61,082,557.42**	**65,786,767.58**	**61,424,342.63**

*Data consider information from Brazil, Abu Dhabi and Turkey.

Effluents

The management of effluents generated in the industrial activity is of extreme importance to control possible impacts that may cause eventual environmental damages to water bodies and to the soil. We implemented projects to improve effluent quality, in case of initiatives in the Francisco Beltrão (PR) and Dois Vizinhos (PR) units, which replaced existing effluent treatment systems with more efficient systems.

We use preventive tools, such as the Environmental Performance Index (IPA), generated through on-site inspection routes to identify and address the potential situations of an environmental event.

BRF effluents are not used by other companies. We monitor the effluent release standards, which vary according to the final destination and other legal parameters. In an activity where there is fertirrigation of the effluent, the case of farms, for example, we carry out analyzes of specific parameters to guarantee the quality of the soil.

Effluent consumption was lower in 2018, since this year we are reporting a smaller scope (Brazil, Abu Dhabi and Turkey).


PROIBIDO CARONA
VOLVO

DISPOSAL OF WATER/EFFLUENTS BY DESTINATION (m³) GRI 306-1

	2016	2017	2018
Surface waters	54,004,053.52	54,848,043.80	52,945,638.85
Soil	163,698.76	90,404.72	208,373.62
Sewer collection municipal network	58,958.00	2,669,153.00	106,283.02
TOTAL EFFLUENTS GENERATED (m³)	**54,226,710.28**	**57,607,601.52**	**53,260,295.49**

** Data from 2016 and 2017 consider Brazil, Latin America (except Brazil), Europe, Asia, Africa and the Middle East. Data from 2018 consider Brazil, Abu Dhabi and Turkey. Methodology used for the collection: via the system, in which the effluent samples are collected; submission to external and internal laboratories accredited to carry out the analyzes; and registration in the BRF information system, from where the management reports are generated.*

EMISSIONS

GRI 103-1 | 305, 103-2 | 305, 103-3 | 305

Because we are a global company, we know that our impacts are as well, because of the operations and the chain – which emit greenhouse gases (GHG) in different stages and processes. That is why we are striving to increase efficiency in the use of natural resources and control emissions. To monitor impacts and identify the opportunity to mitigate GHG emissions, we calculate the emissions inventory, by establishing measures for reduction. In another line, we evaluate the possible impacts of climate change and define management measures for adaptation. Both the mitigation and the ability to analyze the risks and impacts of GHG emissions in the company's value chain are aspects contemplated in the HSE Policy.

Our volume of emissions is concentrated especially in agriculture – integrated producers (treatment and disposal of residues/waste)

and in road and ship transportation. Our ultimate challenge is to define boundaries, methodology for calculating emission sources and access to information, since we form a complex and extensive chain. On the other hand, we have a high proportion of renewable energy.

The main sources of emission of BRF are: stationary (use of fuels for power generation); treatment of effluents (some units have anaerobic treatment, without capture of methane); agricultural waste treatment; and fugitive and mobile emissions.

We are part of the Brazilian GHG Protocol Program and follow this methodology for calculating the inventory of greenhouse gases, externally published on an annual scale. The atmospheric and GHG emissions are subject to a management model that complies with the environmental legislation and good practices of the operating markets.

Every year, the GHG inventory is audited by an outside company, which includes analysis of the calculation tool, baseline data used to calculate emissions and *in loco* visits, to check the information used, and the issuance of a verification letter, attesting the information. Later, this letter is submitted to the Brazilian GHG Protocol Program which, in turn, recognizes the inventory with the Gold Seal. In 2018, the intensity of our emissions was 0.0676 tCO2e/t produced. **GRI 305-4**

With regard to atmospheric emissions, we use high technology equipment, which employs the principle of electrochemical cells conducting on-line analysis of the gases resulting from the combustion process (CO_2, O_2, NOx and SOx). The main sources of emissions are the boilers of industrial plants, steam generating equipment. As a legal aspect, these emissions are a parameter monitored in the Company's Environmental Conformity Index (ICA).

Every year, the GHG inventory is audited by an external company

OUR EMISSIONS BY SCOPE (IN tCO_2e) GRI 305-1, 305-2, 305-3, 305-4

	2016	2017	2018*
Direct emissions of greenhouse gases – Scope 1 (equivalent tCO_2) *	439,962.58	440,621.04	285,881.12
Biogenic emissions of CO_2 - Scope 1 (tCO_2) *	2,103,531.01	1,966,390.17	2,086,509.77
Indirect emissions of greenhouse gases - Scope 2 (tCO2 equivalent) *	274,684.41	306,320.98	146,008.70
Biogenic emissions of CO_2 - Scope 2 (tCO_2) *	462.86	22.69	52.05

* Emission factors and global warming rates (GWP), provided by the Brazilian GHG Protocol Program and the IPCC, respectively, were used. The base year for performance analysis was 2017, as there is no goal or other analysis defined, based on another previous year. The gases included in the calculations are carbon dioxide (CO2), nitrous oxide (N2O), methane (CH4) and hydrofluorocarbons (HFCs). The consolidation approach chosen for the issues is Operational Control. The data is under verification by third party, and there may be changes. The scope for operations includes Brazil, Abu Dhabi and Turkey.

OTHER GREENHOUSE GAS EMISSIONS - SCOPE 3 (IN tCO_2e)

	2016	2017	2018
Upstream transport and distribution (outsourced fleet)	i.n.d.	795,876.99	670,867.83
Residues generated in operations	i.n.d.	133,058.54	45,376.13
Business trips	i.n.d.	5,786.55	5,136.71
TOTAL OTHER INDIRECT EMISSIONS - SCOPE 3	**834,957.27**	**934,722.08**	**721,380.67**

INTENSITY OF GREENHOUSE GAS EMISSIONS

	2016	2017	2018
Total GHG emissions	439,962.58	440,621.04	285,881.12
Intensity of greenhouse gas emissions (tCO_2e/t produced)	0.10	0.10	0.0676

* Data only consider Scope 1 emissions. The gases included in the calculations are carbon dioxide (CO2), nitrous oxide (N2O), methane (CH4) and hydrofluorocarbons (HFCs). It should be noted that the data have not yet been audited.

ENERGY GRI 103-1 | 302, 103-2 | 302, 103-3 | 302

Our risk management cautiously monitors energy consumption considering price and energy availability as aspects that directly affect the operation. Therefore, we maintained the BRF Energy Excellence Program, which mobilizes corporate and unit techniques, managing efficiency in the use of the resource throughout the Company.

In 2018, 93.79% of the energy consumed in BRF came from renewable sources. In 2018, fuel consumption from renewable sources (ethanol) in light vehicles was higher than that of non-renewable fuel, reducing the impact of GHG emissions.

Our impacts related to energy consumption are found in the production units, such as slaughterhouses and industrialized factories, and in hatcheries and farms. Thereby, we have developed a methodology that assesses risks and the vulnerability of supply and consumption. Energy consumption is monitored in 100% of the units, in real time, with four levels of *check-in* and with a monthly disclosure of results. The objective is to carry out internal and external actions to reduce consumption, minimizing the impact on the environment.

We generate the electric energy indicator KWh/TPA on a daily basis, accompanied by the utilities teams of the units, treating occasional deviations and proposing action plans if the indicator is not met. We have a team of experts and engineers dedicated to the analysis of refrigeration and freezing processes, searching for operating points and providing technical support to the units in the elaboration of new projects to improve the efficiency of the systems.

Considering only the energy consumption within the BRF, the energy intensity was 2.13 GJ/t produced in 2016, 2.22 GJ/t in 2017, and 2.00 GJ/t produced, taking into account the consumption of electricity. **GRI 302-3**

6,430.36 GJ GRI 302-4

It was the total reduction of electricity consumption compared to 2017 (analyzing the energy consumption kWh per ton). The improvement is directly linked to conservation and efficiency projects

TOTAL ENERGY CONSUMED INSIDE BRF (GJ)[1] GRI 302-1

	2016	2017	2018
Fuels from non-renewable sources	1,158,461.41 GJ	1,633,828.29 GJ	1,284,896.81 GJ
Fuels from renewable sources	22,954,945.46 GJ	22,657,492.54 GJ	18,687,792.94 GJ
Energy consumed (purchased) from non-renewable sources	769,455.19 GJ	893,816.79 GJ	438,834.77 GJ
Energy consumed (purchased) from renewable sources	6,497,555.43 GJ[2]	7,657,118.07 GJ	7,351,988.83 GJ
Energy sold	0.00 GJ	0.00 GJ	0.00 GJ
TOTAL	**31,380,417.49 GJ**	**32,842,255.69 GJ**	**27,763,513.34 GJ**

1 The methodology for calculating the data followed the Corporate Standard of Energy Excellence. The energy data comprises BRF's operations in Brazil, Turkey and Abu Dhabi (United Arab Emirates). Total energy consumption/use of fuels to generate steam and heat in operations; consumption/purchase of electricity; and consumption of fuels for the light fleet - vehicles used by the sales force, agricultural extension agents and vehicles from forest areas (consolidated in the year 2018).
2 2016 revised amount.

ENERGY CONSUMED OUTSIDE BRF (GJ)* GRI 302-2


2016
5,201,991.82
2017
6,144,040.94
2018
5,580,239.13

* Data consider the fuel consumption of the land fleet in Brazil. This value is total non-renewable and renewable energy. Data for 2016 and 2017 revised.

Fronts for efficiency

We maintained the BRF Energy Committee, formed by the Engineering, Controller and Procurement, in order to define monthly strategies for contracting energy in BRF and in the value chain. They are considered an improvement of the cost of acquisition, strategic partners for sustainable projects, approval of projects to reduce consumption and pass on guidelines to production units.

The Company adopts annual lines of investments to apply its own resources to the upgrading of technology and the purchase of more efficient equipment, such as temperature control of freezing tunnels, implementation of automatic controls and variables of compressed air equipment, as well as upgrading of factory lighting for the LED system.

We also take advantage of the resources available in the Energy Efficiency Programs of energy distributors, under the recommendation of the National Electric Energy Agency (Aneel), with actions such as replacing common motors and electric pumps for high-performance equipment.

When we detect an imminent opportunity or risk that may affect the cost or availability of energy in the long term, the issue is escalated to the BRF Risk Committee and, in case of positioning, we structure the purchase process in which we submit approvals to the Administration Council . It is also in this forum that we discussed the status of the implementation of efficiency projects.

BRF also has planted renewable forest as a carbon stock. It is a positive impact on the environment, helping to mitigate our impacts and to balance the climate. Our current planted area is 31,802 hectares, spread over 8 Brazilian states (RS, SC, PR, MS, MT, MG, GO, PE).

In order to make the purchase process, the distribution of the contracts and to generate value in the management of the Portfolio more flexible and expeditious, in 2017 BRF's own energy trading company, namely BRF Energia, was created, whose main objective is to reduce energy costs, more efficiently managing the BRF contracts. By strategy, it is forbidden to use BRF Energia to assume contracting risks outside the core business.

over
31.8k
hectares
make up our renewable planted forests

Energy Committee is analyzing alternatives to improve the Company's consumption matrix



WASTE 103-1 | 306, 103-2 | 306, 103-3 | 306

The Company controls waste by reducing, recycling and reusing materials throughout the value chain – from suppliers to the post-consumption phase.

Another measure is to reuse by-products in production processes, such as sludge (generated in the treatment of effluents and used as a fuel mixture for boilers), thus allowing the reduction of chip consumption. We transform the compost into organic fertilizer, with a proper destination. Among the initiatives related to waste management is the transformation of organic waste into biofertilizers, through the composting process.

Administrative operations adopt separation for disposal of organic waste and other categories (recyclable and non-recyclable). Our own and integrated farms have the Reverse Animal Health Waste Logistics Program. We maintain in our own and integrated farms the Reverse Logistics Program of Animal Health Wastes, for the collection of hazardous waste in the field and in hatcheries.

The initiatives for better waste management are based on the Solid Waste Management Plan (PGRS). It is up to the guidelines to guide operations from the control of the generated materials to monitoring their proper destination.

In 2018, the Marau (RS) unit developed a project that aimed to stop shipping type 7 plastic waste to landfills (a type of low recyclability plastic). Hence, it developed a new supplier in the region of the unit that, through the recycling of this material, manufactures sidings for civil construction. As a result, the unit failed to send about 8 tons/month of this waste to landfills. In addition to the reduction of environmental impact, the unit also had financial gains.

Swine waste is treated appropriately and then applied to the soil, according to the environmental authorization and an accompanying agricultural engineer


PRODUZINDO MAIS, INVESTINDO MAIS
2011
2013
2012
COMPROMISSO COM A SUSTENTABILIDADE
2014

In 2018, the Marau (RS) unit developed a project to eliminate landfill of low recyclability plastic waste

In 2018, there were six significant leaks, totaling 24 m^3, due to the leakage of animal fat, effluent, effluent treatment sludge and solid waste in the cities of Videira (SC), Chapecó (SC) and Concórdia (SC). Environmental management is focused on reducing/mitigating environmental impacts.
GRI 306-3

DISPOSAL OF WASTE (IN TONS) GRI 306-2, 306-4

Disposal	2016	2017	2018
Hazardous waste generated by type[1] and disposal			
Industrial landfill and autoclaving	480.94	932.91	2,522.14
Recycling	327.30	635.27	1,604.12
Incineration	128.58	272.22	172.70
Re-use	i.n.d.	i.n.d.	86.81
Recovery	i.n.d.	i.n.d.	27.69
TOTAL	**936.82**	**1,840.40**	**4,413.46**
Non-hazardous waste generated, by type[2] and disposal			
Incorporation into the soil	42,157.76	16,476.81	18,926.54
Industrial landfill and autoclaving	110,873.88	162,768.95	82,155.57
Recycling	68,408.16	78,501.84	69,948.43
Incineration	484.93	784.00	3,169.42
Composting	120,995.25	55,033.39	227,661.27
Re-use	i.n.d.	i.n.d.	1,917.01
Recovery	i.n.d.	i.n.d.	35,288.66
TOTAL	**342,919.97**	**313,565.00**	**439,066.89**

1. Among the main hazardous wastes generated at BRF are health care waste, animal health waste, oil-contaminated light bulbs and waste etc.
2. Among the main non-hazardous wastes are effluent treatment sludge, hatchery waste, plastic waste etc.

TRANSPORTED AND TREATED HAZARDOUS WASTE (TONS)

	2016	2017	2018
Transported	461.12	1,840.40	4,413.46
Imported	0	0	0
Exported	0	0	0
Treated	267.34	0	0
TOTAL	**728.46**	**1,840.40**	**4,413.46**

* Hazardous waste transported is all generated by BRF, for which transportation is contracted up to the treatment. BRF does not have its own transport for the destination of hazardous waste, nor does it import or export any waste internationally. All hazardous Class 1 waste is transported and destined correctly

PRODUCTS AND PACKAGING

We participate in the Packaging Industry Agreement of the Brazilian Association of Food Industry (Abia) – it brings together different segments of the industry – which provides for a reduction of recyclable waste sent to the landfill, among other actions. The challenge of practicing an adequate management of the impact of our products after the purchase by the consumer (discarding the packaging) is part of BRF's daily routine. This work is linked to the National Solid Waste Policy (PNRS), which stipulates adjustments in the industry's production model, from operation to post-consumption.

With Abia, we are also part of the Packaging Coalition, which brings together companies committed to a plan for solid waste management and reverse logistics, defined within a sectoral agreement to meet the PNRS. We strive to reduce the use of materials and develop innovative packaging with a focus on waste.

HOW TO REDUCE IMPACTS

We invest in projects to reduce the weight and use of raw material in the packaging (without prejudice to the needs of security and stability of the product) and we maintain projects to mobilize and support the structuring of cooperatives and associations of waste pickers in the regions near the operations.

The losses of packaging in the productive processes are destined for the recycling, reducing the impacts related to the final products. We also strive to reduce the occurrence of loss or breakage of products, so as to minimize the disposal of these materials. We seek to advance in the analysis of the environmental impact of our products.



Businesses

IN THIS CHAPTER

We consider 2018 as the most challenging period of the last ten years for BRF. On one hand, it was also the time when we made one of the largest set of equity, financial and management adjustments in the company's history, laying the foundation for the Company's recovery.

Throughout the year, we encountered adverse scenarios, such as the closure of important markets, the truck drivers' strike and the pressure of internal costs. On the other hand, we had problems in our governance and a second phase of police investigation operations. The most visible consequences were the decrease in our margins, the increase in indebtedness and raw material stocks higher than desirable.

The results of the Cheating Operation led to the exclusion of 12 BRF plants from the list of establishments approved to be exported to the European Union, an important market for the Company. We had the imposition of *antidumping fees* by China and the continued suspension of pork imports by Russia. The price of grains registered an accumulated increase in 2018 of 30%, while the readjustment of the protein in the national market was below 3%. The truckers' strike demanded us speed and ability to continue to feed our squad in the field and transfer it to the slaughter.

In response to these events, we adopted short-term measures and immediate impact on the results and our operation: we gave collective vacations in seven plants, adopted the *layoff* in the Chapecó unit (SC) and closed lines of turkey slaughter in Mineiros (GO), Francisco Beltrão (PR) and Chapecó (SC). These were responses that mitigated the impacts on our results, even though they were not able to completely neutralize the negative effects on the business.

To streamline our financial deleveraging process, we decided to sell our assets in Argentina, Europe and Thailand, as well as our Várzea Grande (MT) plant and some real estate assets. We also securitized receivables through a Credit Rights Investment Fund (FIDC) and reduced our frozen raw material inventories by about 60%. In total, we reached an amount of R$ 4.1 billion within the R$ 5 billion forecast with this set of measures, referred to as the Monetization Plan. We decided that Brazil, the Muslim market (Halal) and Asia are the three key regions where we will focus our business (*read more on page xx*).

Although it resulted in considerable losses, these situations did not affect the Company's ability to produce future results. They, as a matter of fact, allowed us to face our main problems. Our de-leveraging process will continue through 2019 (approximately 3.65 times), but the goal is to achieve a leverage ratio of 1.5 and 2.0 times, restoring our credit risk rating to investment grade. For more information, access the F-20 report on the investor relations website: ri.brf-global.com.

2018
can be defined as the most challenging year of the last decade. But it was also a period of key adjustments to the Company


brf

For the future, our strategic planning establishes, as goals, the reversal of the declining trajectory of our margins in 2019, through the establishment of a high performance management; the consolidation of our fundamentals in leadership, innovation and financial strength to reach historical levels of profitability in 2020; and the continuous and sustainable growth, with a rigorous execution for the delivery of a level of profitability above the historical average from 2021.

Operating and economic-financial result

- GRI 201-1

Check out some financial and operational indicators that synthesize 2018 for BRF.

We closed 2018 with a consolidated net revenue of R$ 34.5 billion, growth of 3.2% over 2017. The increase is a reflection of the higher volumes traded in Brazil (7.1% per year) and in the Halal Division (5.7%), as well as the average price growth in both markets.

We achieved a gross margin of 15.0% in 2018, which represents a decrease of 4.2 pp a year. The result reflects the operational obstacles that impacted our business chain, such as the increase in grain costs, anti-dumping measures imposed by China and adjustments in the production process to meet new requirements of Saudi Arabia, among others. In addition, we had a negative impact of R$ 208 million referring to the effects of hedge accounting due to debts on exports, a fact communicated to the market over the quarters.

Sales expenses increased by 4.5% in 2018. This leap is a result of higher logistical expenses, mainly due to the increase in the logistics network to serve a larger number of points of sale. Administrative expenses and fees increased by R 96 million during the year, basically due to the inflation pass-through of the period in Brazil and the exchange variation in operations abroad.

MAIN INDICATORS (R$ MILLION)

	2017	2018	Δ 2018/2017
Volume (thousands of tons)	4,919	4,974	1.12
Net revenue	**33,469**	**34,529**	**3.2%**
Gross profit	6,421	5,186	(19.2%)
Gross margin (%)	19.2	15.00	(4,2 p.p.)
Adjusted EBITDA	**2,857**	**2,616**	**(8.4%)**
Adjustd EBITDA margin (%)	8.5	7.6	(1.0) p.p.
Net Profit (Loss)	**(1,099)**	**(4,466)**	**306.4%**
Net margin (%)	(3.3)	(12.9)	(9.7) p.p.
RESULT PER SHARE*	**(1.35)**	**(5.50)**	**306.4%**

** Consolidated income per share (in R$), excluding treasury shares*

GROSS PROFIT (R$ MILLION)

	2017	2018	Δ 2018/2017
Gross profit	6,421	5,186	(19.2%)
Gross margin (%)	19.2%	15.0%	4.2p.p

NET OPERATING REVENUE (ROL)

Volume (thousands of tons)	2017	2018	Δ 2018/2017
Poultry (*in natura*)	2,127	2,261	6.3%
Pigs and other (*in natura*)	323	293	(9.3%)
Processed	2,118	2,123	0.2%
Other sales	351	297	(15.3%)
TOTAL	**4,919**	**4,974**	**1.1%**
ROL (R$ million)	**33,469**	**34,529**	**3.2%**
Average price (ROL)	6.80	6.94	2.0%

OPERATING EXPENSES (R$ MILLION)

	2017	2018	Δ 2018/2017
Expenses with sales	**(4,744)**	**(4,956)**	**4.5%**
% on ROL	(14.2%)	(14.4%)	(0.2) p.p.
Administrative and fee expenses	**(575)**	**(671)**	**16.7%**
% on ROL	(1.9%)	(1.7%)	(0.2) p.p.
Total operating expenses	**(5,318)**	**(5,627)**	**5.8%**
% on ROL	(15.9%)	(16.3%)	(0.4) p.p.

SG&A LTM (% ROL)



16.1
16.0
16.3
16.5
16.4
16.4
16.4
16.4
16.2
16.1
15.8
15.9
15.8
16.2
16.4
16.3
Average 16.2%
1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18

We closed the year with an increase in the net loss of R$ 2,102 million, mainly due to the settled fixed assets and the impairment adjustment of discontinued operations and Várzea Grande (MT), in the amount of R$ 2,533 million.

The Company generated a net loss of R$ 4,466 million in 2018, consolidating a negative margin of 12.9%. The result reflects the impairment adjustment of the discontinued operations and of Várzea Grande (MT), expenses in the amount of R$ 994 million linked to the Carne Fraca/Trapaça Operation and corporate restructuring, among other factors.

Adjusted EBITDA for 2018 totaled R$ 2.6 billion (8.4% down), consolidating a margin of 7.6%, essentially reflecting the increase in average grain prices in the year, greater idleness and change in the productio mix, among others. Moreover, the adjusted EBITDA included R$ 154 million related to discontinued operations (Argentina, Europe and Thailand), whose results became deficit in the second half of 2018, mainly as a result of the loss of the qualifications of BRF's Brazilian plants to be marketed in the European market.

OTHER OPERATING INCOMES (R$ MILLION)

	2017	2018	Δ 2018/2017
Other operating incomes	(389)	(2,491)	540.3%
% on ROL	(1.2%)	(7.2%)	(6.1) p.p.

FINANCIAL INCOME (R$ MILLION)

	2017	2018	Δ 2018/2017
Financial revenues	1,641	1,740	6.0%
Financial Expenses	(3,723)	(3,497)	(6.0%)
Net financial income	(2,082)	(1,758)	(15.6%)

NET PROFIT (LOSS) (R$ MILLION)

	2017	2018	Δ 2018/2017
Net Profit (Loss)	(1,099)	(4,466)	306.4%
Net margin (%)	(3.3%)	(12.9%)	(9.7) p.p.
Result per share	(1.35)	(5.50)	306.4%

ADJUSTED EBITDA (R$ MILLION)

	2017	2018	Δ 2018/2017
Consolidated Net Loss	(1,099)	(4,466)	306.4%
Income tax and social contribution	(247)	(206)	(16.6%)
Net financing companies	2,082	1,815	(12.8%)
Depreciation and amortization	1,918	1,946	1.5%
Adjusted EBITDA	2,857	2,616	(8.4%)
Adjusted EBITDA margin (%)	8.5	7.6	(1.0) p.p.

PERFORMANCE OF DIVISIONS

We have chosen the Brazil segment as the backbone of our strategy, leveraging the leadership of our brands and the capillarity of our distribution network. We have also identified opportunities in the Halal segment, increasing our production in the region and stimulating more business opportunities. In relation to the international segment, we have reformulated our strategy of action and chose the Asian market as the most appropriate one to replicate the strong presence in the final distribution.

2018 VOLUME (%)


SOUTH CONE
5
BRAZIL
46
OTHER
5
INTERNATIONAL
21
HALAL
23

BRAZIL

In 2018, our net revenue grew 7.2% in relation to the previous year, positively impacted by higher volumes. Nonetheless, average prices remained stable (even with the increase in values achieved during the second half of the year), due to the faster growth in volume of *in natura* products, whose prices are lower than those of processed products. Gross margin fell 4.9 percentage points, reflecting higher grain prices pressure (+ 30% p.a.), higher cost of idleness, changes in the *production mix* and settlement of stocks.

On the other hand, more efficient management of general, administrative and sales expenses partially offset the higher costs. In this way, Adjusted EBITDA totaled R$ 1,488 million and the margin, 9.1%, a decrease of 3.3 percentage points. If we exclude the settlement of raw material and the PIS/COFINS credit, the Adjusted EBITDA for 2018 would be R$ 1,355 million, with a margin of 8.3%.

HALAL DIVISION

This segment registered a trend towards better price performance, especially in the Gulf region, given the better balance between supply and demand and the consolidation of Banvit (occurred in June 2017). Thus, we observed a growth of 23.9% p.a. in net revenue. Even excluding the positive impacts of the acquisition, net revenue grew 14.9% p.a. The highlight was the expansion of Adjusted EBITDA margin to 10.1% in 2018 (4.6 p.p. p.a.).

BRAZIL

	2017	2018	Δ 2018/2017
Volume (thousands of tons)	**2,122**	**2,273**	**7.1%**
Poultry (*in natura*)	454	532	17.3%
Pigs and others (*in natura*)	108	117	8.0%
Processed	1,560	1,623	4.1%
Net Operating Revenue (R$ million)	**15,189**	**16,285**	**7.2%**
Avrage price (R$/Kg)	7.16	7.17	0.1%
Gross profit (R$ million)	**3,827**	**3,298**	**(13.8%)**
Gross margin (%)	25.2%	20.3%	(4.9) p.p.
Adjusted EBITDA (R$ million)	**1,887**	**1,488**	**(21.2%)**
EBITDA Margin (%)	12.4	9.1	(3.3) p.p.

HALAL DIVISION

	2017	2018	Δ 2018/2017
Volume (thousands of tons)	**1,082**	**1,143**	**5.7%**
Poultry (*in natura*)	967	991	2.5%
Pigs and other (*in natura*)	2.0	3.0	21.4%
Processed	113	149	32.4%
Net Operating Revenue (R$ million)	**6,694**	**8,293**	**23.9%**
Average price (R$/Kg)	6.19	7.25	17.2%
Gross profit (R$ million)	**1,272**	**1,765**	**38.7%**
Gross margin (%)	19.0	21.3	2,3 p.p.
Adjusted EBITDA (R$ million)	**368**	**840**	**128.1%**
Adjusted EBITDA margin (%)	5.5	10.1%	4,6 p.p.
CFR Volume* (thousands of tons)	**458**	**434**	**(5.3%)**
Representativeness in the total volume (%)	42.3	37.9	(4.4) p.p.

** CFR (Cost and Freight).*

INTERNATIONAL

In the annual comparison, the net revenue fell 18.1% p.a., with a central impact of the volume restrictions in Europe and Russia, as well as the temporary *anti-dumping measures* in China. In addition, our costs increased 11.4% p.a., due to the significant increase in grain costs and operating losses related to the restrictions. Thus, our Adjusted EBITDA totaled R$ 209 million, with an Adjusted EBITDA margin of 3.0% in 2018.

CONSOLIDATED RESULTS – INTERNATIONAL

	2017	2018	Δ 2018/2017
Volume (thousands of tons)	**1,244**	**1,045**	**(16.0%)**
Poultry (*in natura*)	665	691	3.9%
Pigs and other (*in natura*)	167	117	(29.9%)
Processed	290	195	(32.6%)
Other sales	122	41	(66.1%)
Net Operating Revenue (R$ million)	**8,497**	**6,959**	**(18.1%)**
Average price (R$/Kg)	6.83	6.66	(2.5%)
Gross profit (R$ million)	1,235	526	(57.4%)
Gross margin (%)	14.5	7.6	(7.0) p.p.
Adjusted EBITDA (R$ million)	**823**	**209**	**74.6%**
Adjusted EBITDA margin (%)	9.7	3.0	(6.7) p.p.

The Halal Division registered a trend towards better price performance, especially in the Gulf region

SOUTH CONE

Segment	2017	2018* Former hyperin-flation	2018	Δ 2018/2017
Volume (thousands of tons)	**231**	**243**	**243**	**5.3%**
Poultry (*in natura*)	30	41	41	38.1%
Pigs and other (*in natura*)	45	53	53	18.2%
Processed	155	148	148	(4.2%)
Net Operating Revenue (R$ million)	**2,272**	**2,261**	**2,148**	**(0.5%)**
Average price (R$/Kg)	9.84	9.30	8.83	(5.5%)
Gross profit (R$ million)	**198**	**218**	**97**	**10.1%**
Gross margin (%)	8.7	9.7	4.5	0,9 p.p.
Adjusted EBITDA (R$ million)	**(91)**	**13.0**	**13.0**	**(113.9%)**
Adjusted EBITDA margin (%)	(4.0%)	0.6	0.6	4,6 p.p.

** In 2018, the Company adopted IAS 29 - Hyperinflationary Economies. A hyperinflationary economy occurs in a country that calculates 100% of inflation index in the accumulated period of 3 years, among other qualitative criteria. As of July 1, 2011, Argentina came to be considered a hyperinflationary economy. In this way, the balance sheet and the results of the Argentine subsidiaries were monetarily restated to reflect current value. As the hyperinflationary economy was only identified for the subsidiaries of Argentina and not for its parent company, the Company did not restate previous balances.*

OTHER SEGMENTS

Net revenue totaled R$ 854 million in 2018, positively impacted by a better *operating* performance of BRF Ingredients, whose role is to add value to the Company's products and optimize its production chain (*read more on page 32*).

OTHER SEGMENTS + INGREDIENTS

	2017	2018	Δ 2018/2017
Volume (thousands of tons)	**240**	**279**	**12.4%**
Poultry (*in natura*)	11	5	(56.2%)
Pigs and other (*in natura*)	0	3	n.m
Processed	1	8	419.19%
Other Sales	227	254	11.1%
Net Operating Revenue (R$ million)	**818**	**854**	**4.4%**
Gross profit (R$ million)	**138**	**167**	**21.0%**
Gross margin (%)	16.9%	19.6%	2,7 p.p.
Adjusted EBITDA (R$ million)	**76**	**97**	**27.9%**
Adjusted EBITDA margin (%)	9.3%	11.4%	2,1 p.p.

CORPORATE (R$ MILLION)

	2017	2018	Δ 2018/2017
Net Operational Revenue	0	(11)	n.m
Gross Profit	(287)	(668)	132.6%
Adjusted EBITDA	(206)	(31)	(84.7%)

CAPEX (R$ MILLION)

	2017	2018	Δ 2018/2017
Growth	256	62	(75.9%)
Efficiency	83	92	10.5%
Support	346	389	10.0%
Biological assets	713	877	23.0%
Market Leasing and Others	220	221	n.m
TOTAL	**1,617**	**1,632**	**0.9%**

The improvement in the working capital cycle is mainly due to the decrease in inventories of frozen raw material and finished products

GENERATED AND DISTRIBUTED VALUE (R$ MILLION) GRI 201-1

	2016	2017	2018
Generated direct economic value			
Revenues	33,733	33,469	30,188
Distributed economic value			
Human Resources	4,881	5,279	4,795
Taxes	3,711	3,717	3,530
Interest/Rentals	4,874	3,969	4,391
Interest on own capital	611	2,000	6,000
Retention	-984	-1,126	-2,115
Non-controlling shareholders interest	5	-27	0
TOTAL	**13,098**	**11,812**	**10,607**
Economic value retained			
"Direct economic value generated" less "Distributed economic value"	20,635	21,655	19,581

CAPITAL MANAGEMENT

FINANCIAL CYCLE

The Company's 2018 financial cycle totaled 35.7 days, a decrease of 5.3 days compared to 2017. The improvement in the working capital cycle in the comparison of the annual averages is mainly due to the decrease in inventories of frozen raw material and finished product, according to the Company's Operational and Financial Restructuring Plan, and the reduction of the turnover of customers due to the better management of sales deadlines and the structuring of the Credit Rights Fund – BRF Customers.

MANAGEMENT CASH FLOW

Accumulated operating cash flow for 2018 totaled R$ 1,533 million. Compared to the previous year, the amount is lower by R$ 331 million. Thus, we closed the year at a negative R$ 99 million, due to the generation of operating cash, after CAPEX expenditures. M&A and Sale of Assets amounted to R$ 259 million (R$ 988 million higher in the previous year), when the disbursement related to the acquisition of Banvit was made.

FINANCIAL CYCLE


37.7
37.1
32.8
22.4
32.9
38.2
42.4
31.8
35.7
32.6
35.9
26.4
10.8%
10.8%
8.9%
6.8%
9.2%
11.2%
12.2%
9.6%
10.3%
9.4%
10.0%
7.6%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18
4Q18

INDEBTEDNESS

Total gross debt in the amount of R$ 22,556 million total financial indebtedness added to other liabilities, in the amount of R$ 235 million. This increase was mainly due to R$ 1,443 million increase in gross debt due to the 17.2% appreciation of the US dollar in relation to the real, in addition to a free cash consumption of R$ 664 million.

Pro-forma net debt amounted to R$ 13,404 million in 2018, influenced by factors such as sales of operations in Argentina (R$ 564 million), Europe and Thailand (R$ 1,138 million former minority); of the plant located in Várzea Grande (MT), for R$ 100 million; of receivables not assigned to FIDC in December 2018 (R$ 200 million); and the impact of the difference in the value of the (actual) consolidation currency in December 2018, in relation to the projected value (R$ 203 million) at the time of the announcement of the Operational and Financial Restructuring Plan, dated from 06/29/2018 .

For 2019, the Company's financial obligations (between amortization of principal and interest) totaled R$ 4,256 million. They are already equated when considering the assignment of the uncounted portion in 2018 to the FIDC; the cash inflows related to the sales of the assets of Argentina, Várzea Grande (MT), Europe and Thailand, already deducting the minority share; the refinancing with Banco Santander, announced in February 2018; and, finally, the refinancing of the Mandatory Rural Credit Resources, scheduled for 2019.

DEBT PROFILE


EQUIVALENT CASHES
6,946
2019
4,644
2020
3,428
2021
2,961
2022
3,082
2023+
8,205

Average term:
3 years

INDEBTEDNESS (R$ MILLION)

			As of 12/31/2018	As of 12/31/2017	2018/2017
	Current	Non-Current	Total	Total	Variation
Indebtedness*					
National currency	(3,077)	(7,550)	(10,627)	(9,343)	13.7%
Foreign currency	(1,794)	(10,135)	(11,929)	(11,401)	4.6%
Gross indebtedness	(4,871)	(17,685)	(22,556)	(20,744)	8.7%
Applications*					
National currency	4,601	740	5,341	4,941	8.1%
Foreign currency	1,470	135	1,605	2,493	(35.6%)
TOTAL APPLICATIONS	**6,071**	**875**	**6,946**	**7,434**	**(6.6%)**
Net indebtedness	1,201	(16,811)	(15,610)	(13,310)	17.3%

* Indebtedness and investments include discontinued operations in the amount of R$ 156 million and R$ 235 million, respectively.



CONSOLIDATED INCOME STATEMENT (R$ MILLION)

	2017	2018	Δ 2018/2017
Net Operational Revenue	33,469	34,529	3.2%
Sale Costs	(27,049)	(29,343)	8.5%
% on ROL	(80.8%)	(85.0%)	(4.2) p.p.
Gross Profit	6,421	5,185	(19.2%)
% on ROL	19.2%	15.0%	(4.2) p.p.
Operational Expenses	(5,318)	(5,627)	5.8%
% on ROL	(15.9%)	(16.3%)	(0.4) p.p.
Expenses with Sales	(4,744)	(4,956)	4.5%
% on ROL	(14.2%)	(14.4%)	(0.2) p.p.
Fixed	(3,105)	(3,148)	1.4%
Variable	(1,607)	(1,771)	10.2%
Administrative and fee expenses	(575)	(671)	16.7%
% on ROL	(1.7%)	(1.9%)	(0.2) p.p.
Administrators' fees	(31)	(29)	(7.4%)
% on ROL	(0.1%)	(0.1%)	0,0 p.p.
General and administrative	(544)	(642)	18.1%
% on ROL	(1.6%)	(1.9%)	(0.2) p.p.
Operating Income	1,103	(441)	(140.0%)
% on ROL	3.3%	(1.3%)	(4.6) p.p.
Other Operating Results	(389)	(2,491)	540.3%
Equity Income	22	18	(20.9)%
EBIT	736	(2,914)	(495.9%)
% on ROL	2.2%	(8.4%)	(10.6) p.p.
Net financial	(2,082)	(1,758)	(15.6%)
Income prior to taxes	(1,346)	(4,672)	247.2%
% on ROL	(4.0%)	(13.5%)	(9.5) p.p
Income tax and social contribution	247	206	(16.6%)
% on the income prior to taxes	(18.3%)	(4.4%)	13,9 p.p.
Consolidated Net Profit/ (Loss)	(1,099)	(4,466)	306.4%
% on ROL	(3.3%)	(12.9%)	(9.7) p.p.
Interest of minority shareholders	27	(18)	(168.01%)
Adjusted EBITDA	2,857	2,616	(8.4%)
% on ROL	8.5%	7.6%	(1.0) p.p.


Perdigão
Salame
Sadia
Salamitos

3.2%

was the growth of net operating revenue in 2018

EQUITY BALANCE SHEET(R$ MILLION)

Assets	12/31/2018	12/31/2017
Current		
Cash and cash equivalents	4,870	6,011
Financial Applications	507	228
Customers' accounts receivables	2,605	3,919
Taxes to be Recovered	1,067	1,228
Interest on Own Capital Receivable	7	6
Securities receivable	115	113
Inventories	3,877	4,948
Biological assets	1,513	1,510
Derivative financial instruments	182	91
Other current assets	684	961
Other rights	452	716
Anticipated expenses	232	245
Restricted Cash	277	128
Assets held for sale	3,326	42
TOTAL CURRENT	**19,031**	**19,186**
Non-Current		
Long-term assets	7,549	6,587
Financial Applications	291	569
Customers' accounts receivables	8	6
Judicial deposits	669	689
Biological assets	1,061	904
Securities receivable	89	116
Taxes to be Recovered	3,150	2,438
Deferred taxes	1,520	1,369
Restricted cash	584	408
Other non-current assets	177	87
Permanent	15,802	19,456
Investments	86	68
Fixed Assets	10,697	12,191
Intangible	5,019	7,198
TOTAL NON-CURRENT	**23,351**	**26,043**
TOTAL ASSETS	**42,382**	**45,228**

Liabilities and Net Worth	12/31/2018	12/31/2017
Current		
Loans and Financing	4,547	5,031
Suppliers	5,552	6,445
Suppliers' Withdrawn Risk	886	715
Wages and social duties	555	669
Tax Duties	403	426
Interest on shareholders' own capital and dividends payable	6	2
Employee and adminstrators' interest	64	96
Derivative financial instruments	235	299
Provisions for tax, civil and labor risks	496	536
Employee benefit plan	95	85
Other current liabilities	518	603
Liabilities directly related to assets held for sale	1,132	0
TOTAL CURRENT	**14,489**	**14,908**
Non-Current		
Loans to financing	17,618	15,413
Suppliers	180	197
Tax Duties	162	171
Provision for tax, civil and labor risks	855	1,237
Deferred income taxes	66	155
Employee benefit plan	373	310
Other non-current liabilities	1,108	1,125
TOTAL NON-CURRENT	**20,362**	**18,608**
TOTAL LIABILITIES	**34,851**	**33,516**
Net Worth		
Social capital	12,460	12,460
Capital Reserves	115	115
Profit reserves	0	101
Other comprehensive income	(1,276)	(1,405)
Accrued losses	(4,279)	0
Shares in treasury	(57)	(71)
Non-controlling shareholders' interest	567	513
TOTAL NET WORTH	**7,532**	**11,713**
TOTAL LIABILITIES AND NET WORTH	**42,382**	**45,228**



Report

IN THIS CHAPTER

In line with our open doors and transparency policy with the relationship audiences, this *Annual Report* summarizes the main progress, challenges and overall results of BRF S.A. from January 1 to December 31, 2018 in all global operations.

Once again, the document was built on the financial and non-financial issues of major importance to the business and to our stakeholders, identified and prioritized in the last cycle of materiality – including aspects such as impacts on society, animal welfare, sustainable partnership development, eco-efficiency, social responsibility, diversity, among other issues.

We have adopted as references the Global Reporting Initiative (GRI) methodology, Comprehensive Standards version, and the integrated reporting guidelines of the International Integrated Reporting Council (IIRC), which allow integrated communication of financial and non-financial performance and detailing governance company's business model, strategy and investments.

We have also connected to the United Nations Sustainable Development Goals (ODS), referring to the 17 objectives throughout the report, and prioritized information aligned with the demands of transparency adopted by differentiated segments of the capital market – such as the Corporate Sustainability Index (ISE) , the Brazilian stock exchange (B3), and the Dow Jones Sustainability Index (DJSI) of the New York Stock Exchange.

As a result of the unfolding of the Carne Fraca and Trapaça Operations, we appointed specific contents to detail the changes we are going through to respond to events, based on the pillars of quality, safety and integrity.

Another relevant subject to our *stakeholders* is the operational and financial restructuring plan disclosed to the market to ensure the company's economic and financial strength – which as early as 2018 resulted in changes in the organizational structure described throughout the report.

Financial and non-financial indicators (environmental, social, operational, quality etc.) cover, in most cases, our entire global operation – including factories, logistics centers and offices located in countries such as Brazil, the United Arab Emirates and Turkey. Exceptions are described in footnotes and relate mainly to discontinued or acquired operations in recent years and therefore still in the process of integration.

The data of the financial statements follow Brazilian standards and the International Financial Reporting Standards (IFRS), according to the standards of the Brazilian Securities and Exchange Commission (CVM) and the Security Exchange Commission (SEC). Financial indicators were audited, while in the socio-environmental, only the inventory of greenhouse gas emissions was submitted to external verification.

Our efforts to improve the quality, accuracy and completeness of the information presented in this *Annual Report* accompanies improvements in sustainability management and strategy, enabling stakeholders – neighboring communities, employees, shareholders, authorities, suppliers, customers and business partners – to access a trustworthy picture of the company with its challenges, progress and commitments. This is even more relevant in the face of challenging years, such as 2017 and 2018, in which we work to rebuild the foundations of our vision for the future and to place the business on a growth path.

Questions about the content of this report can be clarified by calling (+55 11) 2322-5052/5061/5048 or by email acoes@brf-br.com. **GRI 102-45, 102-46, 102-48, 102-49, 102-50, 102-53, 102-54, 102-56**

SUSTAINABLE DEVELOPMENT OBJECTIVES (ODS)



GRI Content Summary

GRI Standard	Disclosure	Page/URL	Omission	ODS
GENERAL DISCLOSURE				
GRI 101: Founded in 2016				
GRI 101 has not been disclosed				
ORGANIZATIONAL PROFILE				
GRI 102: General Disclosure 2016	**102-1** Organization's name			
	102-2 Activities, brands, products and services			
	102-3 Headquarters' location			
	102-4 Operations Location			
	102-5 Nature of ownership and legal form			
	102-6 Markets served			
	102-7 Organization's size			
	102-8 Information about employees and workers			8
	102-9 Supplier chain			
	102-10 Significant changes in the organization and its supply chain			
	102-11 Approach or precautionary principle			
	102-12 Externally developed initiatives			
	102-13 Share in associations			
STRATEGY				
GRI 102: General Disclosure 2016	**102-14** Statement from the senior decision-maker			
	102-15 Main impacts, risks and opportunities			
ETHICS AND INTEGRITY				
GRI 102: General Disclosure 2016	**102-16** Values, principles, standards and behavior rules			16
	102-17 Ethical Counseling Mechanisms and Concerns			16
GOVERNANCE				
GRI 102: General Disclosure 2016	**102-18** Governance structure			
	102-19 Authority delegation on			

GRI Standard	Disclosure	Page/URL	Omission	ODS
	102-20 Executive level responsible for economic, environmental and social topics			
	102-21 Inquiry to stakeholders on economic, environmental and social topics			16
	102-22 Composition of the highest governance body and its committees			5, 16
	102-23 President of the highest governance body			16
	102-24 Selecting and appointing the highest governance body and its committees			5, 16
	102-25 Interest conflicts			16
	102-26 Role of the highest governance body in the definition of purpose, values and strategies			
	102-27 Collective knowledge of the highest governance body			4
	102-28 Performance evaluation of the highest governance body			
	102-29 Identifying and managing economic, environmental and social impacts			16
	102-30 Effectiveness of risk management processes			
	102-31 Revision of economic, environmental and social topics			
	102-32 Role of the highest governance body in the reporting process			
	102-33 Communicating Critical Concerns			
	102-34 Nature and total number of critical concerns			
	102-35 Remuneration policies			
	102-36 Processes for determining remuneration			
	102-37 Involvement of stakeholders in remuneration			16
	102-38 Total annual remuneration ratio	Information on the ratio of the average annual total remuneration to all employees (except the highest paid individual) and the highest paid remuneration is considered confidential and will not be disclosed.		

GRI Standard	Disclosure	Page/URL	Omission	ODS
	102-39 Percent increase in the total annual remuneration ratio	Information on the ratio of the percentage increase in the total annual remuneration of the highest paid individual to the average percentage increase in the total annual remuneration of all employees is considered confidential and will not be disclosed.		
STAKEHOLDERS' ENGAGEMENT				
GRI 102: General Disclosure 2016	**102-40** List of stakeholders' groups			
	102-41 Collective bargaining agreements			8
	102-42 Identifying and selecting stakeholders			
	102-43 Approach to stakeholders' engagement			
	102-44 Main topics and concerns raised			
REPORT PRACTICES				
GRI 102: General Disclosure 2016	**102-45** Entities included in the consolidated financial statements			
	102-46 Defining Report Contents and Topic Boundaries			
	102-47 List of Material Topics			
	102-48 Reformulations of information			
	102-49 Changes in the report			
	102-50 Reporting period			
	102-51 Date of the most recent report			
	102-52 Report Cycle			
	102-53 Contact point for questions about the report			
	102-54 Option according to GRI Standards			
	102-55 GRI Content Summary			
	102-56 External securing			

GRI Standard	Disclosure	Page/URL	Omission	ODS
MATERIAL TOPICS				
ECONOMIC PERFORMANCE				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			1, 5, 8, 16
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 201: Economic performance in 2016	**201-1** Direct economic value generated and distributed			2, 5, 7, 8, 9
	201-2 Financial implications and other risks and opportunities due to climate changes			13
	201-3 Defined benefit plan obligations and other retirement plans	The liabilities of the plans are covered by the resources already contributed by the organization and the participating employees, in the respective pension plans. Possible coverage of liabilities by the organization, only in case of deficit. According to the ALM Asset Liability Management study, the possibility of a deficit is close to "zero" for the next 10 years. The plan is made available to all employees in Brazil; currently, the share level is 49.07%. The income benefits paid by the Plan are funded directly by the reserves already constituted in the Plans. In 2018, BRF made a total of R$ 23,371,243.69 in contributions. The participants made a total of R$ 23,135,477.11. The contribution percentage defined in Plans I, II and III follows the following criteria: for Plan I, the contribution defined in the regulation is 0.70% on the part of the salary corresponding to up to 10 Reference Units BRF (URBs), which today is equivalent to R$ 5,305.05, and 3.70% on the salary surplus, if any. The sponsor's contributions are made on the basic contribution of the participants and obey the following scale: up to 50 years, 100% of the basic contribution of the participant; from 51 onwards, 200% of the participant's basic contribution. For Plan II and for those who joined until 04/11/2016 in Plan III, the contribution defined in the regulation is 0.70% on the part of the salary corresponding to up to 10 URBF (Reference Unit BRF), which today amounts to R$ 5,305.05 and 3%, 4%, 5%, 6% or 7% (at the option of the participant) on the surplus portion of the salary, if any. For Plan III (for those who joined after 04/11/2016), the contribution defined in the regulation is 1.50% on the part of the salary less than or equal to 1 URBIII (Reference Unit of Plan III), which today amounts to R$ 4,338.16, 4% on the portion of the share salary that exceeds 1 URBIII up to the limit of 1.65 of URBIII and 5%, 6% or 7% (as per the participant's option) on the portion that exceeds 1.65 of URBIII, if any. The variation in the values of the 2017 and 2018 contributions was mainly due to the increase in the number of participants. In the FAF Plan, according to the modality of the Plan (Defined Benefit Plan), as well as the surplus result, the contributions are suspended. The actuarial or profitability targets of the Plans for the year 2019 are: Plans I (merged into Plan II on 12/31/2018), II and III = IPCA + 5% a.a. and the FAF Plan = INPC + 5% a.a.		
	201-4 Financial aid received from the government			

GRI Standard	Disclosure	Page/URL	Omission	ODS
INDIRECT ECONOMIC IMPACTS				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 203: Indirect economic impacts in 2016	**203-1** Development and impact of investments in infrastructure and services offered			2, 5, 7, 9, 11
	203-2 Significant indirect economic impacts			1, 2, 3, 8, 10, 17
FIGHT AGAINST CORRUPTION				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 205: Fight against corruption in 2016	**205-1** Operations subject to risk assessments related to corruption	Information on operations subject to risk assessments related to corruption is considered confidential and will not be disclosed.		16
	205-2 Communication and training in anti-corruption policies and procedures			16
	205-3 Confirmed cases of corruption and measures taken	The *Carne Fraca* and *Trapaça* Operation were deployed in administrative and judicial processes related to corruption filed against the organization or its employees. The investigations are still ongoing and are being conducted by the competent authorities. Internally, investigations are conducted by an independent committee, which is advised by outside lawyers. Due to certain investigations, some BRF staff were temporarily removed from their duties. Pursuant to applicable legislation, BRF is cooperating with the authorities. Depending on the sensitivity of the information, information on corruption cases is considered confidential and will not be disclosed.		16
UNFAIR COMPETITION				

GRI Standard	Disclosure	Page/URL	Omission	ODS
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 206: Unfair competition 2016	**206-1** Lawsuits filed by unfair competition, trust and monopoly practices	There have been no occurrences of lawsuits brought on by unfair competition, trust and monopoly practices in the last three years.		16
ENERGY				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 302: Energy in 2016	**302-1** Energy consumption within the organization			7, 8, 12, 13
	302-2 Energy consumption outside the organization			7, 8, 12, 13
	302-3 Energy intensity			7, 8, 12, 13
	302-4 Reduced energy consumption			7, 8, 12, 13
	302-5 Reducing the energy needs of products and services		No information available. There is no monitoring of this indicator, since the energy management is implemented in the processes and not in the product lines. There is no management through the product life cycle.	7, 8, 12, 13
WATER				

GRI Standard	Disclosure	Page/URL	Omission	ODS
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 303: Water in 2016	**303-1** Total water withdrawal by source			6, 7
	303-2 Water sources significantly affected by water withdrawal			6
	303-3 Percentage and total volume of recycled and reused water			6, 8, 12
EMISSIONS				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 305: Emissions in 2016	**305-1** Direct emissions of greenhouse gases (Scope 1)			3, 12, 13, 14, 15
	305-2 Indirect emissions of greenhouse gases (Scope 2)			3, 12, 13, 14, 15
	305-3 Other indirect greenhouse gas emissions (Scope 3)			3, 12, 13, 14, 15
	305-4 Intensity of greenhouse gas emissions			13, 14, 15
	305-5 Reducing greenhouse gas emissions	There were no reductions in GHG emissions achieved in 2018 as a direct result of emissions reduction or compensation initiatives.		13, 14, 15
	305-6 Emissions of substances that deplete the ozone layer (SDO)			3, 12, 13
	305-7 NO_x,SO_x emissions and other significant atmospheric emissions			3, 12, 13, 14, 15

GRI Standard	Disclosure	Page/URL	Omission	ODS
EFFLUENTS AND WASTE				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 306: Effluents and waste in 2016	**306-1** Water disposal, broken down by quality and destination			3, 6, 12, 14
	306-2 Waste, broken down by type and method of disposal			3, 6, 12
	306-3 Meaningful leaks			3, 6, 12, 14, 15
	306-4 Transport of hazardous waste			3, 12
	306-5 Bodies of water affected by discharges and/or water drainage			6, 15
ENVIRONMENTAL COMPLIANCE				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 307: Environmental compliance in 2016	**307-1** Non-compliance with environmental laws and regulations	In 2018, the amount of R$ 1,496,780.57 was paid in significant fines received due to non-compliance with environmental laws and regulations. In 2017, the amount of R$ 1,188,391.93 was paid, due to two infraction records. It should be noted that in 2018 other significant fines still outstanding were received, totaling R$ 994,183.54, since these are still subject to appeal and are in legal process. Significant fines are considered when the amounts involved are greater than R$ 150k. In 2018,there was no non-monetary sanction and there were no cases resolved through arbitration mechanisms. In 2017, there was only a non-monetary sanction and there were also no cases resolved through arbitration mechanisms.		12, 13, 14, 15, 16
ENVIRONMENTAL EVALUATION OF SUPPLIERS				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			

GRI Standard	Disclosure	Page/URL	Omission	ODS
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 308: Environmental supplier's evaluation in 2016	**308-1** New suppliers selected, based on environmental criteria			
	308-2 Negative environmental impacts in the supply chain and measures taken			
EMPLOYMENT				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 401: Employment in 2016	**401-1** Rates of new hires and employee turnover			5, 8
	401-2 Benefits granted to full-time employees that are not offered to temporary or part-time employees			8
	401-3 Maternity and paternity leave			5, 8
OCCUPATIONAL HEALTH AND SAFETY				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 403: Occupational health and safety in 2016	**403-1** Employees represented in formal health and safety committees			8

GRI Standard	Disclosure	Page/URL	Omission	ODS
	403-2 Types of injuries, injury rates, occupational diseases, days lost, absenteeism and number of work-related deaths			3, 8
	403-3 Workers with high incidence or high risk of diseases related to their occupation			3, 8
	403-4 Health and safety topics covered by formal agreements with trade unions			8
TRAINING AND EDUCATION				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 404: Training and Education in 2016	**404-1** Average hours of training per year per employee			4, 5, 8
	404-2 Continuing learning programs for employees and preparation for retirement			8
	404-3 Percentage of employees who regularly receive performance reviews and career development			5, 8
DIVERSITY AND EQUAL OPPORTUNITIES				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			

GRI Standard	Disclosure	Page/URL	Omission	ODS
GRI 405: Diversity and equal opportunities in 2016	**405-1** Diversity in governance bodies and employees			5, 8
	405-2 Mathematical ratio for wages and remuneration between women and men			5, 8, 10
CHILD LABOR				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 408: Child Labor in 2016	**408-1** Operations and suppliers identified as having significant risk in terms of child labor	There was no supplier case related to child and slave labor (agriculture, logistics, Procurement). Get to know the policies and risk assessments on this topic in the Supplier Management chapter.		8, 16
FORCED OR ANALOGOUS TO SLAVE LABOR				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 409: Forced work or analogous to slavery in 2016	**409-1** Operations and suppliers identified as having significant risk for the occurrence of forced or slave labor	There was no supplier case related to child and slave labor (agriculture, logistics, Procurement). Get to know the policies and risk assessments on this topic in the Supplier Management chapter.		8
LOCAL COMMUNITIES				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			

GRI Standard	Disclosure	Page/URL	Omission	ODS
GRI 413: Local communities in 2016	**413-1** Operations with implemented programs of local community engagement, impact assessment and local development			
	413-2 Operations with significant potential impacts or real negative impacts on local communities			1, 2
SOCIAL EVALUATION OF SUPPLIERS				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 414: Supplier Social Evaluation 2016	**414-1** New suppliers selected based on social criteria			
	414-2 Negative social impacts on the supply chain and measures taken			5, 8, 16
CONSUMERS' HEALTH AND SAFETY				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 416: Consumers' Health and Safety in 2016	**416-1** Products and services for which health and safety impacts are assessed			
	416-2 Nonconformities related to health and safety impacts of products and services	In 2018, 165 lawsuits/administrative assessments involving the subject were filed (136 in 2017); 39 of these resulted in fines or penalties (98 in 2017) and none resulted in a warning (38 in 2017). The indicator considers actions involving discussions with consumers on aspects of product quality.		16

GRI Standard	Disclosure	Page/URL	Omission	ODS
Food Sector Supplement - Consumer Health and Safety	**FP5** Percentage of production volume manufactured in locations certified by third parties in accordance with internationally recognized standards			3
	FP6 Percentage of total sales volume of consumer products, by product category, which have a reduction of saturated fat, trans fat, sodium and addition of sugars			2
	FP7 Percentage of total sales volume of consumer products, by product category, which contain increased nutritional ingredients and food additives such as fiber, vitamins, minerals, phytochemicals and functional items			2
MARKETING AND LABELING				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 417: Marketing and labeling in 2016	**417-1** Requirements for information and labeling of products and services			12, 16
	417-2 Non-compliance cases related to information and labeling of products and services	In 2018, there were no cases involving problems with labeling information on products in which BRF has been found convicted (guilty). BRF has no history of problems with labeling, having computed in 2017 two administrative assessments related to the labeling. The reasons for the assessments were the use of the inappropriate letter to abbreviate the term grams and the description of the composition of an outdated product in relation to the registration in the Ministry of Agriculture. In both cases, the penalty involved was the payment of a fine.		16

GRI Standard	Disclosure	Page/URL	Omission	ODS
	417-3 Non-compliance cases relating to marketing communication	There were no registered cases in 2018 involving marketing communications in which the company was found guilty. The indicator remains the same as 2017 (no case recorded).		
SOCIOECONOMIC COMPLIANCE				
GRI 103: Management approach in 2016	**103-1** Explanation of the material topic and its limits			
	103-2 Management approach and its components			
	103-3 Evolution of the management approach			
GRI 419: Socioeconomic compliance in 2016	**419-1** Non-compliance with social and economic laws and regulations			16
OUTSOURCING AND PROCUREMENT				
Food Sector Supplement – Outsourcing and Procurement	**FP1** Percentage of volume purchased from vendors in accordance with the organization's purchasing policy			
	FP2 Percentage of purchased volume that conforms to internationally recognized standards and certifications, broken down by type of certification			2, 12, 14, 15
ANIMAL WELFARE				
Sectoral Supplement of Food – Animal Welfare	**FP10** Policies and practices, by species and race, related to physical changes and anesthetic use			
	FP11 Percentage and total animals raised and/or processed, by species and breed, by type of housing			
	FP12 Policies and practices regarding the use of antibiotics, anti-inflammatories, hormones and/or treatments with growth promoters, by species and type of breeding			2

GRI Standard	Disclosure	Page/URL	Omission	ODS
	FP13 Total number of cases of significant non-compliance with laws and regulations and adherence to voluntary standards related to transport, handling and slaughtering of terrestrial and aquatic animals	In 2018, BRF had 16 cases of noncompliance due to non-compliance with laws, regulations and adherence to voluntary standards related to transport, handling and slaughter of terrestrial and aquatic animals (31 cases in 2017), and the amount paid for significant fines was R$ 130,894.19. Also received in 2018 were fines totaling R$ 513,937.57, for which there is still an appeal to be filed. The infractions for animal welfare are verified by the Ministry of Agriculture Livestock and Supply. According to the regulations applied by this body, the fine can vary from R$ 6k to R$ 15k, and the fine is only known after the judgment of the infraction by the body. Thus, all infractions received and their potential fines were considered. The non-conformities received in 2018 were accompanied by the welfare officers of each plant that received the notification; the compliance action plans were built in conjunction with the operation and validated by the team of animal welfare experts. There has been an increase in the number of non-conformities in recent years, due to the increase in the accuracy of federal inspectors regarding the issue. There is a target of a 23% reduction of the infraction notices motivated by the theme animal welfare in the year 2019. In 2018, there were no non-monetary sanctions due to non-compliance with laws, regulations and adherence to voluntary standards related to transport, handling and slaughter of terrestrial and aquatic animals.		

GRI

Human capital GRI 102-8, 401-1, 401-3, 403-2, 404-1, 404-3, 405-1

EMPLOYEES BY TYPE OF EMPLOYMENT

Years	2016			2017*			2018		
Job Type	Men	Women	Total	Men	Women	Total	Men	Women	Total
Full day	53,344	34,936	88,280	61,772	40,655	102,427	65,569	39,275	104,844
Partial day (part time)	7,472	6,711	14,183	838	644	1,482	559	593	1,152
Interns and trainees	770	802	1,572	737	762	1,499	803	985	1,788
TOTAL	**61,586**	**42,449**	**104,035**	**63,347**	**42,061**	**105,408***	**66,931**	**40,853**	**107,784**

* In 2017, data from Turkey have been disregarded.

EMPLOYEES BY FUNCTIONAL CATEGORY

	2016	2017*	2018
Board of Directors	70	72	71
Managers	593	598	678
Supervisors and Coordinators	2,646	2,903	2,360
Administrative	18,037	17,616	10,402
Operational	81,117	87,045	92,485
Interns and trainees	1,572	1,499	1,788
TOTAL	**104,035**	**109,733***	**107,784**

* Data include employees in Turkey.

INDIVIDUALS INSIDE THE ORGANIZATION'S GOVERNANCE BODIES, BY GENDER

(%)	2016		2017		2018	
	Men	Women	Men	Women	Men	Women
Administration Council	100%	0.0%	88.9%	11.1%	90.0%	10.0%
Fiscal Council	100%	0.0%	100%	0.0%	100%	0.0%
Executive Board	100%	0.0%	100%	0.0%	100%	0.0%
TOTAL	**100%**	**0.0%**	**94.7%**	**5.3%**	**95.2%**	**4.8%**

EMPLOYEES BY AGE GROUP

	2016	2017*	2018
Below 30 years	38,379	35,541	42,627
Between 30 and 50 years	57,936	62,733	56,706
Over 50 years	7,720	11,459	8,451
TOTAL	**104,035**	**109,733***	**107,784**

* Data include employees in Turkey.

INDIVIDUALS FROM GOVERNANCE BODIES

	2016	2017	2018
Administration Council	9	9	10
Fiscal Council	3	3	3
Executive Board	8	7	8
TOTAL	**20**	**19**	**21**

INDIVIDUALS INSIDE THE ORGANIZATION'S GOVERNANCE BODIES, BY AGE GROUP (%)

	2016			2017			2018		
	Below 30 years	Between 30 and 50 years	Over 50 years	Below 30 years	Between 30 and 50 years	Over 50 years	Below 30 years	Between 30 and 50 years	Over 50 years
Administration Council	0.0%	22.2%	77.8%	0.0%	33.3%	66.7%	0.0%	10.0%	90.0%
Fiscal Council	0.0%	0.0%	100%	0.0%	0.0%	100%	0.0%	33.3%	66.7%
Executive Board	0.0%	75.0%	25.0%	0.0%	57.1%	42.9%	0.0%	37.5%	62.5%
TOTAL	**0.0%**	**40.0%**	**60.0%**	**0.0%**	**36.8%**	**63.2%**	**0.0%**	**23.8%**	**76.2%**

EMPLOYEES, BY FUNCTIONAL CATEGORY AND GENDER (%)

Functional category	2016		2017		2018	
	Men	Women	Men	Women	Men	Women
Directors	0.06%	0.01%	0.06%	0.01%	0.06%	0.005%
Managers	0.46%	0.12%	0.44%	0.11%	0.52%	0.12%
Supervisors and Coordinators	2.01%	0.58%	2.14%	0.61%	1.79%	0.43%
Administrative	8.34%	9.26%	7.79%	8.90%	5.27%	4.54%
Operating	48.49%	30.68%	49.83%	30.13%	54.74%	32.51%
TOTAL	**59.4%**	**40.6%**	**60.3%**	**39.7%**	**62.4%**	**37.6%**

*Data do not consider interns and apprentices.

EMPLOYEES, BY FUNCTIONAL CATEGORY AND AGE GROUP*

Functional category	2016			2017			2018		
	Below 30 years	Between 30 and 50 years	Over 50 years	Below 30 years	Between 30 and 50 years	Over 50 years	Below 30 years	Between 30 and 50 years	Over 50 years
Directors	0.00%	0.06%	0.01%	0.00%	0.05%	0.01%	0%	0.05%	0.01%
Managers	0.04%	0.50%	0.04%	0.02%	0.46%	0.07%	0.05%	0.52%	0.05%
Supervisors and Coordinators	0.39%	2.03%	0.17%	0.26%	2.15%	0.27%	0.30%	1.73%	0.19%
Administrative	7.04%	9.54%	1.02%	5.32%	9.59%	1.36%	3.65%	5.69%	0.46%
Operating	28.46%	44.41%	6.30%	25.85%	45.70%	8.87%	34.53%	45.47%	7.24%
TOTAL	**35.9%**	**56.5%**	**7.5%**	**31.5%**	**58.0%**	**10.6%**	**38.5%**	**53.5%**	**8.0%**

*Data do not consider interns and apprentices.

BLACK EMPLOYEES, BY FUNCTIONAL CATEGORY AND GENDER (%)*

Functional category	2016		2017		2018	
	Black men	Black women	Black men	Black women	Black men	Black women
Directors	0.00%	0.00%	0.00%	0.00%	0.004%	0.00%
Managers	0.005%	0.00%	0.00%	0.003%	0.004%	0.00%
Supervisors and Coordinators	0.03%	0.01%	0.02%	0.01%	0.02%	0.006%
Administrative	0.10%	0.07%	0.10%	0.07%	0.12%	0.07%
Operating	3.15%	1.29%	1.57%	4.08%	4.22%	1.62%
TOTAL	**3.29%**	**1.36%**	**1.70%**	**4.16%**	**4.37%**	**1.70%**

*Data do not consider interns and apprentices.

PCD EMPLOYEES, BY FUNCTIONAL CATEGORY AND GENDER (%)*

Functional category	2016		2017		2018	
	PCD Men	PCD Women	PCD Men	PCD Women	PCD Men	PCD Women
Directors	0.00%	0.00%	0.002%	0.00%	0.002%	0.00%
Managers	0.006%	0.00%	0.00%	0.005%	0.008%	0.00%
Supervisors and Coordinators	0.03%	0.003%	1.29%	0.00%	0.03%	0.006%
Administrative	0.08%	0.05%	0.07%	0.05%	0.07%	0.04%
Operating	1.33%	0.82%	0.78%	1.31%	0.001%	0.69%
TOTAL	**1.44%**	**0.87%**	**2.15%**	**1.36%**	**1.33%**	**0.74%**

*Data do not consider interns and apprentices

TOTAL NUMBER AND EMPLOYEE HIRING RATE*

		2016		2017		2018	
		Hired	Fee (%)	Hired	Fee (%)	Hired	Fee (%)
by gender:	Men	15,864	15.25	13,889	13.18	14,917	13.84
	Women	12,231	11.76	8,038	7.63	9,220	8.55
	TOTAL	**28,095**	**27.01**	**21,927**	**20.80**	**24,137**	**22.39**
by age group:	Below 30 years	16,421	15.78	14,723	13.97	17,977	16.68
	Between 30 and 50 years	10,688	10.27	6,993	6.63	6,045	5.61
	Over 50 years	986	0.95	211	0.20	115	0.11
	TOTAL	**28,095**	**27.01**	**21,927**	**20.80**	**24,137**	**22.39**
by region:	Africa	10	0.01	5	0.00	5	0.00
	Latin America (except Brazil)	1,634	1.57	252	0.24	438	0.41
	Brazil	16,287	15.66	21,291	20.20	19,709	18.29
	Asia	9,432	9.07	105	0.10	2,804	2.60
	Europe	162	0.16	50	0.05	134	0.12
	Middle East	570	0.55	224	0.21	1,047	0.97
	TOTAL	**28,095**	**27.01**	**21,927**	**21.08**	**24,137**	**22.39**

TOTAL NUMBER AND RATE OF EMPLOYEE DISMISSALS*

		2016		2017		2018	
		Dismissals	Fee (%)	Dismissals	Fee (%)	Dismissals	Fee (%)
by gender:	Men	13,461	12.94	11,426	10.84	15,715	14.58
	Women	8,394	8.07	7,841	7.44	10,516	9.76
	TOTAL	**21,855**	**21.01**	**19,267**	**18.28**	**26,231**	**24.34**
by age group:	Below 30 years	11,791	11.33	10,225	9.70	15,474	14.36
	Between 30 and 50 years	9,204	8.85	7,926	7.52	9,428	8.75
	Over 50 years	860	0.83	1,116	1.06	1,329	1.23
	TOTAL	**21,855**	**21.01**	**19,267**	**18.28**	**26,231**	**24.34**
by region:	Africa	5	0.00	10	0.01	6	0.01
	Latin America (except Brazil)	293	0.28	390	0.37	629	0.58
	Brazil	20,977	20.16	18,381	17.44	22,094	20.50
	Asia	34	0.03	55	0.05	2,744	2.55
	Europe	74	0.07	49	0.05	87	0.08
	Middle East	472	0.45	382	0.36	671	0.62
	TOTAL	**21,855**	**21.01**	**19,267**	**18.28**	**26,231**	**24.34**

*The methodology for compiling data for hiring and termination rates was revised to consider the ratio of total BRF employees in each year (ie 104,035 in 2016, 105,408 in 2017 and 107,784 employees in 2018) , justifying the revision of historical data.

MATERNITY AND PATERNITY LEAVE

		2018
Total number of employees entitled to maternity/paternity leave	men	52,746
	women	33,767
Total number of employees who took maternity/paternity leaves in the current year	men (A+E)	4,435
	women (B+F)	3,239
Total number of employees who have taken maternity/paternity leaves, and whose leaves end in the current year	men - (start 2018, end 2018: A)	2,215
	women - (start 2018, end 2018: B)	1,336
	men (start 2017, end 2018: C)	0
	women (start 2017, end 2018: D)	554
Total number of employees who took maternity/paternity leaves in the current year and whose leaves end in the following year	men - (start 2018, end 2019: E)	2,220
	women - (start 2018, end 2019: F)	1,903
Total number of employees expected to return in the current year.	men (A+C)	2,215
	women (B+D)	1,890
Total number of employees returning to work in the reporting period after the end of maternity/paternity leaves	men (2018) (G)	2,215
	women (2018) (H)	1,883
	men (previous year - 2017) (I)	1,943
	women (previous year - 2017) (J)	1,895
Total number of employees who did NOT return to work in the reporting period after the end of the maternity/paternity leaves	men ((A+C)-G)	0
	women ((B+D)-H)	7
Total number of employees who returned to work after the end of maternity or paternity leaves in the previous year, and remained employed for other 12 months, ending the current year.	men (L) (maximum value = I)	1,528
	women (M) (maximum value = J)	1,085
Feedback return	men (G/(A+C))	100%
	women (H/(B+D))	99.6%
Retention tax	men (L/I)	78.6%
	women (M/J)	62.5%

* The information reflects the closing of the BRF staff on the last day of each year, considering the respective groups of employees. The methodology for compiling rates of return and retention has been revised and is shown in the table.

AVERAGE HOURS OF TRAINING BY FUNCTIONAL CATEGORY AND GENDER

Functional category	2018	
	Men	Women
Board of Directors	2.7	5.3
Managers	8.5	6.3
Supervisors and Coordinators	20.5	17.5
Administrative	10.4	10.2
Operational	21.3	13.8
Interns and trainees	15.7	16.5
TOTAL	**20.3**	**13.5**

*For this information we used the asset base (Brazil - December 2018), except for the categories of extension agents, technical consultants and sales.

EMPLOYEE HEALTH AND SAFETY RATES BY REGION

Region	Taxes	2017	2018
Africa	Injuries with leaves	n.a.	0
	Rate of injury with leaves	n.a.	0
	Injuries with no leaves	n.a.	0
	Rate of injuries with no leaves	n.a.	0
	Lost Days Rate	n.a.	0
	Occupational disease rate	n.a.	0
	Absenteeism rate	n.a.	0
	Number of deaths	n.a.	0
Latin America (except Brazil)	Injuries with leaves	124	51
	Rate of injury with leaves	17.22	6.45
	Injuries with no leaves	1754	791
	Rate of injuries with no leaves	243.33	100
	Lost Days Rate	4325	100
	Occupational disease rate	1.8	n.d.
	Absenteeism rate	n.d.	n.d.
	Number of deaths	0	0
Brazil	Injuries with leaves	391	190
	Rate of injury with leaves	2.26	1.12
	Injuries with no leaves	4373	2745
	Rate of injuries with no leaves	25.3	391.7
	Lost Days Rate	19039	137
	Occupational disease rate	0.17	0.45
	Absenteeism rate	5.16	i.n.d.*
	Number of deaths	1	0

Region	Taxes	2017	2018
Asia	Injuries with leaves	7	5
	Rate of injury with leaves	0.33	0.18
	Injuries with no leaves	24	278
	Rate of injuries with no leaves	1.11	10.5
	Lost Days Rate	51	10
	Occupational disease rate	0	n.d.
	Absenteeism rate	n.d.	n.d.
	Number of deaths	0	0
Europe	Injuries with leaves	n.a.	40
	Rate of injury with leaves	n.a.	3.72
	Injuries with no leaves	n.a.	347
	Rate of injuries with no leaves	n.a.	32.3
	Lost Days Rate	n.a.	107
	Occupational disease rate	n.a.	n.d.
	Absenteeism rate	n.a.	n.d.
	Number of deaths	n.a.	0
Middle East	Injuries with leaves	0	0
	Rate of injury with leaves	0	0
	Injuries with no leaves	19	9
	Rate of injuries with no leaves	14.68	5.6
	Lost Days Rate	0	0
	Occupational disease rate	0	n.d.
	Absenteeism rate	n.d.	n.d.
	Number of deaths	0	0

* Information not available at the time this report was closed. It will be reported in the next cycle.

OCCUPATIONAL HEALTH AND SAFETY RATES (EXCEPT EMPLOYEES) BY GENDER

	2016	2017	2018		
			Women	Men	Total
Injuries with leaves	47	56	16	93	109
Rate of injury with leaves	1.2	1.33	n.d.	n.d.	n.d.
Injuries with no leaves	n.d.	125	0	0	0
Rate of injuries with no leaves	n.d.	3.39	n.d.	n.d.	n.d.
Lost Days Rate	n.d.	1067	n.d.	n.d.	n.d.
Occupational disease rate	n.d.	0	n.d.	n.d.	n.d.
Absenteeism rate	n.d.	n.d.	n.d.	n.d.	n.d.
Number of deaths	n.d.	2	0	0	0

MATHEMATICAL RATIO BETWEEN THE BASE SALARY FOR WOMEN AND MEN IN EACH FUNCTIONAL CATEGORY (%)* GRI 405-2

Functional Category	2016	2017	2018
Board of Directors	82	90	99
Managers	93	96	97
Supervisors and Coordinators	106	108	97
Administrative	88	89	82
Operating	83	85	85

* Data only consider employees in Brazil. Regarding the data referring to the external market, currently each region carries out its respective control. BRF is working so that it can have the information fully centralized in a single system in the future.

HEALTH AND SAFETY RATES FOR WORKERS (EXCEPT EMPLOYEES) BY REGION

Region	Taxes	2017	2018 (5)
Africa	Injuries with leaves	n.a.	0
	Rate of injury with leaves	n.a.	0
	Injuries with no leaves	n.a.	0
	Rate of injuries with no leaves	n.a.	0
	Lost Days Rate	n.a.	0
	Occupational disease rate	n.a.	0
	Absenteeism rate	n.a.	0
	Number of deaths	n.a.	0
Latin America (except Brazil)	Injuries with leaves	4	12
	Rate of injury with leaves	n.d.	n.d.
	Injuries with no leaves	4	0
	Rate of injuries with no leaves	n.d.	n.d.
	Lost Days Rate	165	n.d.
	Occupational disease rate	0	n.d.
	Absenteeism rate	n.d.	n.d.
	Number of deaths	n.d.	0
Brazil	Injuries with leaves	51	76
	Rate of injury with leaves	1.33	n.d.
	Injuries with no leaves	125	0
	Rate of injuries with no leaves	3.25	n.d.
	Lost Days Rate	845	n.d.
	Occupational disease rate	0	n.d.
	Absenteeism rate	n.d.	n.d.
	Number of deaths	2	0
Asia	Injuries with leaves	1	0
	Rate of injury with leaves	36.57	n.d.
	Injuries with no leaves	0	0
	Rate of injuries with no leaves	0	n.d.
	Lost Days Rate	57	n.d.
	Occupational disease rate	0	n.d.
	Absenteeism rate	n.d.	n.d.
	Number of deaths	0	0
Europe	Injuries with leaves	n.a.	21
	Rate of injury with leaves	n.a.	n.d.
	Injuries with no leaves	n.a.	0
	Rate of injuries with no leaves	n.a.	n.d.
	Lost Days Rate	n.a.	n.d.
	Occupational disease rate	n.a.	n.d.
	Absenteeism rate	n.a.	n.d.
	Number of deaths	n.a.	0
Middle East	Injuries with leaves	0	0
	Rate of injury with leaves	0	n.d.
	Injuries with no leaves	2	0
	Rate of injuries with no leaves	14.78	n.d.
	Lost Days Rate	0	n.d.
	Occupational disease rate	0	n.d.
	Absenteeism rate	n.d.	n.d.
	Number of deaths	0	0

1 The method applied is based on the Brazilian standard NBR 14.280 and managed by means of Corporate Rule NC 20.1.003 Investigation and Analysis of Accidents, Incidents and Deviations.
2 The rate of non-retired injuries considers categories according to OSHA, being First Aid, Restriction to Work and Medical Treatment.
3 Deaths are included in injury rates, however, we did not have any deaths recorded in 2018.
4 The calculation of days lost, "days" means "calendar days," and the beginning of the "lost days" count is one (1) day after the accident.
5 In 2018, the HHT (Man Hour worked) of third-party workers (except employees) was not accounted for, so the rates are not complete.

EMPLOYEES COVERED BY

PERFORMANCE AND CAREER ANALYZES

Functional Category	Years	2018		
	Functional category	Men	Women	Total
Board of Directors	Total number of employees	66	5	71
	Number of employees evaluated	39	3	42
	Percentage	59%	60%	59%
Management	Total number of employees	550	128	678
	Number of employees evaluated	435	124	559
	Percentage	79%	97%	82%
Supervisor	Total number of employees	1,899	461	2,360
	Number of employees evaluated	1,353	281	1,634
	Percentage	71%	61%	69%
Administrative	Total number of employees	5,588	4,814	10,402
	Number of employees evaluated	4,301	3,275	7,576
	Percentage	77%	68%	73%
Operational	Total number of employees	58,025	34,460	92,485
	Number of employees evaluated	5,485	2,894	8,379
	Percentage	9%	8%	9%
TOTAL	**Total number of employees**	**66,128**	**39,868**	**105,996**
	Number of employees evaluated	**11,613**	**6,577**	**18,190**
	Percentage	**18%**	**16%**	**17%**

* Data consider theglobal scope, *but without considering interns*, because they do not receive a formal performance evaluation of the company, their evaluations are indirectly carried out by their managers.

Quality and security

PERCENTAGE OF VOLUME PURCHASED IN 2018 IN ACCORDANCE WITH INTERNATIONALLY RECOGNIZED STANDARDS AND CERTIFICATIONS GRI FP2

Supplier category within the supply chain	Type of certified products purchased	Geographical origin	Internationally recognized certification(s) applicable to that category	Percentage of volume purchased from suppliers in accordance with such certification(s) (%)
Grains, Bran and Oils	Soybean flair	Brazil (Uberlândia, West Spring, Dourados, Rondonópolis, Joaçaba)	European Directive on biofuels (EURED), ISCC, HAA CCP, ISO14001, ISO18001, RTRS	81% international certifications cited
	Degummed Soybean Oil	Brazil (Uberlândia, West Spring, Dourados, Rondonópolis, Joaçaba)	GMP+	100% international certifications cited
Food Ingredients[1]	Condiments / Aromas / Emulsifiers / Dairy	Brazil / Chile / Argentina / Europe / China	BRC / FSSC 22000 / IFS / SQF	67% international certifications cited and 100% BRF standards
Raw Materials[1]	Cuttings Bovine Beef / Swine Fat / CMS Poultry	Brazil / Chile / Canada	BRC / FSSC 22000 / IFS / SQF	67% international certifications cited and 100% BRF standards
Packages[1]	Flexible and Rigid Plastic / Cellulosic / Natural and Artificial Tripes	Brazil / Uruguay / Spain / Czech Republic / China	BRC / FSSC 22000 / IFS / SQF	47% international certifications cited and 100% BRF standards

1 The above certifications are part of the GFSI - Global Food Safety Initiative, a non-governmental organization that represents the highest level of internationally adopted standards for food safety management of industrially processed foods, including modern Food Defense and Food Fraud practices.

VOLUME OF PRODUCTION IN CERTIFIED UNITS GRI FP5

	2018
Total food production (tons)	4,186,139,515
Production of food manufactured in operating units certified by an independent organization in accordance with internationally recognized standards of food safety management system (tons)	1,197,152,784
Percentage	28.6%

Integrity GRI 205-2, 419-2

ANTI-CORRUPTION TRAINING BY REGION

Region	Employees*	2018	
		Notices	Trained
Africa	Total number of employees		8
	Total number of employees reported/trained	8	8
	Percentage of employees reported/trained (%)	100%	100%
Latin America, except Brazil	Total number of employees		3,829
	Total number of employees reported/trained	2,386	2,386
	Percentage of employees reported/trained (%)	62%	62%
Brazil	Total number of employees		80,965
	Total number of employees reported/trained	80,546	80,546
	Percentage of employees reported/trained (%)	99%	99%
Asia	Total number of employees		9,418
	Total number of employees reported/trained	9,305	9,305
	Percentage of employees reported/trained (%)	99%	99%
Europe	Total number of employees		456
	Total number of employees reported/trained	428	428
	Percentage of employees reported/trained (%)	94%	94%
Middle East	Total number of employees		6,932
	Total number of employees reported/trained	5,866	5,866
	Percentage of employees reported/trained (%)	85%	85%
TOTAL	**Total number of employees**	**101,608**	
	Total number of employees reported/trained	**98,539**	**98,539**
	Percentage of employees reported/trained (%)	**97%**	**97%**

* Data consider active employees until December 2018, noting that new employees have 30 days to do the training related to Compliance.

ANTI-CORRUPTION TRAINING BY FUNCTIONAL CATEGORY

Functional Category	Year	2017		2018	
	Employees*	Notices	Trained	Notices	Trained
Directors	Total number of employees		72		70
	Total number of employees reported/trained	10	10	70	63
	Percentage of employees reported/trained (%)	14%	14%	100%	90%
Managers	Total number of employees		598		675
	Total number of employees reported/trained	57	57	675	627
	Percentage of employees reported/trained (%)	10%	10%	100%	93%
Supervisors and Coordinators	Total number of employees		2,903		2,894
	Total number of employees reported/trained	248	248	2,894	2,785
	Percentage of employees reported/trained (%)	9%	9%	100%	96%
Administrative	Total number of employees		17,616		20,387
	Total number of employees reported/trained	322	322	20,387	19,587
	Percentage of employees reported/trained (%)	2%	2%	100%	96%
Operating	Total number of employees		87,045		77,582
	Total number of employees reported/trained	17	17	75,477	75,477
	Percentage of employees reported/trained (%)	0%	0%	97%	97%
TOTAL	**Total number of employees**		**108,234**		**101,608**
	Total number of employees reported/trained	**654**	**654**	**99,503**	**98,539**
	Percentage of employees reported/trained (%)	**1%**	**1%**	**98%**	**97%**

* Data consider active employees until December 2018, noting that new employees have 30 days to do the training related to Compliance.

SIGNIFICANT FINES DUE TO NON-COMPLIANCE WITH LAWS AND REGULATIONS IN THE SOCIAL AND ECONOMIC SPHERES (R$ MILLION)[1]

	2016	2017	2018[2]
Monetary value of significant fines paid in the period of the year	1,167,369.05	745,274.14	3,580,940.96
Monetary value of significant fines received in the period of the year, and may or may not still be appealed.	793,600.00	561,079.00	776,000.00
TOTAL	**1,960,969.05**	**1,306,353.14**	**4,356,940.96**

1 The information provided includes data and facts at the national level. The 2018 targets for Labor Litigation were met. By 2019, the targets for litigation are: reduction of liabilities and reduction of financial impact.

2 In 2018, 3 non-monetary sanctions were also received due to non-compliance with laws and regulations in the social and economic sphere, referring to three partial prohibitions to correct items of labor legislation.

Animal welfare GRI FP11

PERCENTAGE AND TOTAL NUMBER OF ANIMALS RAISED AND/OR PROCESSED, BY SPECIES, TYPE OF BREEDING AND TYPE OF HOUSING

Type of housing	2016	2017	2018	2016	2017	2018	2016	2017	2018
	Turkeys (%)			Pigs (%)			Chickens (%)		
Negative Pressure	34	40	7	0	0	0	34	31	30
Positive Pressure	66	60	93	0	0	0	41	34	33
Dark House	0	0	0	0	0	0	25	35	37
Collective Gestation	0	0	0	20	27	31	0	0	0
Individual Gestation	0	0	0	80	73	69	0	0	0

* Below is the explanation for the above-mentioned terms:
- Negative pressure: aviaries with yellow or blue curtains, with or without cooling in the air intake and with nebulizers, or aviaries with black/silver curtains without cooling and with nebulizers. In this system, greater control of temperature and humidity is possible, offering birds a better comfort condition throughout life.
- Positive pressure: aviaries working with curtains open using the maximum of the natural condition of the environment. In the first days of the lot, equipment is used to heat the installation, providing thermal comfort to the chicks. At high temperatures, they use fans and nebulizers to aid in room conditions. They provide an environment closer to the animals' usual environment.
- Dark house: Aviaries with black curtains x silver and the presence of a cooling system (equipment to cool the environment) and nebulizers. They work with the curtains closed; the air enters through one end and is forced out by the opposite end. In this system, the lighting is supplied and controlled by the producer in order to guarantee the best condition for the animals in the different stages of production. Provides better control over the temperature and ventilation of the facility, ensuring the birds are in thermal comfort.
- Collective gestation: the matrices remain the gestation period in collective bays (in a group) with freedom of movement and to express their natural characteristics.
- Individual gestation: the matrices remain the gestation period in individual bays. In spite of limiting the space of the matrices, this practice facilitates the individual control of the pregnant matrices and provides conditions to avoid quarreling among the animals.

Natural capital GRI 302-1, 305-7, 303-3, 303-2, 306-5

FUEL CONSUMPTION FROM NON-RENEWABLE SOURCES (GJ)[1]

	2016	2017	2018
BPF	178,710.10	76,513.32	16,555.46
Diesel Oil	110,380.87	68,120.95	101,749.54
Natural Gas	184,186.94	881,504.50	533,669.81
Gasoline	144.64	852.21	120,879.16
GLP	585,322.59	513,963.70	431,796.60
Shale	99,716.27	92,873.61	80,246.23
TOTAL	**1,158,461.41**	**1,633,828.29**	**1,284,896.81**

1 The methodology for calculating the data followed the Corporate Standard of Energy Excellence. Data from Brazil and Turkey were considered.

CONSUMPTION OF FUELS FROM RENEWABLE SOURCES (GJ)[1]

	2016	2017	2018
Cane alcohol	40.18	5.73	195,902.99
Biodiesel	0.00	0.00	5,196.09
Vegetable or animal oil	227,357.03	195,083.91	48,927.57
Palm Kernel Shell	57,176.93	16,705.00	n.a.[2]
Biomass (reforestation wood) [3]	22,670,371.32	22,445,697.90	18,437,766.29
TOTAL	**22,954,945.46**	**22,657,492.54**	**18,687,792.94**

1 The methodology for calculating the data followed the Corporate Standard of Energy Excellence. Data from Brazil and Turkey were considered.

2 Not applicable, as it referred to consumption in Thailand.

3 As of 2018, we will report all wood fuels as Biomass (reforestation wood).

ENERGY CONSUMED (PURCHASED) FROM NON-RENEWABLE SOURCES (GJ)[1]

	2016	2017	2018
Natural Gas	403,064.07	513,693.72	150,617.58
Oil	82,432.84	146,618.04	122,585.03
Nuclear	15,530.83	4,093.76	2,054.96
Mineral Coal	268,427.45	229,411.27	163,577.19
TOTAL	**769,455.19**	**893,816.79**	**438,834.77**

1 The methodology for calculating the data followed the Corporate Standard of Energy Excellence. Data from Brazil and Turkey were considered. For the decomposition of electric energy sources, the latest information provided by the energy agencies of the countries was considered.

ENERGY CONSUMED (PURCHASED) FROM RENEWABLE SOURCES (GJ)[1]

	2016	2017	2018
Hydropower	6,195,891.59	7,404,013.34	7,125,345.41
Biomass	222,807.26	154,994.21	132,132.50
Wind	77,654.13	79,580.48	70,475.61
Photovoltaic	1,202.45	6,681.31	15,582.23
Geothermal	0.00	11,848.73	8,453.08
TOTAL	**6,497,555.43[2]**	**7,657,118.07**	**7,351,988.83**

1 The methodology for calculating the data followed the Corporate Standard of Energy Excellence. Data from Brazil and Turkey were considered. For the decomposition of electric energy sources, the latest information provided by the energy agencies of the countries was considered.

SIGNIFICANT ATMOSPHERIC EMISSIONS (TONS)[1,2]

	2016	2017[3]	2018
NOx	1,285.28	i.n.d.	1,325.02
SOx	131.42	i.n.d.	140.94
Persistent organic pollutants (POP)	–	i.n.d.	–
Volatile Organic Compounds (COV)	–	i.n.d.	–
Hazardous Atmospheric Pollutants (HAP)	–	i.n.d.	–
Particulate matter (MP)	2,323.71	i.n.d.	2,208.70
CO	5,530.05	i.n.d.	9,697.63
HC	–	i.n.d.	–

1 Data consider emissions from Brazil, Kizad and Turkey.

2 Data collection methodologies follow the following standards: Sampling: NBR 10700 - Pipeline and stationary sample sampling planning; NBR 10701- Determination of sampling points in ducts and chimneys of stationary sources; NBR 12020- Gaseous effluents in pipelines and stationary source chimneys - Calibration of the equipment used in sampling. Flow and Humidity: NBR 11967- Gaseous effluents in pipelines and stationary source chimneys – Determination of humidity; NBR 10702 – Gaseous effluents in duct and chimneys of stationary sources – Determination of molecular mass on a dry basis; NBR 11966 – Effluents in pipelines and chimneys of stationary sources – Determination of speed and Flow.

3 Significant atmospheric emissions information for 2017 is not available.

EMISSIONS - SUBSTANCES THAT WIPE OUT THE OZONE LAYER (SDO) - HCFC* GRI 305-6


2016
1,720.47
2017
1,004.04
2018
906.76

*Data not audited yet

RECYCLED AND REUSED WATER*

	2016	2017	2018
Total amount of water recycled by the organization (m³)	8,376,260.93	7,218,991.68	945,776.00
Total amount of water reused by the organization (m³)	13,730,264.45	5,403,590.53	5,988,409.50
Total amount of water recycled and reused by the organization (m³)	22,106,525.38	12,622,582.21	6,934,185.50
Total amount of water withdrawn (m³)	61,082,557.42	65,786,767.58	61,424,342.63
Ratio of the volume of water reused and recycled by the total volume of fresh water withdrawn (%)	36.19%	19.19%	11.29%

* The water reuse decreased because the units stopped with the reuse, due to productive process issues. Data reported by the units.

BODIES OF WATER AND RELATED HABITATS SIGNIFICANTLY AFFECTED BY DISPOSALS AND/OR WATER WITHDRAWAL*

Unit	Source of consumption/withdrawal of water	Collection (m³)	Source flow (m³/s)
Concórdia	Queimados River	3,543,908.90	14,065,056
Capinzal	Santa Cruz River	2,887,795.00	13,140,000
Chapecó	São José River	3,323,458.90	14,941,757
Carambeí	São João River	2,580,075.62	17,250,192

*The criterion for defining this list as affected sources was the withdrawal of more than 5% of the total flow of the source (river) and withdrawals from water bodies that are considered, by experts, as particularly sensitive, due to their relative size, role or system condition that is rare, threatened or endangered – or because of the support they provide to a specific species of plant or endangered animal. One may notice that the water discharges are carried out in the same water bodies listed. Rio Santa Rosa, Marau River, Dourados were not reported because there is no catch above 5% of the average river flow and also because they do not fit the other indicator criteria. The Cuiabá River will no longer be reported, due to the demobilization of the Várzea Grande unit. Rio Iguaçu was excluded, as it was not considered a significantly affected source. The company is reviewing the water vulnerability analysis of its operations and related water sources, and the results will be published in the next RA cycle. There is no information on the value of biodiversity related to water bodies and the value of water bodies for local communities and indigenous peoples. In Brazil, all rivers are classified as a permanent protection area.

Credits

GENERAL PROJECT COORDINATION – BRF
Vice Presidency of Finance and Investor Relations

SUSTAINABILITY MANAGEMENT
GRI CONSULTANCY, COORDINATION
EDITORIAL, CONTENT AND DESIGN
Report Sustentabilidade

PHOTOS BY
Camila Picolo
Laio Rocha
Leonardo Wen
Acervo BRF

INFOGRAPHIC BY
Cássio Bittencourt

TYPOGRAPHIC FAMILY
Gotham

TYPOGRAPHIC FAMILY
Ana Paula Cardoso